UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐  Preliminary Proxy Statement

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Under Rule 14a-12

Instinet Group Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: $208,753

(2) Form, Schedule or Registration Statement No.: Schedule 14A (000-32717)

(3) Filing Party: Instinet Group Incorporated

(4) Date Filed: June 13, 2005

3 Times Square

New York, New York 10036

Dear Stockholder:

On April 22, 2005, we entered into a merger agreement with The Nasdaq Stock Market, Inc., pursuant to which a wholly-owned subsidiary of Nasdaq will merge with and into Instinet, with Instinet surviving as a wholly-owned subsidiary of Nasdaq. As a result of the merger, you will no longer have an ownership interest in Instinet and your shares of Instinet common stock will be converted into the right to receive a certain amount of cash.

The total consideration to be paid by Nasdaq to Instinet stockholders in the merger is approximately $1.769 billion (which reflects a reduction in the merger consideration to account for the $0.32 dividend per share declared by the Instinet board of directors in connection with the completion of the sale of Instinet’s Lynch, Jones & Ryan, Inc. subsidiary to the Bank of New York on July 1, 2005). We currently estimate that each of your shares of Instinet common stock will be converted into the right to receive approximately $5.10 in cash per share pursuant to the merger. This estimate is based on certain assumptions and subject to certain adjustments as set forth in this proxy statement. The exact amount you will receive for each of your shares of Instinet common stock will be determined after the stockholders’ meeting to vote on the merger described below and immediately prior to the effective time of the merger. You may also be entitled to receive additional consideration for your shares of Instinet common stock in connection with the proposed settlement of certain litigation, as set forth in this proxy statement. On April 21, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $5.70 per share. The receipt of cash for your shares of Instinet common stock in the merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

We will hold a special meeting of our stockholders at our offices located at 3 Times Square, New York, New York, on Wednesday, September 21, 2005, at 2:00 p.m. Eastern time. At the special meeting, we will ask you to adopt this merger agreement. Your vote is important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by telephone or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by either of these methods will ensure that you are represented at the special meeting even if you are not there in person.

Our board of directors has determined that the merger agreement is advisable, fair to and in the best interests of our stockholders. Accordingly, the board has approved the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. After you have reviewed the enclosed materials, please vote as soon as possible.

Sincerely,

Ian Strachan	Edward J. Nicoll
Chairman	Chief Executive Officer

This proxy statement is dated August 31, 2005 and is first being mailed to stockholders on or about August 31, 2005.

INSTINET GROUP INCORPORATED

3 Times Square

New York, New York 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 21, 2005

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Instinet Group Incorporated will be held at our offices located at 3 Times Square, New York, New York, on Wednesday, September 21, 2005, at 2:00 p.m. Eastern time to consider and vote upon: (1) a proposal to adopt the Agreement and Plan of Merger, dated as of April 22, 2005, by and among Instinet, The Nasdaq Stock Market, Inc., and Norway Acquisition Corp., a wholly-owned subsidiary of Nasdaq, pursuant to which Instinet will become a wholly-owned subsidiary of Nasdaq, and (2) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only stockholders who held shares of record as of the close of business on August 26, 2005 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or voting instructions as soon as possible. You can vote your shares prior to the special meeting by telephone or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by either of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

A list of stockholders entitled to vote at the special meeting will be available for examination, for any purpose relevant to the special meeting, at our main offices during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

The affirmative vote of the holders of a majority of our outstanding common stock entitled to vote at the special meeting is required to adopt the merger agreement. As of August 26, 2005, the record date for the special meeting, Reuters Group PLC was the beneficial owner of approximately 62.0% of our outstanding common stock and has agreed in a support agreement with Nasdaq, among other things, to vote all of these shares in favor of adopting the merger agreement. Approval of the merger is therefore assured, unless the board of directors changes its recommendation that stockholders adopt the merger agreement (at which point Reuters is no longer obligated to vote in favor of the merger) or takes certain other actions, or the support agreement is terminated.

You may revoke a proxy at any time before we vote it at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone, by attending the special meeting and casting your vote by ballot at the special meeting or by submitting a written revocation to our Corporate Secretary, Legal Department, before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or the Internet.

Instinet stockholders who do not vote in favor of the adoption of the merger agreement have the right under Delaware law to dissent from the merger and exercise appraisal rights for those shares, but only if they comply with the requirements of Delaware law.

By the Board of Directors

Ian Strachan	Edward J. Nicoll
Chairman	Chief Executive Officer

New York, New York 10036

August 31, 2005

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place at 3 Times Square, New York, New York on Wednesday, September 21, 2005, at 2:00 p.m. Eastern time.

Q.	What matters will we be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What is the required vote to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must approve the related proposal being submitted to stockholders. Each share of our common stock is entitled to one vote.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on August 26, 2005, the record date for the special meeting, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote will be available at our offices located at 3 Times Square, New York, New York for ten days prior to the special meeting and at the special meeting location during the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares “FOR” these matters.

Q.	How many shares can vote?

A.	On the record date for the special meeting, there were 512 stockholders of record, holding an aggregate of 340,572,707 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting. There were, therefore, a total of 340,572,707 eligible votes as of the record date. A quorum requires the presence at the special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the special meeting.

Q.	If my shares are held in “street name” by my bank, brokerage firm or nominee, will my broker automatically vote my shares for me?

A.	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you.

Q.	What if I abstain from voting or fail to instruct my broker on how to vote on the merger proposal?

A.	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote against the merger.

Q.	Can I revoke my proxy?

A.	Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, New York 10036, that you are revoking your proxy, or by voting in person at the special meeting.

Q.	Can I vote in person at the special meeting?

A.	Persons who submit a proxy or voting instructions need not vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q:	Who can attend the special meeting?

A:	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 26, 2005. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, you will receive written instructions for returning your Instinet stock certificates. These instructions will tell you how and where to send your Instinet stock certificates in order to receive the merger consideration.

Q:	Who are the largest principal stockholders?

A:	Based upon filings with the Securities and Exchange Commission, we are aware that as of the record date for the special meeting, the following chart indicates the beneficial owners of more than 5% of our outstanding common stock.

	Number of shares beneficially owned	Percentage of Instinet Common Stock
Reuters Group PLC 85 Fleet Street London EC4P 4AJ	210,725,585	62.0%

In connection with the execution of the merger agreement, Reuters entered into a support agreement with Nasdaq, pursuant to which, among other things, Reuters agreed to vote in favor of the merger and agreed not to dispose of any of its Instinet common stock prior to the consummation of the merger. If our board of directors changes its recommendation that stockholders adopt the merger agreement or takes certain other actions, Reuters is no longer obligated to vote in favor of the merger. The support agreement will terminate upon the earliest of the termination of the merger agreement, the effective time of the merger and an amendment to the merger agreement that is materially adverse to Reuters.

The effect of the support agreement is that approval of the proposal to adopt the merger agreement is assured unless our board of directors changes its recommendation that stockholders adopt the merger agreement or takes certain other actions or the support agreement is terminated prior to the special meeting.

Q:	What will I receive in exchange for my shares?

A:	If we complete the merger, you will have the right to receive the merger consideration unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration. The exact amount of cash that you will receive for each share of our common stock you hold will not be known at the time of the special meeting to vote upon the proposed merger. This amount will be determined after the effective time of the merger based on a formula set forth in the merger agreement and described in this proxy statement. Each of your shares of our common stock will be converted into the right to receive approximately $5.10 per share, based on certain assumptions and subject to certain adjustments as set forth in this proxy statement. You may also be entitled to receive additional consideration for your shares of Instinet common stock in connection with the proposed settlement of certain litigation, as set forth in this proxy statement.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger during the fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.

Q:	What if I object to the merger?

A:	Under Delaware law, you have the right to seek appraisal of the fair value of your Instinet common stock as may be determined by the Delaware Court of Chancery if the merger is completed. However, you must follow the procedures under Delaware law explained in this proxy statement in order to do so. In order to preserve your appraisal rights, Delaware law requires, among other things, that you do not vote in favor of the adoption of the merger agreement at the special meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our Investor Relations Department at 3 Times Square, New York, New York 10036, telephone: (212) 231-5022.

SUMMARY

This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as an Instinet stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you.

The Merger (pages 11 and 31 and Appendix A)

If the merger is completed, Instinet will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Nasdaq. As a result of the merger, you will no longer have an ownership interest in Instinet and your shares of Instinet common stock will be converted into the right to receive the merger consideration.

You Will Have The Right To Receive Approximately $5.10 For Each Of Your Shares of Instinet Common Stock (pages 31 and 50)

If we complete the merger, you will have the right to receive the merger consideration unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration. The exact amount of cash that you will receive for each share of our common stock you hold will not be known at the time of the special meeting to vote upon the proposed merger. This amount will be determined after the stockholders’ meeting to vote on the merger and immediately prior to the effective time of the merger based on a formula set forth in the merger agreement and described in this proxy statement. Each of your shares of our common stock will be converted into the right to receive approximately $5.10 in cash per share, based on certain assumptions and subject to certain adjustments as set forth in this proxy statement. You may also be entitled to receive additional consideration for your shares of Instinet common stock in connection with the proposed settlement of certain litigation, as set forth in this proxy statement.

The Merger Will Generally Be A Taxable Transaction (page 22)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Our Board Of Directors Recommends That Stockholders Vote “FOR” The Merger (page 15)

Our board of directors, by a unanimous vote of directors present (except for Edward J. Nicoll, our Chief Executive Officer, who abstained due to his potential additional interests in the transaction, as we discuss in this proxy statement), has determined that the merger agreement is advisable, fair to and in the best interests of our stockholders and has approved the merger agreement. Our board of directors recommends that you vote “FOR” adoption of the merger agreement at the special meeting.

Our Board Of Directors Received From Our Financial Advisor An Opinion Regarding The Fairness, From A Financial Point Of View, Of The Merger Consideration (page 18 and Appendix B)

In connection with the merger, UBS Securities LLC delivered to the board an opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock (other than Reuters and its affiliates). The full text of UBS’ written opinion, dated April 22, 2005, is attached to this proxy statement as Appendix B. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was delivered to our board in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger. Under the terms of its engagement, we have agreed to pay UBS for its financial advisory services in connection with the transactions contemplated by the merger agreement an aggregate fee currently estimated to be approximately $12.8 million, approximately $2.8 million of which was payable in connection with UBS’ opinion.

Certain Members Of Our Management Have Financial Interests In Nasdaq’s Sale Of Certain Assets To Silver Lake (page 26)

Immediately following consummation of the merger, Nasdaq has agreed to sell to an affiliate of Silver Lake Partners, L.P., which we refer to as the “SLP acquisition vehicle,” our institutional brokerage business and certain corporate-level assets, and the SLP acquisition vehicle has agreed to assume the liabilities of the institutional brokerage business, as well as substantial additional liabilities not directly related to the institutional brokerage business. Silver Lake is a leading private equity firm focused exclusively on large-scale investing in technology and related growth industries. Silver Lake was previously one of our stockholders and, until December 2003, had a representative on our board of directors. The purchase price in this transaction is $207.5 million, subject to certain adjustments. Some members of our management, including Mr. Nicoll (our Chief Executive Officer), have a financial interest in this transaction, and are expected to be employed in this institutional brokerage business after the closing of the Nasdaq-Silver Lake transaction, which we refer to as the “institutional brokerage transaction.”

The Completion Of The Merger Depends On Satisfaction Or Waiver Of A Number Of Conditions (page 41)

The completion of the merger depends on a number of conditions being satisfied or waived, including adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals for the merger and for the institutional brokerage transaction, and the completion of the sale of our Lynch, Jones and Ryan, Inc. subsidiary to The Bank of New York, which we refer to as the “LJR transaction.” We completed the LJR transaction on July 1, 2005.

We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger during the fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.

The Merger Agreement May Be Terminated Under Some Circumstances (page 42)

We and Nasdaq may mutually agree to terminate the merger agreement at any time without completing the merger, even after we receive stockholder approval. The merger agreement may also be terminated prior to the completion of the merger:

•	by either Nasdaq or us if:

(1) we do not complete the merger by April 22, 2006, if the terminating party’s breach is not the cause of the failure of the merger to be consummated;

(2) our stockholders shall not have adopted the merger agreement at the special meeting; or

(3) an order, decree or other ruling permanently enjoining or otherwise prohibiting the consummation of the merger has been issued and shall have become final and non-appealable;

•	by us, provided that we are not in material breach of any of our representations, warranties, covenants or agreements in the merger agreement, if:

(1) there has been a material breach by Nasdaq, or any of their representations and warranties have become materially untrue or incorrect, such that the conditions to the completion of the merger could not be satisfied (and the breach is not cured within 30 calendar days following receipt of written notice from us or within such longer period to which we agree during which Nasdaq is using reasonable best efforts to cure the breach). See “THE MERGER AGREEMENT—Conditions to the Merger;”

(2) our board of directors exercises certain termination rights relating to an alternative acquisition proposal. See “THE MERGER AGREEMENT—Covenants—No Solicitation of Acquisition Proposals;” or

(3) 60 days following the date that all regulatory approvals for the merger have been obtained and certain other conditions to the closing of the merger have been satisfied, if the regulatory approvals for the institutional brokerage transaction have not been obtained. See “THE MERGER—The Institutional Brokerage Transaction Agreement;”

•	by Nasdaq, provided that it is not in material breach of any of its representations, warranties, covenants or agreements in the merger agreement, if:

(1) our board of directors withdraws, qualifies or modifies in a manner adverse to Nasdaq its approval of the merger agreement or its recommendation to our stockholders to adopt the merger agreement, or approves or recommends an alternative acquisition proposal, or resolves to do any of the foregoing; or

(2) there has been a material breach by us, or any of our representations and warranties have become materially untrue or incorrect, such that the conditions to the completion of the merger could not be satisfied (and the breach is not cured within 30 calendar days, or if we are using reasonable best efforts to cure the breach, within 60 calendar days). See “THE MERGER AGREEMENT—Conditions to the Merger.”

We May Be Obligated To Pay A Termination Fee To Nasdaq Under Some Circumstances (page 43)

We must pay Nasdaq a termination fee of $66.5 million if:

•	Nasdaq terminates the merger agreement because our board of directors withdraws or modifies its approval of the merger agreement in a manner adverse to Nasdaq or its recommendation to our stockholders or recommends certain alternative acquisition proposals (which include mergers, consolidations or purchases of our equity or assets that account for more than 25% of our consolidated assets, net income or net revenues, excluding our Lynch, Jones and Ryan, Inc. subsidiary) or resolves to do any of the foregoing;

•	we terminate the merger agreement in accordance with certain provisions relating to the receipt of an alternative acquisition proposal. See “THE MERGER AGREEMENT—Covenants—No Solicitation of Acquisition Proposals;” or

•	we or Nasdaq terminate the merger agreement because:

•	the adoption of the merger agreement by our stockholders has not been obtained at the special meeting;

•	at or prior to the special meeting, a third party has made public and not withdrawn an acquisition proposal (substituting 50% for the 25% threshold in the definition of acquisition proposal). See “THE MERGER AGREEMENT—Covenants—No Solicitation of Acquisition Proposals;” and

•	within six months of termination of the merger agreement, we enter into an agreement with respect to such a proposal.

The amount of this termination fee may be reduced in connection with the proposed settlement of certain litigation. See “LITIGATION.”

Our Directors And Executive Officers Have Financial Interests In The Merger That Are Different From Your Interests (page 26)

Our executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of our stockholders. These interests include:

•	the rights of certain members of management, including Mr. Nicoll (our Chief Executive Officer) to receive certain equity interests, including incentive equity compensation, in addition to salary and other customary employment benefits, in connection with the institutional brokerage transaction and to invest in the convertible notes and warrants issued by Nasdaq to Silver Lake in connection with Nasdaq’s financing of the merger. The acquisition vehicle for the institutional brokerage transaction will be primarily owned by Silver Lake, with members of our management expected to own between 7% and 13% depending on the ultimate purchase price paid by Silver Lake;

•	the rights of our executive officers and directors in respect of outstanding stock options and compensatory stock unit awards under our equity-based plans, which options and awards will vest and be cancelled upon completion of the merger in exchange for consideration based on the per share merger consideration; and

•	the various agreements that Reuters, which currently designates three members of our board of directors and is our majority stockholder, has entered into with Nasdaq, Silver Lake and us, including with respect to Reuters’ support of the merger, and certain post-closing business arrangements between the institutional brokerage business and Reuters.

Also, following completion of the merger, Nasdaq will indemnify and provide directors and officers insurance for our directors and officers for customary events occurring at or prior to the merger, including those that are related to the merger agreement.

We And The Other Parties To The Merger Agreement Have Agreed To Use Commercially Reasonable And Good Faith Efforts To Obtain Certain Regulatory Approvals (page 23)

We and the other parties to the merger agreement have agreed to use our commercially reasonable and good faith efforts to complete the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement, including promptly filing all notices, registrations, declarations, applications or other documents as may be necessary to consummate these transactions. These approvals include the approval of the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the required notices include notices to various other state and foreign regulatory authorities and self-regulatory organizations, including the SEC, the New York Stock Exchange, Inc. and the National Association of Securities Dealers. The filing of these applications and notices has been, or will promptly be, completed. We cannot be certain when or if these required approvals will be obtained or what conditions these approvals might include.

Stockholders Who Dissent From The Merger Will Have Appraisal Rights In The Merger (page 44 and Appendix C)

Under Delaware law, in the event the merger is completed and you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, with interest, in lieu of the merger consideration.

THE COMPANIES

Instinet Group Incorporated

3 Times Square

New York, New York 10036

(212) 310-9500

We are the largest global electronic agency securities broker and have been providing investors with electronic trading solutions and execution services for more than 30 years. We operate through two business segments: (1) INET, the electronic marketplace, our alternative trading system and electronic communications network that provides our U.S. broker-dealer customers trade execution and routing services and is one of the largest liquidity pools in Nasdaq-listed securities and (2) Instinet, the Institutional Broker, our global electronic agency securities broker that services our institutional customers. Lynch, Jones & Ryan, Inc., our commission recapture subsidiary, and Bridge Trading Company are also part of Instinet.

We were founded in 1969 and, although continuously headquartered in New York, New York since then, were a wholly-owned subsidiary of Reuters Group PLC from May 1987 until our initial public offering in May 2001. As of the record date for the special meeting, Reuters beneficially owned approximately 62.0% of our outstanding common stock. Shares of our common stock are listed on The Nasdaq National Market (ticket symbol: INGP). Our website address is www.instinetgroup.com.

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

Nasdaq is a leading provider of securities listing, trading, and information products and services. Nasdaq’s revenue sources are diverse and include revenues from transaction services, market data products and services, listing fees, and financial products. Nasdaq operates The Nasdaq Stock Market®, the largest stock-based equity securities market in the United States, both in terms of number of listed companies and traded share volume. As of December 31, 2004, Nasdaq was home to 3,271 listed companies with a combined market capitalization of over $3.7 trillion. Nasdaq also operates the Nasdaq Market CenterSM, which provides market participants with the ability to access, process, display and integrate orders and quotes in The Nasdaq Stock Market® and other national stock exchanges. Shares of Nasdaq common stock are listed on The Nasdaq National Market® (ticker symbol: NDAQ). Nasdaq’s website address is www.nasdaq.com.

Norway Acquisition Corp.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

Norway (Merger Sub) is a wholly-owned subsidiary of Nasdaq organized under the laws of Delaware. It was incorporated solely for the purposes of the merger and is engaged in no other business.

THE SPECIAL MEETING

The Proposal

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting to be held at 3 Times Square, New York, New York on Wednesday, September 21, 2005, at 2:00 p.m., Eastern time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, by and among Instinet, Nasdaq and Merger Sub, dated as of April 22, 2005. A copy of the merger agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 31, 2005. You also will be asked to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Voting

The holders of record of our common stock as of the close of business on the record date for the special meeting, which was August 26, 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 340,572,707 shares of our common stock outstanding.

The holders of a majority of the shares of our common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, are effectively votes against the merger. Record holders may vote their shares of our common stock in any of three ways:

•	by completing and returning the enclosed proxy card by mail;

•	by appointing a proxy to vote your shares by telephone, as outlined on the enclosed proxy card; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,744,358 shares of our common stock, entitling them to exercise less than 1% of the voting power of our common stock entitled to vote at the special meeting. These executive officers and directors have indicated that they intend to vote in favor of the proposals.

As of the record date, Reuters beneficially owned an aggregate of 210,725,585 shares of our common stock, entitling them to exercise approximately 62.0% of the voting power of our common stock entitled to vote at the special meeting, and has agreed to vote these shares in favor of the merger pursuant to a support agreement with Nasdaq. As such, adoption of the merger agreement at the special meeting is assured, unless:

•	the board of directors changes its recommendation that stockholders adopt the merger agreement or takes certain other actions, at which point Reuters is no longer obligated to vote in favor of the merger unless and until the board withdraws its change in recommendation; or

•	the support agreement is terminated prior to the special meeting.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal. If you vote your shares of our common stock by telephone, your shares will be voted at the special meeting as instructed.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to our Corporate Secretary, Legal Department, at 3 Times Square, New York, New York 10036;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail or by telephone; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, by mail, on the Internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding Instinet shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

THE MERGER

Background of the Merger

Our board of directors has periodically discussed and reviewed our business, strategic direction, performance and prospects in the context of developments in the securities brokerage industry and the competitive landscape in the markets in which we operate. Our board has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance our competitive strengths and strategic position.

Prior to Fall 2004

From time to time, our board has discussed the potential consolidation in the electronic communications networks industry and the impact that the consolidation would have on us. Our board also generally discussed potential business combinations, both involving the company and not involving the company, and their potential impact on us. Between August 2003 and the summer of 2004, our board of directors and management, with the assistance of UBS Securities LLC, which we had retained as our financial advisor, evaluated several alternative transactions, including acquisitions and divestitures.

Fall 2004

After continued evaluation of potential strategic alternatives and the business trends in the equity trading industry, including, but not limited to our electronic communications network (ECN), beginning in the fall of 2004, discussions between our board of directors and management addressed the possibility of a sale of one or more divisions of our company, or our company as a whole. The board noted that the sale of one or more of the businesses without a sale of the whole company would likely trigger substantial corporate level taxes in addition to any stockholder-level tax with respect to the distribution of any proceeds from the sale. Our board of directors determined that senior management should further develop these possibilities and report back to the board.

Subsequently, discussions at our company regarding potential transactions continued. Alternative transaction structures were considered. However, our board believed that it would generally be preferable for tax and other reasons to sell the company as a whole. Management noted that, given our mix of businesses, there might not be any bidders that would want to acquire the entire company.

On October 21, 2004, our board determined, in consultation with management and our financial advisor, that a targeted solicitation process should be undertaken in which indications of interest from companies considered to be likely potential acquirors or strategic partners would be solicited for all or part of our business. The targeted process was to be a two-step process involving, first, requesting that potentially interested parties provide non-binding indications of interest and, thereafter, if our board authorized the next phase of the process, selected potential bidders would be invited to perform due diligence and submit final binding proposals. During this process, we held discussions with a total of 24 companies, 21 of which, including Nasdaq and an affiliate of our financial advisor (which did not submit a bid), signed confidentiality agreements. Each of the potential bidders which signed a confidentiality agreement was sent a confidential information memorandum that contained financial and other information about our businesses. We noted to these parties that while we had a strong preference to sell the company in a single transaction, we would also entertain proposals for specific parts of our business. Candidates were invited to submit preliminary non-binding indications of interest by December 20, 2004.

On November 23, 2004, in response to press speculation, Reuters issued a press release stating that Reuters and our company were exploring strategic alternatives for our company.

During the fall, our management, with the assistance of Wachtell, Lipton, Rosen & Katz, our legal counsel, and UBS, considered a number of alternative transaction structures which could be pursued. These alternatives included a possible extraordinary cash dividend from our cash on hand in excess of our anticipated operating needs, a possible “Morris Trust” transaction in which one or more of our businesses would be spun off to our stockholders and a stock-for-stock merger would occur with respect to part of our business, and a straight spin-off that would allow us to separate our ECN and institutional brokerage businesses into two separate publicly traded companies. Management and our advisors provided periodic reports to our board of directors regarding these alternative transactions.

Winter 2004/2005

In late December 2004, three companies (including Nasdaq) submitted bids for INET. The Bank of New York submitted the only proposal for the separate purchase of our Lynch, Jones and Ryan, Inc. subsidiary. No bid was received for our institutional brokerage business or for the company as a whole. Nasdaq indicated in its proposal that, although its ultimate intention was to acquire INET, it would consider a transaction for the whole company.

On December 22, 2004, at a special meeting of our board, UBS updated our board of directors on the solicitation process, including the companies which had been contacted and their stated level of interest. Our board discussed with management and our advisors the institutional brokerage business, its ability to operate on its own and its competitive position in the marketplace as well as the board’s concerns as to whether this business would be viable on a stand-alone basis. Based on this meeting, management developed further detail on possible alternative transactions and transaction structures, and we commenced the next phase of the process. In accordance with our board’s directions, our financial advisor held discussions with the bidders concerning various elements of their proposals and reemphasized our board’s preference to sell the entire company in one transaction. The next phase of the process included more extensive due diligence on our business by potential interested parties.

In January 2005, based on the indications of interest received for the different parts of our company, management proposed, and our board agreed, that we should explore the sale of LJR and INET as separate entities. There appeared to be only limited interest by others in purchasing the remaining institutional brokerage business and the possibility of operating that business as a separate entity was discussed. At our board’s direction, our financial advisor continued to attempt to solicit bids for the institutional brokerage business. On January 19, 2005, we received a preliminary indication of interest from a bidder for the institutional brokerage business and sent to the bidder a confidential information memorandum. The bidder began conducting diligence on the institutional brokerage business shortly thereafter.

At meetings of our board in late January and mid-February 2005, discussions continued, with management providing updates on the process and the board discussing recent developments in our businesses.

Shortly thereafter, in response to our board’s continuing preference to sell our company in a single transaction, we received a bid from Nasdaq to acquire the entire company. Nasdaq reiterated that its ultimate goal was to acquire INET, but that it was in discussions with certain financial partners (including Silver Lake) to purchase the institutional brokerage business and certain other assets from Nasdaq immediately following the sale of our company to Nasdaq. Nasdaq further stated that it did not have an interest in acquiring LJR, and that a sale of LJR to a third party would be a condition to any transaction with Nasdaq involving the whole company. Other bidders for INET also were encouraged to make bids for the entire company (and to find partners, if necessary, to do so).

The three bidders for INET or the whole company were sent a further instruction letter requesting that they provide definitive offers for INET by March 3, 2005. A form transaction agreement prepared by our legal advisor was also sent to these bidders. We also requested that Nasdaq provide a firmer offer for the entire company.

Spring 2005

In early March 2005, two of the three initial bidders for INET, including Nasdaq, submitted further proposals to acquire INET only, together with preliminary comments on the draft acquisition agreement. The third bidder did not submit a bid. Nasdaq also submitted an updated bid for the entire company (except for LJR), which, among other things, contemplated the sale of the institutional brokerage business to certain financial partners (including Silver Lake) prior to or simultaneous with Nasdaq’s purchase of the entire company and was contingent upon our willingness to negotiate with Nasdaq on an exclusive basis. Nasdaq reemphasized that its goal was ultimately to acquire INET.

In addition, in early March 2005, we sent a formal bid instruction letter to the sole bidder for the institutional brokerage business. Shortly thereafter, the sole bidder for the institutional brokerage business contacted our financial advisor and indicated that they were no longer interested in acquiring the institutional brokerage business and would not be submitting a written offer.

On March 16, 2005, at a special meeting of our board, Mr. Nicoll reviewed the current status of the bidding process and the bids that were received. Our board discussed the potential conflicts of interest for participating members of management should a sale of the whole company to Nasdaq be pursued, since Nasdaq’s financial partners were requiring that members of our senior management, including Mr. Nicoll, agree to invest in that transaction and enter into employment arrangements in connection with the subsequent sale of the institutional brokerage business and certain other assets by Nasdaq. Mr. Nicoll left the meeting and our board continued its discussion in executive session about the potential conflicts of interest. Our board considered whether it was advisable to pursue an exclusivity arrangement with any of the bidders, but concluded that it was not at that time appropriate to offer exclusive discussions to any party.

During March 2005, the two bidders that submitted further proposals to acquire INET in early March 2005 performed additional due diligence.

On March 23, 2005, we received an updated bid from Nasdaq for INET only and an updated bid from Nasdaq, together with Silver Lake only, for the entire company (excluding LJR). The remaining bidder for INET did not submit an updated bid at this time. We indicated to both bidders that they would need to raise their bids and requested that they submit their “best and final” bids by April 1, 2005.

On March 29, 2005, at a regular meeting of our board, Mr. Nicoll updated the board on the process and the status of the bids. The board discussed the substance of the bids for INET and LJR. Our board also again discussed with management issues relating to selling our institutional brokerage business, including the substantial restructuring costs that would need to be incurred in order to continue to operate profitably the institutional brokerage business on a stand-alone basis. Mr. Nicoll then left the meeting and the board discussed its continued belief that a sale of the whole company would maximize stockholder value in light of, among other things, the results of the sale process to date, tax and structural concerns related to the separate sale of our company’s three businesses, as well as the viability and future prospects of the institutional brokerage business as a stand-alone public company. The board concluded that it should again be emphasized to both bidders for INET that the board preferred a single transaction involving the whole company and that they should strongly consider bidding on this basis.

On April 1, 2005, we received a revised bid from Nasdaq, together with Silver Lake, for the entire company (excluding LJR). Nasdaq also submitted a draft exclusivity agreement. Despite attempts to encourage the second bidder to submit a revised bid by the deadline, the second bidder did not respond.

On April 3, 2005, at a special meeting of our board, Mr. Nicoll updated the board on the process and status of the bids. The board discussed extensively the bids for the entire company, INET and LJR, as well as the outstanding issues related to each. The board discussed the details of the Nasdaq bid for the entire company, including the bid price, the fact that Nasdaq’s bid was for both the institutional brokerage and INET businesses and the fact that the remaining bidder for INET had not submitted a bid by the deadline. Mr. Nicoll then left the meeting and the board again discussed the Nasdaq bid for the entire company, contractual issues, the nature of Nasdaq’s comments to the form of merger agreement and exclusivity with Nasdaq. After extensive discussion, our board authorized us to enter into exclusive discussions and negotiations with Nasdaq regarding a sale of the whole company if we were able to make additional progress with Nasdaq towards reaching agreement on certain economic and contractual terms.

On April 4, 2005, we entered into a two-week exclusivity agreement with Nasdaq with the objective of producing a definitive merger agreement for subsequent submission to our board of directors for approval. During this two-week period, certain members of our management and representatives of our legal and financial advisors began intensive meetings with members of Nasdaq’s management, and Nasdaq’s financial advisors and legal counsel, to negotiate a final form of merger agreement. At various times before and during this period, two members of our board also assisted in the negotiations. During this time, we also attempted to finalize the transaction terms for the sale of LJR to The Bank of New York.

On April 6, 2005, we received a revised bid from the second bidder for INET only. This bid was substantially below the value that Nasdaq placed on INET in its bid for the whole company on April 1, 2005. The bidder indicated that with time to conduct additional diligence and obtain a more complete understanding of our plans with respect to our other businesses, it might be in a position to further improve its offer. The letter contained various other conditions and was not a definitive proposal. Since we had entered into an exclusivity agreement with Nasdaq, we did not have any further communication with this bidder and continued our exclusive negotiations with Nasdaq.

On April 20, 2005, this second bidder for INET announced a business combination transaction with a third party that precluded it from entering into a transaction with our company.

On April 21, 2005, at a special meeting of our board, our board of directors met with management and our legal and financial advisors in order to evaluate the transaction with Nasdaq, as well as the proposed sale of LJR to The Bank of New York. Extensive discussion was had about the proposed sale of LJR to The Bank of New York. The board voted to approve the sale of LJR to The Bank of New York, subject to completion of the final transaction agreement. Mr. Nicoll updated the board on the status of the proposed sale of the company. Our financial advisor then reviewed its financial analysis of the merger consideration proposed in the transaction involving Nasdaq. Our legal counsel summarized legal and contractual issues relating to the proposed sale, including applicable regulatory requirements and certain other closing conditions to which the transaction is subject. The board determined that the negotiations between Nasdaq and Silver Lake regarding the sale of the institutional brokerage business were not sufficiently concluded to vote on the merger with Nasdaq and decided that it would reconvene the next morning.

Negotiations among us, Nasdaq, Silver Lake and Reuters (with respect to various transitional agreements which Nasdaq and Silver Lake requested of Reuters as well as the Reuters guaranty of our indemnity obligations in the LJR transaction) continued throughout the night of April 21st, and concluded in the morning of April 22, 2005. These negotiations included discussions between Ian Strachan, our Chairman, and the Chief Executive Officer of Nasdaq. In the early morning of April 22nd, a special meeting of our board of directors commenced for the purpose of evaluating the Nasdaq merger and the merger agreement. After an update from our legal and financial advisors, our board concluded that it would not vote on a possible Nasdaq transaction until the terms of the agreement between Nasdaq and Silver Lake were finalized. The board agreed to reconvene later that morning.

Our board reconvened later that day, with all but two directors present in person or by conference telephone. UBS then rendered to the board its oral opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than Reuters and its affiliates). UBS informed the board that its oral opinion would be confirmed by delivery of a written opinion, which was delivered to the board. A motion was made and seconded to adopt the resolutions with respect to a merger with Nasdaq and, by the unanimous vote of directors present at the time of the vote (except for Mr.

Nicoll, who abstained), our board, among other things, duly approved the merger and merger agreement and declared its advisability, directed that the merger agreement be submitted to our stockholders for adoption at a special meeting to be held for that purpose and recommended that our stockholders adopt the merger agreement at the special meeting. The two absent directors subsequently confirmed in writing that they agreed with the board’s actions with respect to the merger and the merger agreement.

Later on April 22, 2005, we entered into the merger agreement with Nasdaq, and the parties to various other related agreements, which we summarize in this proxy statement, entered into their respective agreements. Simultaneously, Nasdaq entered into an agreement to sell the institutional brokerage business and certain other assets to Silver Lake’s acquisition vehicle in the transaction, which we refer to as the SLP acquisition vehicle, for $207.5 million (subject to certain adjustments). We and The Bank of New York also entered into the LJR transaction agreement. The transaction was publicly announced later that day and, on April 25, 2005, we filed a Form 8-K with the SEC describing the transaction.

Other Recent Events

Our company and Nasdaq received an unsolicited letter, dated May 27, 2005, from Third Avenue Management LLC, one of our stockholders and who did not participate in the bidding process. In the letter, Third Avenue proposed to “stand in the shoes” of the SLP acquisition vehicle, to purchase the assets and liabilities of the institutional brokerage business from Nasdaq for $307 million in cash. The letter stated that the proposal was conditioned upon completion of due diligence to Third Avenue’s satisfaction, and that it was important that all concerned parties cooperate to make sure that no termination fee would be payable under the Nasdaq merger agreement in connection with the consummation of the Third Avenue proposal.

We reviewed the letter with our legal and financial advisors, and a special meeting of our board was scheduled to review and discuss the Third Avenue proposal, as well as our obligations under the Nasdaq merger agreement. Prior to the board meeting, we had discussions with Nasdaq and its advisors regarding the letter. Nasdaq indicated in these discussions that it was not in a position to pursue the Third Avenue proposal.

On June 8, 2005, at a special meeting of our board, the board reviewed and discussed the Third Avenue proposal and our obligations under the Nasdaq merger agreement together with our management and our legal and financial advisors. Our board was informed that the Third Avenue proposal, by its terms, was not a proposal to acquire 100% of our company, but only one of our businesses, and was preliminary and conditional in nature. After a general discussion of the letter and the Nasdaq merger agreement, Mr. Nicoll left the meeting. Our board concluded that it was restricted from pursuing the Third Avenue proposal under the terms of the Nasdaq merger agreement, but determined that further discussions should be held with Nasdaq prior to reaching a decision regarding the Third Avenue proposal. Two of our directors were not present at this meeting. Later in that same day, there were discussions between Mr. Strachan and the Chief Executive Officer of Nasdaq, as well as discussions among the various advisors. During these discussions, Nasdaq reiterated that it had contractual obligations to Silver Lake under the institutional brokerage transaction agreement, which it intended to honor, and that it was not in a position to pursue the Third Avenue proposal.

On June 9, 2005, at a special meeting of our board, Mr. Strachan summarized these further discussions with Nasdaq. Three of our directors were not present at this meeting. After further consideration, the board concluded, based on its review of the Third Avenue proposal, consideration of the terms of the Nasdaq merger agreement and the discussions with Nasdaq, that the merger with Nasdaq continued to be in the best interests of our stockholders and that the Third Avenue proposal was not reasonably likely to constitute a “superior proposal” as defined in the Nasdaq merger agreement and thus we were not in a position to pursue it.

On July 1, 2005, we completed the LJR transaction. On July 12, 2005, we declared a dividend of $0.32 per share of Instinet common stock in connection with the completion of the LJR transaction. Under the terms of the merger agreement with Nasdaq, the aggregate merger consideration to be paid by Nasdaq to our stockholders was reduced by the aggregate amount of this dividend.

Reasons for the Merger; Recommendation of Our Board of Directors

In connection with its evaluation of the merger, our board of directors reviewed and discussed the transaction with our management and legal and financial advisors. In reaching its conclusion to approve the merger agreement and declare that the merger is fair to, and in the best interests of, our stockholders, our board of directors considered a number of factors, including the following:

•	our board’s understanding of, and discussions with our management regarding, our business, operations, management, financial condition, earnings and prospects, and the risks and benefits of remaining independent;

•	our board’s knowledge of the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	the historical trading price of our common stock, including the fact that the per share cash merger consideration of $5.44 (which was estimated at the time of our board’s evaluation of the merger based on an expected closing date of September 30, 2005, and does not reflect a reduction to account for the $0.32 per share dividend) represents a premium of 12.6% over $4.83 per share, which was the closing price of our common stock on July 26, 2004 (the last trading day before Reuters, in publicly discussing its half-year results, made statements which were subsequently interpreted in a story in The Times of London to mean that Reuters was prepared to sell its holdings in our company, depending on an improvement in the performance of the electronic exchange and the clarification of our regulatory position);

•	the market price of our common stock on April 21, 2005 (the last full trading day prior to the public announcement of the merger agreement) was $5.70, which is $0.26 or 4.8% above the per share cash merger consideration of $5.44 (which was estimated at the time of our board’s evaluation of the merger based on an expected closing date of September 30, 2005, and does not reflect a reduction to account for the $0.32 per share dividend), having been influenced by press reports and other speculation that we would be acquired at a price substantially in excess of the merger consideration;

•	the merger consideration consists solely of cash and is not subject to any financing conditions;

•	the transaction is a purchase of our company as a whole;

•	the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the cash merger consideration;

•	the ability of our board, pursuant to the terms of the merger agreement, to evaluate an alternative acquisition proposal which may arise between the date of the merger agreement and the date of the special meeting, and, in certain circumstances, terminate the merger agreement and accept a superior proposal to the merger, consistent with our board’s fiduciary obligations;

•	this transaction was the result of an extended process, also widely discussed in the press, in which all interested parties were allowed to conduct due diligence on our business and propose to acquire some or all of our businesses;

•	in the course of this sale process which was widely reported in the press, we did not receive any bids to acquire the institutional brokerage business (either on a stand-alone basis or in a whole company bid) other than Nasdaq’s bid to acquire our company as whole;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	the availability of appraisal rights under Delaware law;

•	Reuters’ willingness to execute the support agreement in which, among other things and subject to certain limitations, Reuters agrees to vote its shares of our common stock in favor of the adoption of the merger agreement;

•	possible alternative transactions and the tax and other implications of these alternative transactions, including a possible spin-off, whether tax-free or taxable, of one or more of our businesses, with or without the sale of our remaining business or businesses, or remaining a stand-alone, independent company; and

•	the financial presentation of our financial advisor, including its opinion, dated April 22, 2005, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock (other than Reuters and its affiliates), as more fully described in “—Opinion of Our Financial Advisor.”

Our board also considered potential risks relating to the merger, including the following:

•	the all-cash price would not allow our stockholders to participate in any of the future growth of the combined entity;

•	the all-cash price will generally be taxable to our stockholders upon completion of the merger;

•	the challenges associated with obtaining the regulatory approvals required to complete the merger in a timely manner, including the possibility that one or more such approvals may not be obtainable;

•	the requirement that we complete the sale of LJR prior to the closing of the merger, and the possibility that we would be unable to complete such sale, either due to the failure to satisfy a closing condition in the LJR transaction agreement, or a breach thereof by the other party to the LJR transaction agreement;

•	the relationship between the merger and the subsequent sale by Nasdaq of the institutional brokerage business and certain other assets to the SLP acquisition vehicle, which we refer to as the “institutional brokerage transaction,” including the closing condition to the merger that regulatory approvals for that transaction be obtained;

•	the inability of our board, pursuant to the terms of the merger agreement, to terminate the merger agreement and accept an alternate proposal to the merger unless the alternate proposal is for 100% of our company;

•	the merger being effectively conditioned on there being no material adverse effect between signing and closing in either INET or the institutional brokerage business;

•	the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and customer relationships;

•	the fact that some of our officers and directors have interests in the merger, described in “—Financial Interests of Executive Officers and Directors in the Merger,” that are in addition to their interests as Instinet stockholders, including a financial interest in Nasdaq’s sale of the institutional business and certain other assets to the SLP acquisition vehicle, and their continued employment in the institutional brokerage business sold to the SLP acquisition vehicle after the sale is consummated;

•	the requirement that we conduct our business in the ordinary course and the other restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that a termination fee of $66.5 million is payable to Nasdaq under specified circumstances, including in the event we decide to terminate the merger agreement to accept a superior proposal.

The discussion of the information and factors considered by our board is not exhaustive, but includes all material factors considered by our board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above and reached the decision that the merger was in the best interests of our stockholders. In considering the factors described above, individual members of our board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “FORWARD-LOOKING STATEMENTS.”

Our board of directors determined that the merger agreement is advisable, fair to and in the best interests of our stockholders. Accordingly, our board of directors approved the merger agreement and recommends that stockholders vote “FOR” the adoption of the merger agreement.

Projections

We do not as a matter of course make public projections as to our future performance or earnings. However, in connection with the discussions concerning the merger, we furnished to potential bidders (including Nasdaq) certain financial forecasts prepared by our management that were based upon the company’s performance through late 2004. The forecasts included the projections for the twelve months ended December 31, 2005 across 5%, 10% and 15% growth in global equity market transaction scenarios. These projections showed net revenue of $710 million, $742 million and $775 million, respectively, gross margin of $531 million, $555 million and $579 million, respectively, and pre-tax operating income of $128 million, $147 million and $165 million, respectively.

Important Information About The Projections. The projections referred to above were not prepared with a view to public disclosure and are included in this proxy statement only because this information was made available to potential bidders. The projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditor, nor any other independent accountants have compiled, examined or performed any procedures with respect to the projections. The projections represented our management’s best estimates as of November 2004 and do not reflect events after that date, including the actual performance of our institutional brokerage business which has been significantly below projected performance in both our domestic and international businesses. Based on such events and the other matters referred to in this paragraph, we believe that these projections are no longer reliable indications of our future results. While presented with numeric specificity, the projections reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions, trading volumes and other matters, including assumed effective interest rates and effective tax rates consistent with historical levels for us, all of which are difficult to predict, many of which are beyond our control and none of which was subject to approval by any potential bidder. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. Except to the extent required under applicable laws, we do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See “FORWARD-LOOKING STATEMENTS.”

Opinion of Our Financial Advisor

On April 22, 2005, at a meeting of the board of directors held to approve the proposed merger, UBS delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated April 22, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than Reuters and its affiliates).

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than Reuters and its affiliates) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to our company or our underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger or any related transaction. Holders of our common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to our company;

•	reviewed financial information and estimates relating to our businesses and financial prospects that were provided to UBS by our management and not publicly available, including financial forecasts and estimates prepared by our management in April 2005;

•	conducted discussions with members of our senior management concerning our businesses and financial prospects;

•	reviewed current and historical market prices of our common stock;

•	reviewed publicly available financial and stock market data with respect to companies in lines of business that UBS believed to be generally comparable to our lines of business;

•	compared the financial terms of the merger with publicly available financial terms of other transactions that UBS believed to be generally relevant;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that UBS reviewed for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, with our consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of our company, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance and the other matters covered by such forecasts and estimates. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. Although subsequent developments may affect its opinion, UBS does not have any obligation to update, revise or reaffirm its opinion.

At our direction, UBS contacted selected third parties to solicit indications of interest in the possible acquisition of all or a portion of our company and held discussions with these parties prior to the date of UBS’ opinion. UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement, the form of the merger or any aspect or implication of any related transaction, including the sale of LJR prior to the closing of the merger, the sale by Nasdaq of our institutional brokerage business and certain other assets following the closing of the merger, or any arrangements or agreements entered into in connection with, or contemplated by, any related transaction. UBS also assumed, with our consent, that each of Nasdaq, Merger Sub and our company would comply with all material terms of the merger agreement and that the merger and related transactions would be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement. UBS further assumed, with our consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and related transactions would be obtained without any adverse effect on our company or the merger. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison is identical to our company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of our future performance provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between Nasdaq and our company and the decision to enter into the merger agreement was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis. UBS compared selected financial information for our company with corresponding financial information of the following six publicly traded companies in the financial services industry:

•	Jefferies Group, Inc.

•	Knight Trading Group, Inc.

•	Archipelago Holdings, Inc.

•	The Nasdaq Stock Market, Inc.

•	Investment Technology Group, Inc.

•	LaBranche & Co Inc.

UBS reviewed, among other things, enterprise values, calculated as equity value implied by the closing stock price, plus debt, less cash, as a multiple of latest 12 months and estimated calendar years 2005 and 2006 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. UBS also reviewed closing stock prices as a multiple of latest 12 months and estimated calendar years 2005 and 2006 earnings per share, commonly referred to as EPS. UBS then compared the multiples derived for the selected companies with corresponding multiples implied for our company based on the merger consideration. Multiples for the selected companies were based on closing stock prices as of April 20, 2005. Estimated financial data for the selected companies were based on I/B/E/S median consensus estimates. Estimated financial data for our company were based on both internal estimates of our management, referred to as the management case, and I/B/E/S median consensus estimates, referred to as the street case. This analysis indicated the following implied high, median and low latest 12 months and estimated calendar years 2005 and 2006 EBITDA and EPS multiples for the selected companies, as compared to corresponding multiples implied for our company based on the merger consideration under both the management case and the street case:

	Implied Multiples for Selected Companies			Implied Multiples for Our Company Based on Merger Consideration
Enterprise Value as Multiple of:	High	Median	Low	Management Case	Street Case
EBITDA
Latest 12 Months	9.4x	6.2x	3.4x	7.8x	7.8x
Calendar Year 2005	6.5x	6.0x	3.4x	7.3x	6.7x
Calendar Year 2006	6.1x	5.8x	4.1x	6.1x	4.1x

Closing Stock Prices as Multiple of:
EPS
Latest 12 Months	22.5x	17.8x	13.6x	46.8x	46.8x
Calendar Year 2005	31.1x	17.5x	14.7x	34.7x	29.4x
Calendar Year 2006	22.6x	14.8x	12.3x	26.7x	20.9x

Selected Precedent Transactions Analysis. UBS reviewed transaction values in the following six selected transactions involving companies in the financial services industry announced since 2002 for which relevant financial information was publicly available:

Acquiror	Target
• Citigroup Inc.	• Knight Trading Group, Inc. (Derivatives Market business)
• Thomas H. Lee Partners, L.P.	• Refco Group Ltd., LLC
• The Nasdaq Stock Market, Inc.	• Brut LLC
• ICAP plc	• BrokerTec Global, L.L.C.
• Instinet Group Incorporated	• Island Holding Company, Inc.
• Investment Technology Group, Inc.	• Hoenig Group Inc.

UBS reviewed announced transaction values as multiples of latest 12 months revenue and net income and one-year forward estimated net income. UBS then compared the multiples derived from the selected transactions with corresponding multiples implied for our company based on the merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated data for our company were based on both the management case and the street case. This analysis indicated the following implied high, median and low latest 12 months revenue and net income multiples and one-year forward estimated net income multiples for the selected transactions, excluding outliers, as compared to corresponding multiples implied for our company based on the merger consideration under both the management case and the street case:

	Implied Multiples for Selected Transactions						Implied Multiples for Our Company Based on Merger Consideration
Transaction Value as Multiples of:	High		Median		Low		Management Case		Street Case
Latest 12 Months
Revenue	4.1	x	1.3	x	1.1	x	1.3	x	1.3	x
Net Income	26.0	x	22.5	x	15.3	x	46.8	x	46.8	x
One-Year Forward
Net Income	14.5	x	14.5	x	14.5	x	34.7	x	29.4	x

Discounted Cash Flow Analysis. UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that our company could generate, exclusive of the impact of our company’s excess cash, for the fourth quarter of fiscal year 2005 through fiscal year 2012 based on the management case. UBS calculated a range of terminal values for our company by applying a range of terminal value multiples of 15.0x to 20.0x to our fiscal year 2013 estimated net income. The cash flows and terminal values were then discounted to present value using discount rates ranging from 14.0% to 16.0% and our company’s estimated excess cash at the closing of the merger was added to the resulting present values. Based on the estimated number of outstanding shares of our common stock on a fully diluted, treasury stock method basis at the closing of the merger, which we directed UBS to assume would be 345.4 million (which was based on an estimated closing date of September 30, 2005), this analysis indicated the following implied per share equity reference range for our company, as compared to the implied per share merger consideration:

Implied Per Share Equity Reference Range for Our Company	Per Share Merger Consideration
$5.00 - $6.04	$5.44

Miscellaneous. Under the terms of UBS’ engagement, we have agreed to pay UBS for its financial advisory services in connection with the transactions contemplated by the merger agreement an aggregate fee currently estimated to be approximately $12.8 million, a significant portion of which is contingent upon completion of the merger and approximately $2.8 million of which was payable in connection with UBS’ opinion. In addition, we have agreed to reimburse UBS for its expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS and its affiliates in the past have provided services to our company and our affiliates unrelated to the proposed merger, and currently are providing and in the future may provide services to our affiliates, for which services UBS and its affiliates have received and would expect to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade for their own accounts and accounts of customers securities of Nasdaq, our company and our affiliates and, accordingly, may at any time hold a long or short position in those securities. As of July 25, 2005, affiliates of UBS held for their own accounts less than 5% of the outstanding shares of Nasdaq common stock. In addition, an employee of UBS was elected to the board of directors of Nasdaq at its May 25, 2005 annual meeting.

We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with our company and our businesses. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Material U.S. Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences of the merger to holders of shares of our common stock whose shares are converted into cash in the merger (a Holder). This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of shares of our common stock. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular Holders in light of their individual circumstances or to Holders who are subject to special rules (e.g., non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, Holders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, Holders who perfect their appraisal rights under Delaware law, Holders who also actually or constructively own stock of Nasdaq or Holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to persons who do not hold the shares of our common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment).

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For U.S. federal income tax purposes, a Holder who receives cash in exchange for shares of our common stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the Holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the Holder’s holding period for the shares of our common stock exceeds one year at the time of the consummation of the merger. Certain limitations apply to the use of capital losses.

A Holder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that exchanges shares of our common stock for cash pursuant to the merger may be subject to backup withholding at a rate of 28% unless the Holder provides the Holder’s taxpayer identification number (TIN), and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A Holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Each Holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund generally can be obtained by the Holder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE

HEREOF. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Governmental and Regulatory Approvals

We and Nasdaq have agreed to use our commercially reasonable and good faith efforts to complete the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement, including promptly filing all notices, registrations, declarations, applications or other documents as may be necessary to consummate these transactions. In addition, under the institutional brokerage transaction agreement, we have third party beneficiary rights with respect to certain covenants that are made by Nasdaq and the SLP acquisition vehicle to complete the institutional brokerage transaction. The approvals required to complete the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement include the approvals of the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice (DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act (HSR), and the required notices include notices to various other state and foreign regulatory authorities and self-regulatory organizations.

The merger and the institutional brokerage transaction cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you of the date of receipt of any of these approvals, the absence of any litigation challenging them or the conditions that such approvals might include. There can likewise be no assurance that U.S. or foreign regulatory authorities will not attempt to challenge the merger or the institutional brokerage transaction on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger and the institutional brokerage transaction other than those described below. The filing of these applications and notices has been, or will promptly be, completed. While we believe that the requisite regulatory approvals for the merger and the institutional brokerage transaction will be received, there can be no assurances when or if they will be obtained, whether the regulatory approvals will contain satisfactory terms or whether there will be litigation challenging these approvals.

U.S. Antitrust Authorities. As a condition to the merger, the HSR Act requires us and Nasdaq to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30 calendar day waiting period following the necessary filings by the parties to the merger. Nasdaq and we filed the Notification and Report Forms with the FTC and the DOJ on May 18, 2005 for review in connection with the merger. On June 17, 2005, Nasdaq and we received a second request for additional information and documentary material from the Antitrust Division of the DOJ and we are cooperating with the second request. The waiting period will expire 30 days after substantial compliance with this request.

The FTC, the DOJ or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Nasdaq of certain assets or business. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

In addition, the merger may be reviewed by various state attorneys general. These authorities may be empowered under applicable laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for under applicable laws and regulations.

Other Approvals. The merger and the institutional brokerage transaction will also require the approvals of, or notifications to, various federal and state regulatory and self-regulatory authorities, including the SEC. In particular, ownership changes regarding registered broker-dealers controlled by us are subject to review by various regulatory and self-regulatory organizations, including the New York Stock Exchange, Inc. and the National Association of Securities Dealers. Approval of, or notification to, various regulatory authorities in non- U.S. jurisdictions in which we are engaged in business will also be required, including in Bermuda, Canada, France, Germany, Hong Kong, Japan, Switzerland and the United Kingdom.

Potential Conflicts of Interest and Related Party Transactions

Guaranty Arrangement with Reuters. Upon completion of the merger, Reuters has agreed to unconditionally guaranty our obligations as as indemnitor for breaches of representations and warranties as well as other indemnification obligations for existing and unknown pre-closing liabilities and certain tax obligations we have in connection with the sale of our Lynch, Jones and Ryan, Inc. subsidiary to The Bank of New York. The Reuters guaranty does not apply to breaches of covenants in the LJR transaction agreement or with respect to any consolidated tax liability of our company which may relate to LJR. Our liability, and therefore Reuters’ obligations in this regard, are subject to certain limitations, including:

•	the expiration of the representations and warranties one year after the closing of the LJR transaction, except for certain representations and warranties related to organization, authorization, capitalization, share ownership, employee matters, brokers fees and certain other matters;

•	no claim is payable if the damages claimed for breaches of representations and warranties (except for the representations and warranties identified in the previous clause):

•	are less than $50,000 for any claim;

•	until the aggregate of all damages due exceeds $2 million and then only for the excess over $2 million; and

•	exceed a $40 million cap in aggregate damages payable for all such claims;

•	the fact that claims for our failure to pay any pre-closing liabilities we may owe under the LJR transaction agreement is subject to the same $2 million deductible as discussed above for breaches of representations and warranties; and

•	an exclusion for the portion of damages that actually affected the stockholders equity or accounts receivable of LJR as of the closing date of the LJR transaction, which are subject to separate purchase price adjustment provisions.

We requested that Reuters agree to this guaranty in order to reasonably satisfy a condition of Nasdaq’s merger proposal, which was to limit any obligations related to the LJR transaction that would survive the closing of the merger. In addition, The Bank of New York required that Reuters agree to perform certain of these obligations.

In consideration for Reuters’ guaranty, we agreed to spend and have spent $2 million to purchase an insurance policy which will provide certain protection to both our company and to Reuters in respect of any claims made by The Bank of New York under the LJR transaction agreement. The face amount of this insurance policy is $36 million, subject to a $2 million deductible and other customary exclusions.

Data Center Hosting Agreement. Currently, Reuters provides certain data center hosting services to Instinet Global Services Limited at two sites in London, Docklands and Great Sutton. We have agreed to use commercially reasonable efforts to reduce our use of the Docklands site as quickly as practicable. Subject to a mutually agreed project plan to reduce the use of the Dockland’s site and execution of a mutually acceptable hosting agreement, Reuters has agreed to continue to provide data center hosting services at the Docklands site through June 30, 2006 and at the Great Sutton site through December 31, 2006 on current pricing terms. The parties are in the process of negotiating in good faith to enter into a mutually acceptable hosting agreement on customary terms with respect to these two London sites.

Sublease with Reuters for Our Corporate Headquarters at 3 Times Square. In 2001, we entered into a 20-year sublease with Reuters for our corporate headquarters at 3 Times Square, New York, New York. Under the sublease, we have a one time right of termination as to approximately half the space in 2011. Nasdaq and Reuters have agreed that, upon the consummation of the merger, our remaining lease obligations to Reuters for certain space in 3 Times Square will be terminated for a payment to Reuters of $3.5 million as well as surrender of the right to use or receive any revenue from the building signage. In exchange, Reuters will consent to the assignment or sublease by Nasdaq of the remaining space to the SLP acquisition vehicle for the institutional broker business, for which assignment or sublease Silver Lake will pay Nasdaq $3.5 million.

Master Assignment and Amendment Agreement. In connection with the various contracts for services between us and Reuters, the SLP acquisition vehicle has entered into a master agreement with Reuters pursuant to which, upon the consummation of the merger, Reuters will consent to the assignment of certain of its agreements with us to the business acquired by Silver Lake and will waive its termination rights under certain of its agreements with us resulting from the merger, as well as terminate our Amended and Restated Corporate Agreement, dated as of June 9, 2002, with Reuters. In addition, subject to certain conditions, Reuters will provide a number of transition services to the institutional brokerage business acquired by the SLP acquisition vehicle, which include, but are not limited to, allowing its consultants and employees to continue to use certain of Reuters’ office space they currently occupy, continuing arrangements with the institutional brokerage business regarding coordination of reporting data usage to exchanges, providing advice and consultation regarding obtaining exchange data agreements from international exchanges, allowing certain international employees to continue participation in certain of Reuters’ benefit plans, and continuing other miscellaneous services. Reuters also agreed to indemnify the institutional brokerage business against certain UK pension liabilities that may arise in connection with our participation in one of Reuters’ UK pension funds.

Acquisition of Bridge Trading. On March 31, 2005, we completed our acquisition of Bridge Trading Company, a wholly owned broker-dealer subsidiary of Reuters, pursuant to a stock purchase agreement that we entered into with Reuters on February 28, 2005. As consideration for the acquisition, we issued 3,751,527 shares of our common stock, valued at approximately $21.5 million, to Reuters in exchange for 100% of the outstanding common stock of Bridge Trading Company, plus an additional 74,258 shares of our common stock, valued at approximately $340,000, in respect of a post-closing purchase price adjustment. In each case, pursuant to the stock purchase agreement, our stock was valued based on the average daily closing prices over the ten trading days ending on the second trading day prior to the date of determination for the payment. Our committee was chaired by Mr. Bogle. Pursuant to the stock purchase agreement, until December 31, 2005, Bridge Trading will continue to have exclusive rights up to certain specified dollar thresholds to allow its existing clients to pay for Reuters Station through “soft dollar” credits generated by trading activity. Institutional investors often allocate a portion of their gross brokerage transaction fees—commonly referred to as soft-dollar credits—for the purchase of independent third-party research products as well as other brokerage services. In addition, Reuters has agreed that, until March 31, 2006, it will not (i) engage as doing business as a U.S. broker-dealer that allows its customers to pay for Reuters Station with soft dollar credits or (ii) solicit Bridge Trading employees, in each case subject to certain exceptions. The terms of the transaction were determined through arm’s length negotiations, and a committee of independent directors of the Boards of Directors of each of the company and Reuters reviewed the transaction.

Independent Research Network. On June 7, 2005, Nasdaq and Reuters announced the formation of the Independent Research Network, a new venture formed to help public companies obtain independent analyst coverage. The terms of the venture were not disclosed. We have no economic or other interest in the venture and did not participate in any discussions or negotiations regarding the venture. Nasdaq and Reuters have informed us that the formation of the venture was unrelated to the transactions contemplated by the merger agreement.

Financial Interests of Executive Officers and Directors in the Merger

Some of the members of our management and our board of directors have financial interests in the merger that are in addition to, or different from, their interests as our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Interests of Certain Members of Management in the Institutional Brokerage Transaction. After the merger is completed, the SLP acquisition vehicle, which is primarily owned by Silver Lake, with members of our management expected to own between 7% and 13% depending on the ultimate purchase price paid by Silver Lake, is expected to acquire our institutional brokerage business. The members of our management who we expect will be the initial management in the institutional brokerage transaction include Ed Nicoll, John Fay, Alexander Goor and Michael Plunkett. Mr. Nicoll was formerly the Chief Executive Officer of Datek Online Holdings Corp., the former parent of Island Holding Company, Inc., companies in which Silver Lake held an investment interest. Instinet subsequently acquired Island Holding Company, Inc. in 2002. Members of our management, including the initial investors and other members of management, are expected to contribute a minimum of $15 million in cash to the new company at the same price as Silver Lake so long as Silver Lake’s investment is greater than or equal to $100 million; the $15 million investment will be reduced pro rata if Silver Lake’s investment is less than $100 million.

In connection with services provided to the new company, it is expected that, in addition to receiving cash compensation and other customary employment benefits under a new employment agreement, management will receive incentive units that could be worth up to 20% of “company profits,” which are defined as the net proceeds derived from either the sale of the new company or dividends paid to holders of interests in the company, and are not operating profits. These incentive units will generally vest over a four-year period. The incentive interests also have other customary provisions relating to vesting in the event of Silver Lake’s reduction of its investment in the company or a manager’s termination, death or disability. Management will receive 10% of all company profits when and if they are realized, and will receive up to an additional 10% of all realized company profits, based upon Silver Lake’s return on its investment in the new company (with the full additional 10% vesting in the event that Silver Lake obtains a return of 200% of its original investment).

Pursuant to their agreement with Silver Lake, certain members of management have committed to purchase from Silver Lake $1.5 million in the aggregate in convertible notes and warrants of Nasdaq, issued by Nasdaq to Silver Lake in connection with Nasdaq’s financing for the merger. The convertible notes are due in October 2012, pay interest on a quarterly basis at the annual rate of 3.75% per year and are generally convertible into shares of Nasdaq common stock at a price of $14.50 per share. The investment in the convertible notes and warrants will be at the purchase price paid by Silver Lake.

Employee Performance Shares. At the effective time of the merger, each participant in our performance share plan will receive the payout for any performance periods that have ended prior to the effective time of the merger (if any), and with respect to performance periods that have not been completed as of the effective time, each participant will receive a pro rata payout for each uncompleted performance period through the effective time, based on the payout that the participant would have received assuming that the target performance goals set under the performance share plan were attained and not exceeded.

As of the record date for the special meeting, the aggregate number of unvested performance share units held by our CEO and the other four most highly compensated executive officers as a group (the “named executive officers”) and our non-employee directors as a group was approximately 1,742,521 and 0, respectively. If the merger is completed on December 31, 2005, the aggregate number of unvested performance share units held by these five executive officers as a group and our non-employee directors as a group, that will vest in full, is approximately 1,264,021 and 0, respectively. However, if the merger is completed on a different date, the aggregate number of such unvested performance share units may change. These five executive officers are:

•	Edward J. Nicoll, Chief Executive Officer;

•	John Fay, Co-President, Chief Financial Officer;

•	Alex Goor, Co-President; President of Inet ATS, Inc.;

•	Paul Merolla, Executive Vice President, General Counsel; and

•	Michael Plunkett, Executive Vice President; President, Instinet, LLC, North America.

Employee Stock Options. The merger agreement provides that, at the effective time of the merger, each option holder will be entitled to receive a cash payment (less applicable withholding taxes and without interest), equal to the excess, if any, of the merger consideration over the applicable exercise price per share of the stock option (with immediate vesting of all outstanding stock options that are unvested as of such date), multiplied by the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger. The exercise price per share of each employee stock option will decrease by the amount of any per share dividend that is paid prior to the effective time.

As of the record date for the special meeting, the aggregate number of unvested stock options to acquire shares of our common stock held by our named executive officers as a group and our non-employee directors as a group is approximately 2,681,744 and 200,249, respectively. If the merger is completed on December 31, 2005, the aggregate number of unvested stock options to acquire shares of our common stock held by our named executive officers as a group and our non-employee directors as a group, that will vest in full and be cancelled in exchange for the right to receive the cash payment, is approximately 2,435,802 and 184,415, respectively, and the number of such unvested stock options that will be in-the-money (i.e., the merger consideration will exceed the applicable exercise price per share of the stock option) for these individuals and this group is approximately 712,509 and 160,250. However, if the merger is completed on a different date, the aggregate number of such unvested stock options or in-the-money stock options may change. The weighted average exercise prices of these 712,509 and 160,250 options are approximately $3.30 and $5.19, respectively. For additional information about options and other stock-based awards held by our directors and executive officers, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS.”

2005 Annual Bonus. In connection with the merger, the parties agreed that each employee who participates in our annual bonus plan, including the five executive officers, will be entitled to an annual bonus under the bonus plan for the 2005 performance year, and, if the merger is consummated in 2006, under the bonus plan for the 2006 performance year, prorated in the event of qualifying terminations of employment to reflect the number of months served during the respective performance year. Each participating employee would be entitled to receive a portion of the 2005 or 2006 bonus pool approved by our compensation committee equal to the greater of (1) 70% of the employee’s award as an approximate percentage of the 2004 total bonus pool, or (2) such greater amount as our compensation committee will determine in its discretion immediately prior to the completion of the merger, provided that the total amount of all bonuses paid cannot exceed the maximum total bonus pool for 2005 or 2006, respectively (as the case may be). If the merger is completed on December 31, 2005, the minimum amount of aggregate annual bonus that will be payable to our named executive officers as a group is approximately $5,796,000, which may be increased by the Compensation Committee of our board of directors, subject to certain limitations.

Employment Agreements. Certain members of our senior management team are parties to employment agreements with our company. None of the employment agreements provide for any benefits or payments solely as a result of a change in control of the company, and a change in control is not by itself a triggering event under the employment agreements. In the event of a termination of an executive’s employment by us without cause or by the executive in certain cases (including a material diminution in the executive’s duties, authority, position, compensation or responsibilities), we must pay the executive any accrued obligations and, subject to the execution of a release (a) pay the executive’s base salary following the termination for 18 months to two years, (b) pay a pro rata portion of the executive’s annual bonus for the year in which the termination occurs, (c) pay an amount equal to 150%-200% of the executive’s “average bonus” and (d) provide for continued medical and health insurance contributions and other co-payments. Notwithstanding the foregoing, in connection with the institutional brokerage transaction, Messrs. Nicoll, Fay, Goor and Plunkett and have agreed to waive their rights under the foregoing agreements and enter into new employment agreements with the SLP acquisition vehicle. See “—Interests of Certain Members of Management in the Institutional Brokerage Transaction.”

Indemnification and Insurance. The merger agreement provides that we and Nasdaq shall, to the fullest extent permitted by law or by our certificates of incorporation and bylaws, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against any costs or expenses arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the transactions contemplated by the merger agreement or the institutional brokerage transaction agreement.

The merger agreement also provides that Nasdaq will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by us, or policies of at least the same coverage and amount and containing terms and conditions that are in other respects not materially less advantageous than the current policy, with respect to matters arising on or before the effective time of the merger, although Nasdaq will not be required to pay annual premiums in excess of 200% of the last annual premium, but in this case will purchase as much coverage as reasonably practicable.

Reuters Support Agreement

In connection with the execution of the merger agreement, Nasdaq required Reuters to enter into a support agreement with Nasdaq. Reuters had beneficial ownership of approximately 62.0% of our outstanding common stock as of the record date for the special meeting.

Under the support agreement, for so long as our board of directors does not change its recommendation to support the merger or take certain other actions, Reuters has agreed to vote all of its shares in favor of adoption of the merger agreement and against:

•	any proposal made in opposition to adoption of the merger agreement or in competition with the merger or any other transaction contemplated by the merger agreement;

•	any alternative acquisition proposal; and

•	subject to the terms of a stockholders agreement to which we are a party, any change in our management or board of directors (other than in connection with the transactions contemplated by the merger agreement).

In addition, unless and until the support agreement has been terminated, Reuters has agreed:

•	that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of its shares of our common stock, or any interest in our common stock, or any other securities convertible into or exchangeable for our common stock, or any voting rights with respect to our common stock, or enter into any contract or other arrangement with respect to the foregoing, with certain permitted exceptions;

•	to authorize us to notify our transfer agent to enter a stop transfer order with respect to all of the shares owned by it (other than certain permitted transfers); and

•	that it will not, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to any alternative acquisition proposal or engage in discussions with any third party that could reasonably be expected to lead to an alternative acquisition proposal, except to the same extent we are permitted to take such actions under the merger agreement.

The support agreement includes Reuters’ consent to the merger pursuant to certain agreements, including our Amended and Restated Corporate Agreement, dated as of June 9, 2002.

The support agreement does not restrict in any way the exercise by any of the party’s affiliates (including the Reuters executives who serve on our board of directors) of their fiduciary and legal obligations in their capacity as directors of Instinet.

In the support agreement, Nasdaq has agreed to use its commercially reasonable efforts to ensure that Reuters receives the merger consideration in respect of its Instinet shares within one business day after the closing of the merger.

The support agreement terminates upon the first to occur of the termination of the merger agreement in accordance with its terms, the effective time of the merger and the effectiveness of any amendment of or waiver under the merger agreement that is materially adverse to Reuters, including any reduction in the amount or change in the form of merger consideration. See “THE MERGER AGREEMENT—Termination.”

The Nasdaq-Silver Lake Institutional Brokerage Transaction Agreement

In December 2004 and January 2005, Nasdaq discussed with two financial partners, including Silver Lake, the possibility of entering into a transaction whereby Nasdaq would purchase all of our company (excluding LJR) and then immediately sell the institutional brokerage business and certain other assets to one or more of the financial partners. Silver Lake is a leading private equity firm focused exclusively on large-scale investing in technology and related growth industries. Silver Lake was previously one of our stockholders and, until December 2003, had a representative on our board of directors.

In February 2005, Nasdaq and these possible financial partners conducted due diligence on our company, including on the institutional brokerage business and engaged in detailed discussions regarding the terms of a possible transaction. The financial partners also offered assistance to Nasdaq with respect to structuring its purchase of our entire company (excluding LJR) and subsequent sale of the institutional brokerage business and certain other assets. Since Nasdaq’s partners were financial investors and therefore would need a management team to operate the institutional brokerage business following the transactions, these financial partners required the ongoing commitment of certain of our managers in the institutional brokerage business following the acquisition. As part of their due diligence process during February and March and with the consent of our board of directors the financial partners had preliminarily discussed with certain members of our management the possibility of certain members of our management being employed by the institutional brokerage business following the transactions.

Throughout March 2005, the two possible financial partners continued their due diligence review and discussions with Nasdaq. By late March 2005, only Silver Lake continued to express interest in pursuing the transaction. Negotiations between Silver Lake and our management regarding the potential terms of employment commenced in early April, and a term sheet was agreed to between Silver Lake and our management in mid-April.

Between April 4, 2005 and April 22, 2005, as Nasdaq and we were negotiating and finalizing the terms of a definitive merger agreement, Nasdaq and Silver Lake separately negotiated and finalized terms of a definitive transaction agreement whereby Silver Lake would purchase the institutional brokerage business from Nasdaq. As of April 22, 2005, Nasdaq and Silver Lake entered into the institutional brokerage transaction agreement concurrently with Nasdaq and us entering into the merger agreement.

Under the terms of the institutional brokerage transaction agreement, Nasdaq has agreed to sell to the SLP acquisition vehicle, immediately upon the closing of the merger, our institutional brokerage business and certain corporate-level assets (including our corporate services division, investments, fixed assets, deferred taxes and certain other assets). Pursuant to this agreement, the SLP acquisition vehicle has agreed to assume the liabilities of the institutional brokerage business, as well as substantial additional liabilities not directly related to the institutional brokerage business. These liabilities include corporate-level liabilities for tax, severance, real estate leases and restructuring obligations, as well as costs associated with achieving technology efficiencies and certain other costs associated with the merger. These liabilities are contingent and difficult to estimate with precision as of a certain date. Pursuant to accounting rules, certain of these liabilities are not on our current balance sheet. If incurred, these liabilities would result in a significantly lower tangible book value for our institutional brokerage business.

The purchase price in this transaction is $207.5 million, subject to certain adjustments. The proposed sale is subject to terms and conditions set forth in the institutional brokerage transaction agreement. These conditions include, among other things, the closing of the merger and closing conditions that are similar to the closing conditions contained in the merger agreement, such as approval under the HSR Act and obtaining other required regulatory approvals in respect of the institutional brokerage transaction. We are not a party to the institutional brokerage transaction agreement. However, under the institutional brokerage transaction agreement, we have third party beneficiary rights with respect to certain covenants that are made by Nasdaq and the SLP acquisition vehicle to complete the institutional brokerage transaction.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A. This summary may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure and Effective Time

The merger agreement provides that Merger Sub, a wholly-owned subsidiary of Nasdaq, will merge with and into Instinet. Instinet will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Nasdaq. As a result of the merger, you will no longer have an ownership interest in Instinet and your shares of Instinet common stock will be converted into the right to receive the merger consideration.

The closing date for the merger will be the first business day of the month following the month in which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed between Nasdaq and us. We currently expect to complete the merger during the fourth quarter of 2005. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions to the Merger.”

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Nasdaq specify in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, Nasdaq or Merger Sub, or any of our respective wholly-owned subsidiaries, which will be cancelled, or by holders properly perfecting appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive the per share merger consideration. The exact amount of cash that you will receive for each share of our common stock you hold will not be determined until immediately prior to the effective time of the merger by a formula set forth in the merger agreement. The per share merger consideration will equal the “aggregate consideration” divided by the “total common stock amount.”

The “aggregate consideration” is:

•	$1.878 billion; plus

•	the aggregate exercise price of all options on our common stock that are outstanding immediately prior to the effective time of the merger and that have an exercise price below the per share merger consideration; minus

•	the aggregate dividend of $109 million paid to our stockholders in connection with the completion of the LJR transaction; minus

•	50% of the amount that our transaction expenses exceed $19.4 million, subject to a maximum aggregate reduction of $2.5 million, as discussed below.

The “total common stock amount” is the sum of:

•	the number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger, including the number of performance shares that have been paid out under the performance share plan either prior to or in conjunction with the merger, but excluding any shares owned by Nasdaq, Merger Sub, our company or any of our respective wholly-owned subsidiaries; and

•	the number of shares of our common stock issuable upon the exercise of options that both are outstanding immediately prior to the effective time of the merger and have an exercise price below the per share merger consideration.

Delays in the closing of the merger will tend to decrease the per share merger consideration, because, at the effective time of these transactions, each participant in our performance share plan will receive pro rata payouts that are based upon the length of time before the effective time of each respective transaction. For example, if the merger is consummated on December 31, 2005 and no options to acquire shares of our common stock are cancelled prior to the effective time of the merger, it is estimated that the merger consideration will be approximately $5.10 per share. However if the merger is consummated on a different date, the per share merger consideration may change.

The merger consideration is subject to adjustment for certain transaction expenses in connection with the merger and the LJR transaction, including the fees of investment bankers, attorneys and accountants, do not exceed $19.4 million, then there is no adjustment to the merger consideration based on transaction expenses. The aggregate merger consideration will be reduced by 50% of the amount that our transaction expenses exceed $19.4 million, subject to a maximum aggregate reduction of $2.5 million if transaction expenses equal or exceed $24.4 million. We currently expect transaction costs to exceed $24.4 million, which will result in approximately a $0.007 decrease in the per share merger consideration, if the merger is consummated on December 31, 2005. As discussed above, this potential reduction is reflected in our estimate of $5.10 as the per share merger consideration. However, our estimates of transaction expenses are based upon numerous assumptions, many of which are difficult to predict and are beyond our control. Accordingly, actual transaction costs and the associated adjustment to the per share merger consideration may be greater or less than we have estimated.

In addition, pursuant to the proposed settlement of certain stockholder litigation, Nasdaq would agree to waive, with respect to members of the purported plaintiff class only, this adjustment to the merger consideration for transaction expenses that is described above. The net effect of the proposed settlement with respect to the merger consideration would be that the merger consideration that would be received by our stockholders, other than the defendants in the stockholder litigation, would be increased by approximately $0.007 per share (or approximately $1.0 million in the aggregate). The proposed settlement is subject to, among other things, final and non-appealable approval of the Court. Therefore, you may not receive the additional consideration in connection with the proposed settlement at the same time as you receive your other merger consideration, and you will not receive it at all if, among other things, the proposed settlement is disapproved by the Court. See “LITIGATION.”

If any of our stockholders perfect appraisal rights with respect to any of their Instinet shares, then we will treat those shares as described in “—Appraisal Rights.”

Treatment of Stock Options and Stock-Based Awards

If the merger occurs, each of our outstanding stock options granted under a company equity compensation plan will be immediately vested at the effective time of the merger, and each option holder will be entitled to receive, in exchange for a cancellation of all outstanding options as of such time, a cash payment (less applicable withholding taxes and without interest), as soon as practicable after the effective time of the merger, equal to the product of:

•	the merger consideration to which such holder of a share of common stock is entitled minus the applicable exercise price per share of the stock option; and

•	the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger.

In addition, at the effective time of the merger, each participant in our performance share plan will receive the payout for any performance periods that have ended prior to the effective time of the merger (if any), and with respect to performance periods that have not been completed as of the effective time, each participant will receive a pro rata payout for each uncompleted performance period through the effective time, based on the payout that the participant would have received assuming that the target performance goals set under the performance share plan were attained and not exceeded.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the merger will be the directors of the surviving corporation. Our officers immediately before the merger will be the initial officers of the surviving corporation.

Representations and Warranties

We make customary representations and warranties in the merger agreement about our business as a whole, about our ECN business and about our institutional brokerage business, including but not limited to representations and warranties relating to:

•	our and our subsidiaries’ corporate existence, capitalization and authorization to enter into the merger agreement;

•	absence of violations of our charter documents, applicable laws and certain contracts as a result of the execution, delivery or performance of the merger agreement and the institutional brokerage transaction agreement;

•	government filings required in connection with the merger;

•	the conduct of our business in the ordinary course and the absence of any material adverse change since December 31, 2004;

•	separate audited financial statements of certain of our subsidiaries;

•	litigation, licenses, undisclosed liabilities and compliance with law, regulations and applicable SRO rules;

•	employee benefit plans and arrangements and labor matters;

•	absence of undisclosed broker’s fees;

•	the accuracy and completeness of our filings with the SEC, including our financial statements;

•	the accuracy and completeness of information in this proxy statement and its compliance with applicable federal securities laws;

•	receipt of an opinion of our financial advisor with respect to the merger consideration;

•	our board of directors’ approval of the merger agreement and the merger and recommendation of approval of the merger agreement and the merger to our stockholders;

•	tax matters, insurance, material contracts, intellectual property and matters relating to our property and leases;

•	the non-applicability of anti-takeover and interested party statutes and our rights agreement;

•	compliance with record keeping requirements under SEC rules;

•	the sufficiency of the assets in our ECN business and our institutional brokerage business to run such businesses in substantially the same manner as presently conducted;

•	the collectability of accounts receivable; and

•	our authority to enter into our agreement with The Bank of New York for the LJR transaction and the enforceability of such agreement.

Some of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means an event, occurrence, fact, condition, change or effect that is materially adverse to the business, results of operations or financial condition of the ECN business, taken as a whole, or the institutional brokerage business, taken as a whole. However, a material adverse effect does not include any event, occurrence, fact, condition, change or effect arising out of or related to:

•	any changes in general economic or political conditions in the United States or any country or region in which the ECN business or the institutional brokerage business operates, as long as the changes do not have a materially disproportionate effect on the respective business relative to its peers;

•	any events, circumstances, changes or effects that affect generally the ECN industry or the institutional brokerage industry, provided that such events, circumstances, changes or effects do not have a materially disproportionate effect on the ECN business or the institutional brokerage business relative to its peers;

•	any changes in any applicable laws or regulations, provided that such changes do not have a materially disproportionate effect on the ECN business or the institutional brokerage business relative to its peers;

•	any outbreak or escalation of hostilities or war or any act of terrorism to the extent such outbreak or escalation does not have materially disproportionate effect on the ECN business or the institutional brokerage business relative to its peers; or

•	the announcement or consummation of the merger agreement or the transactions contemplated in the merger agreement.

The merger agreement contains an acknowledgment by Nasdaq that, except for the above representations and warranties (including the schedules thereto) and any closing certificate delivered by us, no person has made any additional representation or warranty.

The merger agreement contains customary representations made by Nasdaq with respect to itself and Merger Sub, including but not limited to representations and warranties relating to:

•	their corporate existence and authorization to enter into the merger agreement;

•	absence of violations of their charter documents, applicable laws and certain contracts as a result of entering into the merger agreement and completing the merger;

•	government filings required in connection with the merger;

•	litigation;

•	the availability of funds to pay the merger consideration;

•	the accuracy and completeness of information in this proxy statement relating to Nasdaq and Merger Sub;

•	the capitalization of Merger Sub;

•	the non-applicability of interested party statutes; and

•	their authority to enter into the institutional brokerage transaction agreement, its enforceability and the SLP acquisition vehicle’s possession of sufficient cash, borrowing facilities or written financial commitments that are sufficient to enable it to perform its obligations under the institutional brokerage transaction agreement.

Some of the representations and warranties made by Nasdaq and Merger Sub are qualified by a material adverse effect standard. A material adverse effect, for purposes of the representations and warranties of Nasdaq and Merger Sub, means a material adverse effect on the ability of Nasdaq or Merger Sub to perform its obligations under the merger agreement or consummate the merger or that would materially delay or prevent the closing from occurring.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger. The representations and warranties of both parties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. The merger agreement is attached to this proxy statement as Appendix A to provide you with information regarding its terms and conditions. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Covenants

Stockholder Meeting; Proxy Solicitations. Under the merger agreement, subject to certain exceptions described in “—No Solicitation of Acquisition Proposals,” we are required to hold a stockholders meeting as soon as reasonably practicable to consider and vote upon approval of the merger agreement and the merger. Our board of directors is required to use its reasonable best efforts to solicit the approval of the merger agreement by our stockholders.

We are also required, as promptly as reasonably practicable, to prepare and file a proxy statement with the SEC, respond as promptly as reasonably practicable to any comments made by the SEC and cause such proxy statement to be mailed to our stockholders as promptly as reasonably practicable after the proxy statement is cleared by the SEC. We must also provide notice to Nasdaq and the SLP acquisition vehicle of any comments made by the SEC and provide them an opportunity to review and comment on all filings with the SEC, including the proxy statement, and on all mailings to our stockholders. We and Nasdaq have also agreed to promptly update any information in the proxy statement relating, respectively, to us, Nasdaq or the SLP acquisition vehicle or any of our or their respective affiliates, officers or directors in an appropriate amendment or supplement describing such information filed with the SEC.

Conduct of Our Business Prior to the Merger. In the merger agreement, we and our subsidiaries have generally agreed, until the effective time of the merger to conduct our operations only in the ordinary course of business consistent with past practice in all material respects. With certain specified exceptions, if we wish to engage in conduct that is outside of the ordinary course of business or not consistent with past practice, we must obtain the approval of each of Nasdaq and the SLP acquisition vehicle in writing, which approvals are not to be unreasonably withheld, conditioned or delayed.

In addition, we and our subsidiaries have agreed to various other restrictions on our business and operations. With certain specified exceptions, if we wish to engage in one of these restricted activities, we must obtain the approval of each of Nasdaq and the SLP acquisition vehicle in writing, which approvals are not to be unreasonably withheld, conditioned or delayed. These covenants include restrictions on our ability to:

•	amend the certificate of incorporation, bylaws or other similar organizational documents of our company or our subsidiaries;

•	issue or sell any shares of the capital stock or other equity interests of our company or our subsidiaries or securities convertible into any shares of the capital stock or other equity interests of our company or our subsidiaries, other than with respect to our options and other equity awards outstanding;

•	enter into any agreement with respect to the voting of any of the capital stock or other equity interests of our company or our subsidiaries;

•	purchase, redeem, acquire or offer to acquire any shares of the capital stock of our company or our subsidiaries;

•	declare, set aside or pay any dividends or make a distribution, other than dividends and distributions of cash by any of our wholly-owned subsidiaries to its parent or a cash dividend to our stockholders, not to exceed the net after-tax proceeds of the LJR transaction;

•	split, reverse split, combine or reclassify any of the capital stock of our company or our subsidiaries or issue or authorize the issuance of any securities in respect of or in lieu of shares of the capital stock of our company or our subsidiaries, except upon the exercise of outstanding options or the vesting of performance share awards;

•	sell, lease, license, transfer or otherwise dispose of any material assets or create any new unpermitted liens on any properties or assets, except in the ordinary course of business consistent with past practice or in order to satisfy obligations under the LJR transaction agreement relating to net asset value;

•	make any loans, advances or capital contributions to, or investments in, or engage in accounts receivables factoring with any third party;

•	acquire, merge with, consolidate with or convert into another entity;

•	purchase any material assets or any equity interests of another entity, except as permitted in the merger agreement;

•	enter into any material joint venture, partnership or other similar arrangement, or enter into, terminate or materially amend certain types of material contracts, except in the ordinary course of business;

•	make or authorize any capital expenditures that are in excess of $1 million individually or $5 million in the aggregate;

•	incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other entity, except for securities lending or securities borrowing in the ordinary course of business;

•	make any material change in financial accounting methods and practices, except as required by changes in GAAP or applicable laws and regulations;

•	take specified tax or employee-benefit related actions, including generally increasing compensation or benefits and accelerating options or other equity or equity-based compensation awards;

•	waive any right of substantial value other than in the ordinary course of business;

•	pay, settle, discharge or satisfy any material liabilities or obligations or action at a cost in excess of the amount accrued or reserved in our financial statements or pursuant to terms that impose material restrictions on the ECN business or the institutional brokerage business or that do not contain an unconditional release from all liability, except in the ordinary course of business or pursuant to existing contractual obligations;

•	agree or consent to any agreement or modifications of existing agreements with any governmental authority or self-regulatory organization in respect of the operations of our business, except as required by law or contemplated by the merger agreement or as would not otherwise materially impede the conduct of the ECN business or the institutional brokerage business;

•	impair the value of, or fail to use commercially reasonable efforts to maintain, any material intellectual property, hardware, software or information systems, except in the ordinary course of business;

•	change in any material respects our regulatory, investment or risk management or other similar policies; or

•	agree to take any of the foregoing actions.

In addition, we have also agreed to take certain actions under the terms of the merger agreement. We must:

•	use commercially reasonable efforts to keep available the services of our current officers and key employees;

•	request that each party to certain confidentiality agreements promptly return or destroy all confidential information furnished to it and not waive any provision of any confidentiality agreement entered into in connection with the sales process;

•	cause the entities primarily involved in the ECN business to use commercially reasonable efforts to take certain actions to execute their current system hardware and software plans;

•	use commercially reasonable efforts in accordance with past practice to collect all accounts receivables of the ECN business and the institutional brokerage business;

•	cause the entities primarily involved in the ECN business to have an aggregate of at least $30.8 million in cash or cash equivalents at closing;

•	have available $534 million in cash and cash equivalents plus an amount equal to the net after-tax proceeds from the LJR transaction (less any dividend of the proceeds from the LJR transaction) to be used to fund the merger consideration without restriction;

•	as promptly as practicable give any notices to third parties and use commercially reasonable efforts to obtain any third-party consents that are required under certain material contracts in connection with the consummation of the merger or the institutional brokerage transaction; and

•	take any other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the merger agreement or effectuate its purpose and intent.

We and Nasdaq have also agreed, as promptly as practicable, to notify each other of the commencement or threatened commencement of any material actions against us, or actions to enjoin, modify or impose conditions upon the transactions contemplated by the merger agreement. We have also agreed to notify Silver Lake of any such matter.

We have also agreed to give Nasdaq and the SLP acquisition vehicle and their representatives access to the officers, employees, accountants, counsel, offices, properties, books and records, as is reasonably requested in order that Nasdaq and the SLP acquisition vehicle may have an opportunity to investigate as they desire our affairs, so long as notice is provided and the investigation does not unreasonably disrupt our personnel and operations.

Restriction on Nasdaq. Nasdaq has agreed not to take any action that would reasonably be expected to materially impair its ability to perform its obligations under the merger agreement or to prevent, impede or delay the consummation of the transactions contemplated thereby or result in the failure to satisfy any condition to the these transactions.

No Solicitation of Acquisition Proposals. We have agreed not to, nor to permit any subsidiary or any of our or our subsidiaries’ directors, officers, key employees, agents or representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries with respect to, or the making of, an alternative acquisition proposal (as discussed below); or

•	engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any entity relating to an alternative acquisition proposal.

In addition, we have agreed not to, nor to permit any subsidiary to, directly or indirectly:

•	approve or recommend or propose publicly to approve or recommend, any alternative acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative acquisition proposal or make or authorize any statement, propose publicly or agree to do any of the foregoing relating to any alternative acquisition proposal.

We have also generally agreed not to make a change in our board’s recommendation of the merger.

Despite these general prohibitions, subject to the following conditions, we may provide information in response to a request by, or engage in any negotiations or discussions with, a person who has made an unsolicited written alternative acquisition proposal. In addition, subject to the following conditions, we may enter into any agreement related to an alternative acquisition proposal and terminate the merger agreement or make a change in our board of directors’ recommendation.

These actions may only be taken prior to adoption of the merger agreement by our stockholders and only if:

•	in the case of responding to a request or entering into a negotiation, we execute a customary confidentiality agreement no less favorable in the aggregate to us than the confidentiality agreement we signed with Nasdaq (other than with respect to the standstill provisions, which are not required);

•	in the case of responding to a request or entering into a negotiation, our board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such alternative acquisition proposal would result in a superior proposal (as discussed below);

•	in the case of responding to a request, entering into a negotiation or entering into an agreement related to an alternative acquisition proposal and terminating the merger agreement, our board determines in good faith after consultation with outside legal counsel that the action is necessary in order for our directors to comply with their respective fiduciary duties and such alternative acquisition proposal was not solicited in violation of the provisions above;

•	in the case of entering into an agreement related to an alternative acquisition proposal and terminating the merger agreement, we send written notice of our intention to enter into the agreement to Nasdaq and the SLP acquisition vehicle, at least three business days prior to our taking the action and during this three business day period we and our advisors have negotiated in good faith with Nasdaq to make adjustments in the terms and conditions of the merger agreement so that such alternative acquisition proposal would no longer constitute a superior proposal, and our board of directors fully considers any such adjustment; or

•	in the case of a entering into an agreement related to an alternative acquisition proposal and terminating the merger agreement or changing our board of directors’ approval or recommendation, our board determines in good faith that the alternative acquisition proposal constitutes a superior proposal.

To make a change in the board’s recommendation means:

•	to withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Nasdaq, our approval of the merger agreement and the merger or our recommendation to our stockholders to approve the merger agreement or the merger;

•	to take any action or make any statement in connection with the special meeting that is inconsistent with the approval or recommendation;

•	to approve or recommend (or publicly state that we will approve or recommend) an alternative acquisition proposal; or

•	to fail to recommend against an alternative acquisition proposal after our board and its advisors have fully considered such proposal.

An “acquisition proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving us or any of our subsidiaries (excluding LJR) whose business constitutes 25% or more of our or our subsidiaries’ (taken as a whole, but excluding LJR) net revenues, net income or assets;

•	any direct or indirect purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in us; or

•	any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of our or our subsidiaries’ (taken as a whole, but excluding LJR) consolidated assets, net income or net revenues, including stock of our subsidiaries other than LJR.

A “superior proposal” means a bona fide written acquisition proposal (substituting “100%” for “25%” in the definition of acquisition proposal) that is on terms that our board of directors (after consultation with its outside financial advisor and outside counsel) in good faith concludes:

•	would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement; and

•	is reasonably capable of being completed on the terms proposed, including, to the extent required, financing which is then committed or which, in the good faith judgment of our board of directors, is reasonably capable of being obtained.

The merger agreement requires us to immediately cease any existing activities with respect to any alternative acquisition proposal and to use reasonable best efforts to inform as promptly as reasonably practicable our and our subsidiaries’ officers, directors, key employees and representatives of our foregoing obligations. The merger agreement also requires us to, as promptly as reasonably practicable, notify Nasdaq and the SLP acquisition vehicle of any communication relating to an alternative acquisition proposal and provide certain information to Nasdaq and the SLP acquisition vehicle relating to the communication.

Employee Benefits. Until the date which is 12 months after the effective time of the merger, Nasdaq has agreed to provide or cause the SLP acquisition vehicle to provide our employees with compensation and employee benefits that are, in the aggregate, substantially similar to those provided immediately before the merger, other than benefits under any bonus or other cash or equity compensation plan or under retirement benefits sponsored by Reuters. Nasdaq or the SLP acquisition vehicle will also provide severance benefits to our employees who are terminated from their employment within six months after the merger at a level that is at least as favorable to the employee as on the day immediately prior to the merger. Without limiting the above, after the merger, Nasdaq or the SLP acquisition vehicle will provide our employees with pension, welfare and/or fringe benefit plans, funds, programs and/or arrangements, including severance, stock option and incentive compensation plans that are provided to similarly situated Nasdaq or employees of the SLP acquisition vehicle, as the case may be, as determined by Nasdaq or the SLP acquisition vehicle in good faith. Nasdaq or the SLP acquisition vehicle has further agreed to provide our employees with service credit for their service with us prior to the merger for purposes of participation, vesting and accrual of benefits under the Nasdaq or the SLP acquisition vehicle benefit plans (other than for purposes of accruing benefits under any defined benefit pension plan, subject to limited exceptions), to waive specified exclusions and limitations under its welfare benefit plans in which our employees are eligible to participate following the merger, and to give our employees credit, for the plan year in which they start participating in any welfare benefit plan, toward applicable deductibles, coinsurance, maximum out of pocket, and similar provisions before such participation.

Efforts to Complete the Merger. We and Nasdaq have agreed to use commercially reasonable and good faith efforts to consummate the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement at the earliest practicable date.

We and Nasdaq have also agreed to use best efforts to do all things necessary under applicable antitrust laws or regulations to consummate the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement as of the earliest practicable date. We and Nasdaq have further agreed to use best efforts to cooperate in connection with any filing or submission and in connection with any investigation or other inquiry, including any action initiated by a private party. We and Nasdaq have agreed to provide notice to each other and the SLP acquisition vehicle of any communication, to the extent reasonably practicable, and, in certain cases, to give each other and the SLP acquisition vehicle the opportunity to review communications and participate in meetings.

If any suit is instituted or threatened that would prohibit or materially impair or delay the consummation of the transactions contemplated by the merger agreement or the institutional brokerage transaction agreement, we and Nasdaq have also agreed to use best efforts to resolve these suits, including by selling, holding separate or otherwise disposing of assets (which may include, but are not required to include, assets relating to the institutional brokerage business), or conducting its business in a manner that would resolve these suits. However, under the merger agreement, Nasdaq is not required to sell, hold separate or otherwise dispose of assets, agree to conditions, or take certain other actions if doing so is reasonably likely to have a material adverse effect on the assets, business, long-term earning capacity or financial condition of Nasdaq and its affiliates (including the entities primarily involved in the ECN business) taken as a whole. In addition, we and Nasdaq will each use commercially reasonable efforts to resist any action requested by a governmental authority to sell, divest, discontinue or limit any assets or businesses of the institutional brokerage business (other than the disposition contemplated in the institutional brokerage transaction). Under the institutional brokerage transaction agreement, we have third party beneficiary rights with respect to certain covenants that are made by Nasdaq and the SLP acquisition vehicle to complete the institutional brokerage transaction.

If any action challenging any of the transactions contemplated by the merger agreement or the institutional brokerage transaction agreement is instituted or threatened under antitrust law or regulations, we and Nasdaq have agreed to cooperate in all respects with each other and use respective best efforts to defend, contest and resist any such action and to have any judgment vacated, lifted, reversed or overturned that is in effect and prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement or the institutional brokerage transaction agreement.

Directors and Officers Indemnification and Insurance. The merger agreement provides that Nasdaq and the surviving corporation shall indemnify and hold harmless each of our present and former directors, officers or employees and certain other people (including advancing attorneys’ fees and expenses) arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the effective date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at our request or for our benefit), to the fullest extent permitted by applicable laws and our certificate and bylaws in effect as of the date of the merger. We and Nasdaq have agreed to cooperate with the indemnified person in the defense of any such action.

The merger agreement requires that, for a period of six years after the effective time of the merger, Nasdaq will cause to be provided to directors and officers liability insurance providing coverage on terms no less favorable than our current policies, subject to a maximum annual premium of 200% of the last annual premium paid by us prior to the date of the merger agreement. If the annual premiums of such insurance coverage exceed 200% of the annual premium paid by us prior to the date of the merger agreement, Nasdaq must obtain as much coverage as reasonably practicable for 200% of such annual premium paid by us.

The merger agreement also prohibits any indemnification provisions of our or any of our subsidiaries’ (excluding LJR) certificate of incorporation and bylaws or similar organizational documents as in effect as of the date of the merger agreement from being amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who were our directors, officers or employees at the effective time. From and after the closing of the merger, Nasdaq has agreed to assume and be jointly liable for each of the covenants contained above, without limit as to time, except as with respect to the directors, officers or employees of the subsidiaries that are being transferred in the institutional brokerage transaction in their capacity as such.

If Nasdaq, the surviving corporation or any of their respective successors or assigns consolidates with or merges into any other person or transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that their successors and assigns shall assume the obligations set forth above.

The LJR Transaction. The merger agreement provides that we will comply with the terms of the LJR transaction agreement and will use reasonable best efforts to cause the conditions to the completion of the LJR transaction to be satisfied as early as practicable. We have further agreed not to make any modification, amendment or other changes to the LJR transaction agreement which would be reasonably likely to adversely affect us or our subsidiaries or the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement. We have also agreed to comply with our obligations under our guaranty arrangement with Reuters. See “THE MERGER—Certain Relationships and Related Party Transactions—Guaranty Arrangement with Reuters”.

The Institutional Brokerage Transaction. The merger agreement provides that Nasdaq will comply with the terms of the institutional brokerage transaction agreement and will use reasonable best efforts to cause the SLP acquisition vehicle to comply with that agreement and the conditions to the completion of the institutional brokerage transaction to be satisfied as early as practicable. Nasdaq has further agreed not to make any modification, amendment or other changes to the institutional brokerage transaction agreement which would be reasonably likely to adversely affect us or our subsidiaries or the transactions contemplated by the merger agreement and the institutional brokerage transaction agreement.

Financial Cooperation. We must cooperate with Nasdaq and the SLP acquisition vehicle, and, at their expense, use commercially reasonable efforts to cause our independent auditors to cooperate in the preparation and filing of Nasdaq’s and the SLP acquisition vehicle’s pro forma financial statements, respectively, and related information and historical financial statements of us or the entities involved in the ECN business or the institutional brokerage business, respectively, as reasonably requested for their filings under the Securities Exchange Act of 1934, as amended, and in connection with their financing of their respective transactions contemplated by the merger agreement and the institutional brokerage transaction agreement.

Conditions to the Merger

Our and Nasdaq’s obligations to complete the merger are subject to the fulfillment or mutual waiver of the following conditions:

•	all regulatory approvals required to consummate the merger. See “THE MERGER—Governmental and Regulatory Approvals”;

•	all regulatory approvals required to complete the institutional brokerage transaction, which are similar to the regulatory approvals relating to the merger (and which include, but are not limited to, clearance under the HSR Act and approval by certain other state, federal, and foreign authorities);

•	no provision of any applicable laws or regulations and no judgment, injunction or decree that prohibits the consummation of the merger or the institutional brokerage transaction; and

•	our stockholders’ adoption of the merger agreement in accordance with Delaware law.

In addition, Nasdaq’s obligation to complete the merger is subject to the fulfillment or waiver by Nasdaq of the following conditions:

•	the representations and warranties that we made in the merger agreement that are not qualified as to material adverse effect or materiality being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	the representations and warranties that we made in the merger agreement that are qualified as to material adverse effect or materiality (other than the representations and warranties discussed in the next paragraph) being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger;

•

the representations and warranties that we made in the merger agreement relating to legal proceedings, compliance with applicable laws and permits, regulatory registrations and memberships and undisclosed liabilities being true and correct in all respects as of the date of the merger agreement and, after excluding any event, occurrence, fact, condition change or effect arising or occurring after the date of the merger agreement and described in the exceptions to the definition of material adverse effect described in “—Representations and Warranties” being true and correct in all respects as of the closing of the merger;

•	our performance, in all material respects, of our obligations under the merger agreement and our compliance, in all material respects, with our agreements and covenants under the merger agreement (and in all respects our covenant to have a certain amount of cash and cash equivalents (less any dividend from the LJR transaction) to be used to fund the merger consideration as described in “—Covenants”);

•	Nasdaq’s receipt of a certificate from one of our officers with respect to the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	certain governmental authorities shall not have threatened any action under any antitrust law or regulation seeking to enjoin or otherwise prevent the consummation of the merger or the institutional brokerage transaction or to impose a condition that Nasdaq is not required to accept as described in “—Covenants—Efforts to Complete the Merger,” and such threat is likely to be acted upon;

•	there is no pending action in a court of first impression or on appeal by certain governmental authorities under any antitrust law or regulation seeking to enjoin or otherwise prevent the consummation of the merger or the institutional brokerage transaction or to impose a condition that Nasdaq is not required to accept as described in “—Covenants—Efforts to Complete the Merger.” If the governmental authority or self-regulatory organization has been unsuccessful in its action in the court of first impression and has taken reasonable steps to obtain (but has failed to obtain) a temporary (and continuing) or permanent injunction or stay pending appeal, then this condition is deemed to have been satisfied; and

•	we have consummated the LJR transaction in accordance with the terms of the LJR transaction agreement and the merger agreement.

In addition, our obligation to complete the merger is subject to the fulfillment or waiver by us of the following conditions:

•	the representations and warranties that Nasdaq made in the merger agreement that are not qualified as to material adverse effect or materiality being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	the representations and warranties that Nasdaq made in the merger agreement that are qualified as to material adverse effect or materiality being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	Nasdaq’s performance, in all material respects, of its obligations under the merger agreement and its compliance, in all material respects, with its agreements and covenants under the merger agreement; and

•	our receipt of a certificate from one of Nasdaq’s officers with respect to the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Termination

We or Nasdaq may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders of the merger) as follows:

•	by our and Nasdaq’s mutual written consent by action of our respective board of directors;

•	by either Nasdaq or us if:

(1) we do not complete the merger by April 22, 2006, if the terminating party’s breach is not the cause of the failure of the merger to be consummated;

(2) our stockholders shall not have adopted the merger agreement at the special meeting (after giving effect to all adjournments or postponements); or

(3) an order, decree or ruling or any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger has been issued and shall have become final and non-appealable;

•	by us at any time before the effective time of the merger, provided that we are not in material breach of any of our representations, warranties, covenants or agreements in the merger agreement, if:

(1) there has been a material breach by Nasdaq, or any of their representations and warranties have become materially untrue or incorrect, such that the conditions to the completion of the merger could not be satisfied (and the breach is not cured within 30 calendar days following receipt of written notice from us or within such longer period to which we agree during which Nasdaq is using reasonable best efforts to cure the breach). See “—Conditions to the Merger;”

(2) our board exercises certain termination rights relating to an alternative acquisition proposal. See “—Covenants—No Solicitation of Acquisition Proposals;” or

(3) 60 days following the date that all regulatory approvals for the merger have been obtained, and certain other conditions to the closing of the merger have been satisfied, if the regulatory approvals for the institutional brokerage transaction have not been obtained. See “THE MERGER—The Institutional Brokerage Transaction Agreement;” or

•	by Nasdaq at any time before the effective time of the merger, provided that it is not in material breach of any of its representations, warranties, covenants or agreements in the merger agreement, if:

(1) our board of directors withdraws, qualifies or modifies in a manner adverse to Nasdaq its approval of the merger agreement or its recommendation to our stockholders to adopt the merger agreement, or approves or recommends an alternative acquisition proposal, or resolves to do any of the foregoing; or

(2) there has been a material breach by us, or any of our representations and warranties have become materially untrue or incorrect, such that the conditions to the completion of the merger could not be satisfied (and the breach is not cured within 30 calendar days, or if we are using reasonable best efforts to cure the breach, within 60 calendar days). See “—Conditions to the Merger.”

In the event the merger agreement is terminated and the merger is abandoned as set forth above, the merger agreement shall become void and of no effect, other than certain provisions relating to confidentiality and fees and expenses, without any liability, except for liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee

We must pay Nasdaq a termination fee of $66.5 million if:

•	Nasdaq terminates the merger agreement because our board of directors withdraws or modifies in a manner adverse to Nasdaq its approval of the merger agreement or its recommendation to our stockholders or recommends an alternative acquisition proposal (which includes mergers, consolidations or purchases of our equity or assets that account for more than 25% of our consolidated assets, net income or net revenues, excluding LJR) or resolves to do any of the foregoing;

•	we terminate the merger agreement in accordance with certain provisions relating to the receipt of an alternative acquisition proposal. See “—Covenants—No Solicitation of Acquisition Proposals;” or

•	we or Nasdaq terminate the merger agreement because:

•	our stockholders shall not have adopted the merger agreement at our stockholders meeting (after giving effect to all adjournments and postponements);

•	at or prior to our stockholders meeting, a third party has made public and not withdrawn an acquisition proposal (substituting 50% for the 25% threshold set forth in the definition of “acquisition proposal”). See “—Covenants—No Solicitation of Acquisition Proposals;” and

•	within six months of termination of the merger agreement, we enter into an agreement with respect to such a proposal.

The amount of this termination fee may be reduced in connection with the proposed settlement of certain litigation. See “LITIGATION.”

Amendment to Rights Agreement

In connection with signing the merger agreement, we also amended our rights agreement with Mellon Investor Services LLC to provide, among other things, that the preferred stock purchase rights will not become exercisable because of:

•	the approval, execution or delivery of the merger agreement or any related agreement;

•	the completion of the merger; or

•	the completion of any of the other transactions contemplated by the merger agreement and related agreements.

However, nothing in the previous sentence will prevent any party to the merger agreement or any related agreement from being deemed an acquiring person as a result of an acquisition of additional Instinet common stock or taking any action not contemplated by the merger agreement or any related agreement. Among other things, the amendment also provides that the rights will expire at the closing of the merger and the rights agreement will terminate at the effective time of the merger.

In addition, the merger agreement provides that we will not, without the prior consent of each of Nasdaq and the SLP acquisition vehicle, further amend the rights agreement or take any other action with respect to the rights agreement, including a redemption of the rights or any action to facilitate an alternative acquisition proposal.

Surrender of Stock Certificates; Payment for Shares

Prior to completion of the merger, Nasdaq will designate a paying agent for the benefit of the holders of our common stock. Promptly after the effective time of the merger, but no later than one business day following the closing date of the merger, Nasdaq will deliver to the paying agent an amount in cash equal to the aggregate merger consideration.

As promptly as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of record of our shares a letter of transmittal disclosing the procedure for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate together with a properly completed letter of transmittal, be entitled to receive the per share merger consideration, without interest, for each share of common stock represented by that certificate. No interest will be paid or accrued on the merger consideration.

In the support agreement, Nasdaq has agreed to use its commercially reasonable efforts to ensure that Reuters receives the merger consideration in respect of its Instinet shares (assuming they are duly surrendered with all requisite transmittal materials) within one business day after the closing of the merger.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (which we refer to in this proxy statement as the “DGCL”), any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of

Section 262 of the DGCL. The proposed settlement of certain stockholder litigation described in this proxy statement would not affect a stockholder’s appraisal rights. A stockholder who validly exercises appraisal rights will not receive any additional merger consideration pursuant to the proposed settlement. See “LITIGATION.”

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which we attach to this proxy statement as Appendix C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of our common stock who asserts appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	NOT vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the merger agreement or ABSTAIN;

•	deliver to us a written demand for appraisal before the vote on the merger agreement at the special meeting;

•	continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•	file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of our common stock, issued and outstanding immediately prior to the effective time of the merger, may assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of their shares of our common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Instinet Group Incorporated, 3 Times Square, New York, New York 10036, ATTN: Corporate Secretary, Legal Department.

If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Under the merger agreement, we have agreed to give Nasdaq prompt notice of any demands for appraisal that we receive. Nasdaq will have the opportunity to participate in all negotiations and proceedings with respect to such demands. We will not, except with the prior written consent of Nasdaq and the SLP acquisition vehicle, make any payment, settle or offer to settle with respect to any demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,744,358 shares of our common stock, entitling them to exercise less than 1% of the voting power of our common stock entitled to vote at the special meeting.

The following tables show, as of July 31, 2005, the Instinet equity securities and the Reuters equity securities beneficially owned by each person believed by us to own more than 5% of our common stock, each current director, each of the five named executive officers, and all of the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power with respect to securities. Shares of our common stock that a person has the right to acquire within 60 days of July 31, 2005, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

Instinet Share Ownership

Name and Address of Beneficial Owner	Number of Instinet Shares Beneficially Owned(1)		Percentage of Instinet Common Stock
Other Stockholders

Reuters Group PLC 85 Fleet Street London EC4P 4AJ	210,725,585		62.0%

Directors and Executive Officers

Edward J. Nicoll	3,122,602		*

John F. Fay	574,666		*

Alex Goor	350,758		*

Paul A. Merolla	582,931		*

Michael Plunkett	525,533		*

Ian Strachan	38,498	(2)	*

Thomas Glocer 85 Fleet Street London EC4P 4AJ	1,000	(2)	*

John Bogle	93,281		*

David Grigson 85 Fleet Street London EC4P 4AJ	1,000	(2)	*

Sir Peter J. D. Job 85 Fleet Street London EC4P 4AJ	83,031		*

Name and Address of Beneficial Owner	Number of Instinet Shares Beneficially Owned(1)		Percentage of Instinet Common Stock

Robin Josephs	3,336		*

John Kasich	83,281		*

Kay Koplovitz	83,281		*

C. Kevin Landry	10,266	(3)	*

Devin Wenig 85 Fleet Street London EC4P 4AJ	1,000	(2)	*

All directors and executive officers as a group (16 persons)	5,917,628		1.7%

*	Less than 1%.
(1)	Included in the number of shares beneficially owned by the identified executives and directors are the following, which shares these persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under our 2000 Stock Option Plan:

Mr. Nicoll	1,445,808	Mr. Bogle	83,281
Mr. Fay	574,666	Mr. Job	82,031
Mr. Goor	350,758	Ms. Josephs	3,336
Mr. Merolla	582,131	Mr. Kasich	83,281
Mr. Plunkett	521,533	Ms. Koplovitz	83,281
All Directors and Executive Officers as a Group (16 persons)	4,173,270

(2)	Excludes 210,725,585 shares owned by Reuters, as to which Messrs. Strachan, Glocer, Grigson and Wenig disclaim beneficial ownership.
(3)	Excludes 13,630,064 shares owned by the TA Group entities, as to which Mr. Landry disclaims beneficial ownership, except to the extent of shares disclosed.
(4)	Excludes 10,123,864 shares owned by Bain Capital, Inc., as to which Mr. Pagliuca disclaims beneficial ownership.

Reuters Share Ownership

Name and Address of Beneficial Owner	Number of Reuters Shares Beneficially Owned		Percentage of Reuters Common Stock
Edward J. Nicoll	0		0

John F. Fay	0		0

Alex Goor	0		0

Paul A. Merolla	0		0

Michael Plunkett	0		0

Ian Strachan	15,500		*

Thomas Glocer 85 Fleet Street London EC4P 4AJ	374,145	(1)	*

John Bogle	0		0

David Grigson 85 Fleet Street London EC4P 4AJ	63,430		*

Sir Peter J. D. Job 85 Fleet Street London EC4P 4AJ	179,793	(2)	*

Robin Josephs	0		0

John Kasich	0		0

Kay Koplovitz	0		0

C. Kevin Landry	0		0

Stephen Pagliuca	0		0

Devin Wenig 85 Fleet Street London EC4P 4AJ	293,343	(3)	*

All directors and executive officers as a group (16 persons)	926,211		*

*	Less than 1%.
(1)	Included in the number of shares beneficially owned by Mr. Glocer are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Plan 2000	2,000

(2)	Included in the number of shares beneficially owned by Mr. Job are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Discretionary Stock Option Plan	176,506

(3)	Included in the number of shares beneficially owned by Mr. Wenig are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Profit Related Share Plan	15,489
Discretionary Stock Option Plan	185,500
Plan 2000	2,000

LITIGATION

In April and May 2005, four purported class action lawsuits were filed against our company, each of our directors and Reuters, all in the Delaware Court of Chancery in and for New Castle County. The plaintiffs voluntarily dismissed one of the lawsuits. The remaining lawsuits, Donovan Spamer, et al. v. Instinet Group, Inc., et al. (Filing ID 5675328; filed on April 22, 2005), Caroline Weisz, et al. v. Instinet Group, Inc., et al. (Filing ID 5773404; filed on May 9, 2005) and Dr. Lee J. Pittman, et al. v. Instinet Group Inc., et al. (Filing ID 5773404; filed May 9, 2005) were filed on behalf of all stockholders other than the defendants.

The three lawsuits were consolidated (In re Instinet Group, Inc. Shareholders Litigation, Civil Action No. 1289-N). On June 22, 2005, plaintiffs, through their counsel, filed a consolidated amended complaint. The consolidated action is being brought on behalf of a putative class consisting of stockholders of the company who are not affiliated with the defendants. The amended complaint alleges, among other things: that defendants breached their fiduciary duties as to our public stockholders in connection with the proposed merger by approving the transaction at an allegedly unfair and inadequate price, by approving a merger agreement that contained allegedly improper restrictions on the consideration of alternative proposals, and by engaging in an allegedly inadequate process in considering the merger; that certain directors had conflicts of interest arising out of the institutional brokerage transaction, our acquisition of Bridge Trading Company from Reuters, the Reuters support agreement and/or the formation by Nasdaq and Reuters of their new venture announced June 7, 2005, Independent Research Network; and that the preliminary proxy statement filed by us on June 14, 2005 was materially deficient. The amended complaint seeks, among other things, class action status, an injunction against consummation of the merger, invalidation of certain provisions of the merger agreement, damages in an unspecified amount, rescission in the event the merger is consummated and attorney’s fees.

Plaintiffs filed for expedited proceedings, which the Court granted on June 29, 2005. The Court has scheduled a preliminary injunction hearing for September 13, 2005. On August 30, 2005, plaintiffs and defendants agreed in principle to resolve the consolidated action, which we refer to as the proposed settlement. Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any wrongful acts, whether alleged in the consolidated action or otherwise, but are entering into the proposed settlement solely to eliminate the burden and expense of further litigation. Pursuant to the proposed settlement, (1) the definitive proxy statement would contain certain disclosures that have been agreed upon and reviewed and approved by plaintiffs; (2) the termination fee that we would pay Nasdaq under certain conditions pursuant to Section 8.6(a) of the merger agreement would be reduced by $9.975 million, from $66.5 million to $56.525 million; and (3) Nasdaq would agree to waive, with respect to members of the purported plaintiff class only, the provisions of the merger agreement pursuant to which the aggregate merger consideration was to be reduced by up to $2.5 million based on the total amount of certain of our transaction liabilities, the net effect of which is an increase of approximately $0.007 per share (or approximately $1.0 million in the aggregate) in the merger consideration that will be received by Instinet shareholders other than the defendants. The proposed settlement is subject to, among other things, preliminary and final approval of the Court, appropriate conditional certification of a settlement class, the entry of a final and non-appealable judgment dismissing the consolidated action with prejudice and the delivery of appropriate releases. You may not receive the additional consideration in connection with the proposed settlement at the same time as you receive your other merger consideration, and you will not receive it at all if, among other things, the proposed settlement is disapproved by the Court. The plaintiffs (on behalf of themselves and the purported plaintiff class), defendants and Nasdaq have all agreed to the terms of the proposed settlement. Members of the purported plaintiff class will receive notice of the proposed settlement, and a hearing before the Court will be scheduled with respect to, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses (which fees and expenses would be payable after the closing of the merger). Plaintiffs have withdrawn their motion for a preliminary injunction.

MARKET PRICE OF INSTINET

COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on Nasdaq. The following table sets forth the high and low closing prices of shares of our common stock as reported on Nasdaq, and the quarterly cash dividends declared per share for the periods indicated (rounded to the nearest cent).

	Market Prices
	High	Low	Dividends(1)
2003
First Quarter	4.38	2.86	None
Second Quarter	4.99	3.27	None
Third Quarter	5.72	4.00	None
Fourth Quarter	6.65	4.74	None
2004
First Quarter	7.27	5.15	None
Second Quarter	7.27	5.08	None
Third Quarter	5.16	4.21	None
Fourth Quarter	6.25	4.80	None
2005
First Quarter	6.36	5.40	None
Second Quarter	6.50	5.17	None
Third Quarter (through August 26)	5.25	4.89	0.32

On April 21, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $5.70 per share. We encourage our stockholders to obtain current market quotations for our common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement contains, and future filings by us on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements and press releases by us and our management may contain, forward-looking statements about Instinet which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition and regulation. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of forward-looking terminology, such as the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may” or “might” or other similar expressions. The forward-looking statements contained in this report speak only as of the date hereof, and we do not undertake any obligation to update any of them publicly in light of new information or future events.

Forward-looking statements involve significant risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors could cause our results to differ materially from those expressed or suggested in forward-looking statements, including those discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and under the caption “Certain Factors that May Affect Our Business” in our Annual Report on Form 10-K.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual stockholders meeting in 2006 only if the merger is not completed. If we hold an annual stockholders meeting in 2006, any stockholder who wishes to have a stockholder proposal included in the our proxy statement for the 2006 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, for receipt by December 17, 2005. A stockholder who wishes to introduce a proposal to be voted on at our 2006 Annual Meeting must send advance written notice to the Corporate Secretary, Legal Department, for receipt no earlier than January 31, 2006 and no later than March 2, 2006 and must provide the information specified by our bylaws. Proposals must comply with all applicable rules and regulations of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated August 31, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 22, 2005

by and among

INSTINET GROUP INCORPORATED,

THE NASDAQ STOCK MARKET, INC.

AND

NORWAY ACQUISITION CORP.

A-i

A-ii

		Page
Section 9.10	Interpretation	44
Section 9.11	Expenses	44
Section 9.12	No Third Party Beneficiaries	44
Section 9.13	Severability	44
Section 9.14	Counterparts	44
Section 9.15	Specific Performance	44

SCHEDULES

Buyer Disclosure Schedule

Company Disclosure Schedule

EXHIBITS

Exhibit A – VAB Transaction Agreement

Exhibit B – LJR Sale Agreement

A-iii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 22, 2005 by and among The Nasdaq Stock Market, Inc., a Delaware corporation (“Buyer”), Norway Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and Instinet Group Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Buyer and the Company desire that Buyer combine its businesses with the businesses operated by the Company through the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to which each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding at the Effective Time, other than the shares of Company Common Stock owned by Buyer, Merger Sub or the Company (or any of their respective direct or indirect wholly owned Subsidiaries) and other than the Appraisal Shares, will be converted into the right to receive the Merger Consideration, all as more fully provided in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer and a Company Stockholder are entering into a Support Agreement, of even date herewith, in respect of shares of Company Common Stock beneficially owned by such stockholder (the “Support Agreement”); and

WHEREAS, the board of directors (the “Company Board”) of the Company and the board of directors of each of Buyer and Merger Sub have determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective stockholders; and

WHEREAS, concurrently with the execution of this Agreement, Buyer is agreeing to sell and assign on the Closing Date certain assets and liabilities of the Company pursuant to a transaction agreement (the “VAB Transaction Agreement”), dated the date hereof, by and among Buyer, Merger Sub, and Iceland Acquisition Corp., a Delaware corporation (“VAB Acquisition Sub”), a copy of which is attached as Exhibit A hereto; and

WHEREAS, Buyer, Merger Sub and the Company desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Capitalized terms not otherwise defined herein shall have the following meanings when used in this Agreement:

“Accrued Commissions” shall be as defined in Section 6.7(a)(v).

“Acquisition Proposal” shall be as defined in Section 6.11(g)(i).

“Action” shall be as defined in Section 6.9(a).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall be as defined in the preamble of this Agreement.

“Antitrust Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect or monopolization or restraint of trade, or the lessening of competition through merger or acquisition, specifically including, but not limited to, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, and the Federal Trade Commission Act of 1914, as amended.

“Applicable Authority” shall mean the Persons set forth on Schedule 1.1 of the Company Disclosure Schedule.

“Applicable Laws” shall mean any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances and regulations; (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances and regulations; (c) rules, guidelines or published interpretations of any Self-Regulatory Organization; and (d) Judgments.

“Appraisal Shares” shall be as defined in Section 3.1(d).

“Assignee” shall be as defined in Section 9.4.

“Authority” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, tribunal, authority or instrumentality, domestic (including federal, state or local) or foreign or any Self-Regulatory Organization, which has authority or jurisdiction over the Company or any of the Company Subsidiaries or any of their respective properties or assets.

“Benefit Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Benefits Continuation Period” shall be as defined in Section 6.7(a)(i).

“Burdensome Condition” shall be as defined in Section 6.4(h).

“Business” shall mean the business of the ECN Entities as presently conducted.

“Business Day” shall mean any day except Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required to close by law.

“Buyer” shall be as defined in the Preamble.

“Buyer Benefit Plans” shall be as defined in Section 6.7(b).

“Buyer Disclosure Schedule” shall mean the schedules of Buyer attached hereto. Disclosure of any matter, fact or circumstance in any Section of the Buyer Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Buyer Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or effect that has a materially adverse effect on the ability of Buyer or Merger Sub to perform its obligations hereunder or consummate the Transactions or that would materially delay or prevent the Closing.

“Certificate” shall be as defined in Section 3.1(b).

“Certificate of Merger” shall be as defined in Section 2.2.

“Change in the Company Board Recommendation” shall be as defined in Section 6.11(d).

“Closing” shall be as defined in Section 2.2.

“Closing Date” shall be as defined in Section 2.2.

“Closing Transaction Liabilities” shall be as defined in Section 3.4(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission Employees” shall be as defined in Section 6.7(a)(v).

“Company” shall be as defined in the Preamble.

“Company Acquisition Agreement” shall be as defined in Section 6.11(d).

“Company ATS” shall mean Inet ATS, Inc.

“Company Benefit Plans” shall mean any Benefit Plan maintained or contributed to by the Company or any Company Subsidiary, but excluding any Employment Agreements. For the avoidance of doubt, Company Benefit Plans do not include Reuters Plans.

“Company Board” shall be as defined in the Recitals.

“Company Board Recommendation” shall be as defined in Section 4.20.

“Company Broker-Dealer Subsidiaries” shall mean the entities listed on Section 4.9(c) of the Company Disclosure Schedule.

“Company Bylaws” shall be as defined in Section 6.10(a).

“Company Certificate” shall be as defined in Section 6.10(a).

“Company Common Stock” shall be as defined in the Recitals.

“Company Disclosure Schedule” shall mean the schedules of the Company attached hereto. Disclosure of any matter, fact or circumstance in any Section of the Company Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Company Employee” shall mean any individual employed by the Company or any Company Subsidiary as of the time in question, whether actively at work or on approved leave of absence.

“Company Intellectual Property” shall mean any Intellectual Property presently owned or held by the Company or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or effect that is materially adverse to the business, results of operations, or financial condition of (a) the ECN Entities, taken as a whole, or (b) the VAB Subsidiaries, taken as a whole, other than, in the case of clauses (a) and (b), any event, occurrence, fact, condition, change, or effect arising out of or relating to (1) any changes in general economic or political conditions in the United States or any country or region in which the ECN Entities or the VAB Subsidiaries operate, as the case may be, provided that such changes do not have a materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; (2) any events, circumstances, changes or effects that affect generally the industries in which the ECN Entities or the VAB Subsidiaries, as the case may be, operate provided that such events, circumstances, changes or effects do not have a materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; (3) any changes in any Applicable Laws, provided that such changes do not have a materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; (4) any outbreak or escalation of hostilities or war or any act of terrorism to the extent such outbreak or escalation does not have materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; or (5) the announcement or consummation of this Agreement or the Transactions.

“Company Option” shall be as defined in Section 3.3(a).

“Company Rights” shall be as defined in Section 3.1(b).

“Company Rights Plan” shall be as defined in Section 3.1(b).

“Company SEC Reports” shall mean all of the reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company filed with the SEC since December 31, 2002.

“Company Stockholders” shall be as defined in Section 6.10(a).

“Company Stockholders Meeting” shall be as defined in Section 6.10(a).

“Company Subsidiary” shall be as defined in Section 4.3.

“Company’s Knowledge” shall mean the actual knowledge of the individuals listed in Section 1 of the Company Disclosure Schedule, based on such reasonable inquiry as is consistent with their respective position (which inquiry shall include an inquiry of such individuals’ direct reports).

“Compensation Committee” shall be as defined in Section 6.7(a)(ii).

“Confidentiality Agreement” shall mean, in the case of Buyer, the Confidentiality Agreement, dated as of November 22, 2004, by and between the Company and Buyer and, in the case of SLP, the Confidentiality Agreement, dated as of December 8, 2004, by and among the Company, Buyer and SLP.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, contract, instrument, license or other agreement.

“Control” shall mean the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise).

“Covered Proposal” shall be as defined in Section 8.6(a)(i).

“Delaware Secretary of State” shall be as defined in Section 2.2.

“DGCL” shall be as defined in Section 2.1.

“ECN Entities” shall mean Inet Holding Company Inc., a Delaware corporation, and each of its Subsidiaries.

“Effective Time” shall be as defined in Section 2.2.

“Eligible Company Employee” shall be as defined in Section 6.7(a)(iii) and (iv), as applicable.

“Employment Agreement” shall mean a contract, offer letter, severance commitment letter or agreement of the Company or any Company Subsidiary with or addressed to any Company Employee or pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services of a Company Employee.

“Entity Financial Statement” shall be as defined in Section 4.5(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall be as defined in Section 3.2(a).

“Financial Statements” shall be as defined in Section 4.5(a).

“GAAP” shall mean United States generally accepted accounting principles.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean with respect to any Person any indebtedness for borrowed money.

“Indemnified Person” shall be as defined in Section 6.9(b).

“Intellectual Property” shall mean (a) trademarks, service marks, trade names, designs, logos, slogans, Internet domain names, key words and other indicia of source or origin, and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing; (b) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); (c) copyrights and other works of authorship (including any registrations and applications for any of the foregoing); (d) software; data, databases and other collections of data; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (e) other similar proprietary rights.

“Judgments” shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements under which there are no continuing obligations) or awards of any Authority.

“Lien” shall mean any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, or storage contract.

“LJR” shall mean Lynch, Jones & Ryan, Inc., a Delaware corporation.

“LJR Dividend” shall be as defined in Section 6.2(d).

“LJR Sale” shall mean the disposition of LJR as contemplated in the LJR Sale Agreement.

“LJR Sale Agreement” shall mean either (a) the purchase and sale agreement, dated as of April 22, 2005, by and between the Company and The Bank of New York, or (b) another agreement for the sale or other disposition of the capital stock of LJR, whether by merger, spin-off, sale or other extraordinary transaction, at a no less favorable price and on no less favorable terms to the Company and the Company Subsidiaries with respect to the obligations of the Company after the closing thereunder than those provided for in such purchase and sale agreement described in clause (a) above.

“Material Contracts” shall be as defined in Section 4.13(a).

“Merger” shall be as defined in the Recitals.

“Merger Consideration” shall be as defined in Section 3.1(b).

“Merger Sub” shall be as defined in the Preamble.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA.

“Multiple Employer Plan” shall mean a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New Savings Plan” shall be as defined in Section 6.7(c).

“Paying Agent” shall be as defined in Section 3.2(a).

“Performance Plan” shall be as defined in Section 6.7(e).

“Permits” shall mean any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Applicable Law.

“Permitted Liens” shall mean (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith; (b) Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by Applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (c) Liens disclosed on the consolidated balance sheet of the Company as of December 31, 2004 or notes thereto or securing liabilities reflected on the consolidated balance sheet of the Company as of December 31, 2004; and (d) other immaterial Liens incurred in the ordinary course of business which do not, individually or in the aggregate, materially impair use of the related asset as presently used in the business of the Company and the Company Subsidiaries.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“Proxy Statement” shall be as defined in Section 6.10(b).

“Required Buyer Regulatory Approvals” shall be as defined in Section 5.3(b).

“Required Company Regulatory Approvals” shall be as defined in Section 4.6(b).

“Required Regulatory Approvals” shall be as defined in Section 5.3(b).

“Reuters” shall mean Reuters Group plc.

“Reuters Plans” shall be as defined in Section 4.12(b).

“SEC” shall mean the Securities and Exchange Commission.

“Section 262” shall be as defined in Section 3.1(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Self-Regulatory Organization” shall mean the NASD, any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Severance Benefits” shall mean any and all liabilities in respect of severance, redundancy and similar pay and benefits, salary continuation, and similar obligations, relating to the termination or alleged termination of employment, whether arising under an Employment Agreement, a Company Benefit Plan, Applicable Laws, or otherwise.

“Shares” shall be as defined in Section 3.1(b).

“SLP” shall mean Silver Lake Management Company, L.L.C.

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Superior Proposal” shall be as defined in Section 6.11(g)(ii).

“Support Agreement” shall be as defined in the Recitals.

“Surviving Corporation” shall be as defined in Section 2.1.

“Systems” shall mean all computer hardware, software and information systems used in or necessary for the operation of, in the case of the ECN Entities, the Business and, in the case of the VAB Subsidiaries, the VAB Business.

“Tax” shall mean all taxes imposed by or payable to any U.S. federal, state, local, foreign or other Tax Authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto.

“Tax Authority” shall mean any Authority or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” shall mean any report, return, document, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis) (collectively, “returns”), amended returns and claims for refund.

“Termination Date” shall mean the date which is the first anniversary of the date of this Agreement.

“Termination Fee” shall be as defined in Section 8.6(a).

“Transaction Liabilities” shall mean the (a) liabilities, if any, of the Company and its controlled Affiliates for fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors incurred in connection with the transactions contemplated by this Agreement or any transactions considered by the Company or any Company Subsidiary as alternatives to the Merger, including the LJR Sale, that arise from or relate to arrangements, agreements or commitments entered into or made by the Company or its controlled Affiliates prior to the Effective Time and (b) liabilities, if any, of the Company and its Subsidiaries arising from or relating to any Actions brought by any Person or Authority relating to the Transactions to which the Company is a party.

“Transactions” shall mean this Agreement, the transactions contemplated by this Agreement (including the Merger) and the VAB Purchase (assuming that the VAB Purchase is consummated immediately after the Merger), and the transactions contemplated by the VAB Transaction Agreement which are set forth on Section 1.3 of the Company Disclosure Schedule.

“2005 Annual Bonus” shall be as defined in Section 6.7(a)(ii).

“2005 Annual Bonus Amount” shall be as defined in Section 6.7(a)(ii).

“2006 Annual Bonus” shall be as defined in Section 6.7(a)(ii).

“2006 Annual Bonus Amount” shall be as defined in Section 6.7(a)(ii).

“VAB Acquisition Sub” shall be as defined in the Recitals.

“VAB Business” shall mean the business of the VAB Subsidiaries as presently conducted.

“VAB Corporate Subsidiaries” shall be as defined in Section 4.11(f).

“VAB Employee” shall be as defined in Section 6.7(a)(iii).

“VAB Purchase” shall mean the purchase by SLP or one of its Affiliates from Buyer of all of the assets of the Company except for its equity interests in ECN Holdings.

“VAB Subsidiaries” shall mean each direct and indirect Subsidiary of the Company, other than the ECN Entities and LJR.

“VAB Transaction Agreement” shall be as defined in the Recitals.

“Welfare Benefits” shall be as defined in Section 6.7(b).

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Buyer under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2 Closing; Effective Time. A closing (the “Closing”) shall be held at 9:00 a.m. at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, N.Y. 10019, or such other place as the parties hereto may agree, on the first Business Day of the month following the month in which all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Buyer and the Company may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Buyer and the Company and specified in the Certificate of Merger (the “Effective Time”).

Section 2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time, (a) the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Certificate of Incorporation, and (b) Merger Sub’s Bylaws as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws; in each case, until amended in accordance with the DGCL.

Section 2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

ARTICLE 3

CONVERSION OF SECURITIES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub or the Company or their respective stockholders:

(a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b) Subject to the other provisions of this Article 3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock owned by Buyer, Merger Sub or the Company or any of their respective wholly owned Subsidiaries, which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto and, subject to Section 3.1(d), any shares of Company Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”), as provided in Section 3.1(d)), together with the rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated as of May 15, 2001, between the Company and Mellon Investor Services LLC, as rights agent, as amended (together, the “Company Rights Plan”) shall be converted into and represent the right to receive an amount in cash equal to the Merger Consideration, without interest. For purposes of this Agreement, “Merger Consideration” shall mean the quotient (to the nearest ten-thousandth) obtained by dividing (i) the sum of (u) $1,878,000,000 plus (v) the aggregate exercise price of all Company Options which both have an exercise price of less than the Merger Consideration (excluding from the calculation of Merger Consideration this clause (v) and clause (z) below for purposes of determining which Company Options have an exercise price that is less than the Merger Consideration) and are outstanding and vested immediately prior to the Effective Time, minus (w) 50% of the excess (such amount not to exceed $2,500,000), if any, of the Closing Transaction Liabilities over $19,400,000, minus (x) the LJR Dividend, if any, divided by (ii) the sum of (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock owned by Buyer, Merger Sub or the Company or any of their respective wholly owned Subsidiaries), plus (z) the number of shares of Company Common Stock issuable upon the exercise of Company Options which both have an exercise price of less than the Merger Consideration (excluding from the calculation of Merger Consideration clause (v) above and this clause (z) for purposes of determining which Company Options have an exercise price that is less than the Merger Consideration) and are outstanding and vested immediately prior to the Effective Time. At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) (the “Shares”) shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Each share of Company capital stock held in the treasury of the Company automatically shall be cancelled and retired and no payment shall be made in respect thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(b) without interest. The Company shall give notice to Buyer as promptly as reasonably practicable of any demands for appraisal of any shares of Company Common Stock, and Buyer shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer and VAB Acquisition Sub, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. A portion of the funds delivered to the Paying Agent pursuant to Section 3.2(a) that are not distributed to holders of shares of Company Common Stock pursuant to this Article 3 because the holders thereof properly exercised and perfected their dissenters’ rights with respect thereto under the DGCL may be paid to the holders of Appraisal Shares upon written instruction from Buyer to the Paying Agent.

Section 3.2 Surrender and Payment. (a) Paying Agent; Exchange Fund. Prior to the Effective Time, for the benefit of the Company Stockholders, Buyer shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to the Company), a bank or trust company that is reasonably satisfactory to the Company to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article 3 from time to time after the Effective Time (the “Paying Agent”). Promptly after the Effective Time, but in no event later than the next Business Day after the Closing Date, Buyer shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate Merger Consideration pursuant to Section 3.1(b) (assuming no Appraisal Shares) upon surrender of such Certificates (such cash, the “Exchange Fund”). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investment shall be the property of, and shall be paid to, Buyer. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Company Stockholders one year after the date of the mailing required by Section 3.2(b) shall be delivered to Buyer, upon demand by Buyer, and holders of Certificates that have not theretofore complied with this Section 3.2 shall thereafter look only to Buyer for payment of any claim to the Merger Consideration. If any Certificates shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Authority, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(b) Exchange Procedure. As promptly as reasonably practicable after the Effective Time, the Paying Agent shall and Buyer shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Company Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 3.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Merger Consideration.

(c) Stock Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article 3.

(d) No Liability. To the fullest extent permitted by law, none of Buyer, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a Certificate to be lost, stolen or destroyed and, if required by Buyer or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Buyer or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

(f) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article 3 in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

(g) Withholding Rights. Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Company Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which the deduction and withholding was made by the Surviving Corporation, Buyer or the Paying Agent, as the case may be.

Section 3.3 Treatment of Stock Options. (a) At the Effective Time, each option to purchase a share of Company Common Stock (a “Company Option”), granted under the Company stock option plans in effect on the date of this Agreement, or otherwise, that is outstanding immediately prior to the Effective Time shall become immediately vested, and shall be converted into the right to receive, from Buyer or the Surviving Corporation, as soon as practicable following the Effective Time (and in any event, no later than 10 days following the Effective Time), an amount in cash (less any applicable withholding Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Company Common Stock subject to such Company Option and (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

(b) Subject to Section 3.3(a), the Company shall take any actions reasonably requested by Buyer to effectuate the vesting and termination of the Company Options, it being understood that the intention of the parties is that following the Effective Time no holder of a Company Option or any participant in any Company Benefit Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or VAB Acquisition Sub. Prior to the Effective Time, the Company shall deliver to the holders of Company Options appropriate notices, in form and substance reasonably acceptable to Buyer, setting forth such holders’ rights pursuant to this Agreement.

Section 3.4 Determination of the Transaction Liabilities. The Company shall deliver to Buyer and VAB Acquisition Sub, within two Business Days prior to the Closing, a statement (the “Transaction Liabilities Statement”) setting forth its good faith estimate of (a) each unpaid Transaction Liability as of the Closing Date, and (b) each Transaction Liability that has been paid prior to the Closing Date (the Transaction Liabilities contemplated by clauses (a) and (b), collectively, the “Closing Transaction Liabilities”). The Company shall (a) provide Buyer and VAB Acquisition Sub with supporting documentation evidencing the payment of each Transaction Liability listed on the Transactions Liabilities Statement as being paid and (b) at Buyer’s request, use reasonable best efforts to obtain certificates from any such service providers verifying any outstanding amounts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule and other than with respect to LJR or the LJR Sale or any matters relating thereto (except as provided for in Section 4.28), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.2 Authorization and Validity of Agreement. The Company has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and, subject to the approval of this Agreement by the Company Stockholders, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary action of the Company, subject to the adoption of this Agreement by the Company Stockholders and no other action on the part of the Company is necessary for the authorization, execution, delivery or performance by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 4.3 Subsidiaries. Each Subsidiary of the Company is listed on Section 4.3 of the Company Disclosure Schedule (a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and each Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by such Company Subsidiary makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The outstanding shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary, or (ii) options or other rights to acquire from any Company Subsidiary, or other obligations of any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary. The capital stock or equity interests of any Company Subsidiary are not subject to preemptive or similar rights. Section 4.3 of the Company Disclosure Schedule sets forth, for each Company Subsidiary, (A) the authorized capital stock, (B) the number of issued and outstanding shares of capital stock or other equity interests and (C) the holders of such capital stock or equity interests and the amounts held by such holders. Section 4.3 of the Company Disclosure Schedule sets forth any capital stock or other equity interests of any other Person owned by the Company or any Company Subsidiary (other than in connection with the ordinary course of operation of its brokerage business).

Section 4.4 Capitalization. (a) The authorized capital stock of the Company consists of (i) 950,000,000 shares of Company Common Stock, of which, as of March 31, 2005, 338,510,768 were issued and outstanding and 6,510,925 were performance shares, and (ii) 200,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding or reserved for issuance under any agreement, arrangement or understanding.

(b) Each outstanding share of Company capital stock is duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. Other than as set forth in Section 4.4(a) of this Agreement or in Section 4.4(b) of the Company Disclosure Schedule, and except for 31,767,033 Company Options and 6,510,925 performance shares as of March 31, 2005, there are no (i) outstanding shares of Company capital stock or Company voting securities, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the securities of the Company.

Section 4.5 Financial Statements. (a) The Company has delivered to Buyer the audited financial statements as set forth on Section 4.5(a) of the Company Disclosure Schedule (each, together with the notes thereto, an “Entity Financial Statement,” and, collectively, the “Financial Statements”).

(b) Each Entity Financial Statement is based on the books and records of the entity to which it relates, and fairly presents in all material respects the financial condition and results of operations and cash flows of the entity to which it relates, in accordance with GAAP, as of the respective dates and for the respective periods indicated therein.

Section 4.6 No Violation; Consents and Approvals. (a) The execution, delivery and performance of this Agreement and the VAB Transaction Agreement by the Company (and in the case of the VAB Transaction Agreement, as if the Company were Merger Sub thereunder) and, assuming termination or expiration of applicable waiting periods under the HSR Act and receipt of the Required Company Regulatory Approvals, the consummation of the Transactions do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or a Company Subsidiary under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws or other similar organizational documents of the Company or any Company Subsidiary, (ii) any Applicable Laws, or (iii) any Material Contract, other than, in the case of clause (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not prevent the consummation of the Transactions.

(b) Except for (i) filings by the Company required by the HSR Act and (ii) the filings with and receipt of approvals from the Authorities listed on Section 4.6(b) of the Company Disclosure Schedule (such filings and approvals, the “Required Company Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement and the VAB Transaction Agreement by the Company (and in the case of the VAB Transaction Agreement, as if the Company were Merger Sub thereunder) or the consummation by the Company, the Surviving Corporation or any Company Subsidiary, as the case may be, of the Merger or the VAB Purchase, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent the Company from performing its obligations under this Agreement or the VAB Transaction Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by, Buyer, Merger Sub, VAB Acquisition Sub or their respective Affiliates.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2004, (i) no event or change has occurred which, individually or in the aggregate, has had or is highly likely to have a Company Material Adverse Effect or which would materially delay or prevent the Company from consummating the Transactions, and (ii) the Company and each Company Subsidiary have, in all material respects, carried on their business in the ordinary course consistent with past practice, except as otherwise contemplated or permitted by this Agreement. From December 31, 2004 through the date hereof, the Company has not (a) declared, set aside or paid any dividends on or made any other distributions in respect of any of its capital stock, (b) purchased, redeemed or acquired any shares of its capital stock, except upon the exercise of Company Options or the vesting of performance share awards in accordance with their present terms, or (c) together with the Company Subsidiaries, made capital expenditures in excess of $10,000,000 in the aggregate.

Section 4.8 Legal Proceedings. There is no Action pending against or, to the Company’s Knowledge, threatened against or affecting, the Company or any Company Subsidiary or any of their respective properties before any Authority which is, individually or in the aggregate, material to either the Business (with respect to Actions relating to the Business) or the VAB Business (with respect to Actions relating to the VAB Business). There is no Judgment currently outstanding against the Company or any Company Subsidiary, or by which the property or business of the Company or any Company Subsidiary is or was involved or affected.

Section 4.9 Compliance with Applicable Laws and Permits; Regulatory Registrations and Memberships. (a) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to either the Business (with respect to such compliance, Permits and filings relating to the Business) or the VAB Business (with respect to such compliance, Permits and filings relating to the VAB Business), since January 1, 2002, (i) the Company and the Company Subsidiaries are in compliance with all Applicable Laws and material Permits, (ii) all Permits currently used by the Company or the Company Subsidiaries are in full force and effect, and (iii) the Company and the Company Subsidiaries have, to the extent required, made all filings necessary to request the timely renewal or issuance of all Permits prior to the Closing for the Company or the Company Subsidiaries to own, operate and maintain their assets and to conduct their businesses as they are currently being conducted. The Company and the Company Subsidiaries have, since January 1, 2002, filed all registrations, reports, notices, forms or other filings required by any Authority, except where failure to do is not, and would not reasonably be expected to be, individually or in the aggregate, material to either the Business (with respect to matters applicable thereto) or the VAB Business (with respect to matters applicable thereto). As of their respective dates, all such registrations, reports, notices, forms or other filings complied with all Applicable Laws in all material respects.

(b) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to either the Business (with respect to matters applicable thereto) or the VAB Business (with respect to matters applicable thereto), none of the Company, the Company Subsidiaries or, to the Company’s Knowledge, their respective directors, officers, managers, employees or other agents or representatives:

(i) since January 1, 2002, has received any written notification or communication from any Authority (A) asserting that any such Person is not in compliance in all material respects with any material Applicable Law, or has otherwise engaged in any unlawful business practice, (B) threatening to suspend, modify the terms of or revoke any such Person’s material Permit, franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, or governmental authorization, (C) requiring any such Person to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), (D) restricting or disqualifying such Person’s activities (except for restrictions generally imposed by (1) any rule, regulation or administrative policy on brokers or dealers generally or (2) a Self-Regulatory Organization), or (E) that such Person is the subject of any Action;

(ii) is aware of any pending or threatened Action by any Authority against the Company, any Company Subsidiary, or, to the Company’s Knowledge, any manager, officer, director, employee, agent or representative thereof;

(iii) since January 1, 2002, has been nor currently is, nor is any Affiliate thereof, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, “electronic communications network” (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act), “alternative trading system” (as defined in Rule 300 of Regulation ATS under the Exchange Act), municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and, to the Company’s Knowledge, there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such censure, limitation, suspension or revocation;

(iv) since January 1, 2002, has been nor currently is required to be registered as a broker-dealer, investment company, investment adviser, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, clearing agency, municipal securities dealer, government securities dealer, futures commission merchant or exchange or transfer agent under any Applicable Law and is not so registered;

(v) since January 1, 2002, has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with the SEC, the securities commission of any state or foreign jurisdiction or any Authority and is duly registered, licensed or qualified as such where required and such registrations are in full force and effect; or

(vi) since January 1, 2002, has been the subject of any written customer complaint involving an amount exceeding, individually, $500,000.

(c) The Company Broker-Dealer Subsidiaries are registered with the SEC as broker-dealers under Section 15(b) of the Exchange Act and in good standing with the NASD or other applicable Self-Regulatory Organization. Section 4.9(c) of the Company Disclosure Schedule sets forth the jurisdictions in which each Company Broker-Dealer Subsidiary is registered as a broker-dealer. Other than the Company Broker-Dealer Subsidiaries, neither the Company nor any Company Subsidiary is required to be registered with the SEC as a broker-dealer under Section 15(b) of the Exchange Act.

(d) Section 4.9(d) of the Company Disclosure Schedule lists all of the Self-Regulatory Organizations of which the Company or any Company Subsidiary is a member.

(e) Each of the Company Broker-Dealer Subsidiaries is in compliance in all material respects with Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to customers. Other than the Company Broker-Dealer Subsidiaries, none of the Company or the Company Subsidiaries has or does extend or arrange credit for any customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(f) Company ATS has received a “no action” letter from the Division of Market Regulation of the SEC confirming, based on the facts set forth in such letter, that the electronic communications network operated by Company ATS is an “electronic communications network” as defined under the Exchange Act and that the Division of Market Regulation will treat the participants in such electronic communications network as in compliance with paragraph (c)(5)(i)(A) of Rule 11Ac1-1 because such electronic communications network satisfies the requirement of paragraph (c)(5)(ii) of such Rule. The facts recited in such no-action letter relating to the electronic communications network of Company ATS have been at all times and currently are true and correct in all material respects. Neither the Company nor any Company Subsidiary is aware of any facts or circumstances that are reasonably likely to result in such no-action letter being revoked, withdrawn, superseded or suspended in whole or material part.

(g) Each of the Company Broker-Dealer Subsidiaries is in compliance with all applicable regulatory capital requirements and no distribution of cash from a Company Broker-Dealer Subsidiary after the date hereof, where such action occurs prior to the Closing, will result in such Company Broker-Dealer Subsidiary not being in compliance with applicable regulatory capital requirements. Section 4.9(g) of the Company Disclosure Schedule sets forth, with respect to each of the Company Broker-Dealer Subsidiaries, the required capital for such Company Broker-Dealer Subsidiary as of February 28, 2005 and the actual capital of such Company Broker-Dealer Subsidiary as of February 28, 2005.

Section 4.10 No Undisclosed Liabilities. Except for liabilities (a) set forth, accrued, reserved or otherwise reflected in the Financial Statements (or referred to in the notes thereto), (b) permitted or contemplated by this Agreement or set forth or referred to in the Company Disclosure Schedule or (c) incurred in the ordinary course of business consistent with past practice since December 31, 2004, neither the Company nor any Company Subsidiary has (i) any liabilities of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP or (ii) as of the date hereof, any other liabilities material to the Business (with respect to the liabilities relating to such business) or the VAB Business (with respect to the liabilities relating to such business), and as of the Closing, any other liabilities which are reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.11 Taxes.

(a) The Company and each Company Subsidiary has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each Company Subsidiary has paid all material Taxes required to be paid by it, and has withheld and paid all material Taxes that it was required to withhold and pay from amounts owing to any employee, creditor or third party. There are no pending or, to the Company’s Knowledge, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary, and no Closing Agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of the Company Subsidiaries. There are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary, other than Liens for current Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings.

(b) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated U.S. federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1999.

(c) Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law). Neither the Company nor any Company Subsidiary is a party to any agreement (with any Person other than the Company and/or any Company Subsidiary) relating to the allocation or sharing of Taxes. No jurisdiction where the Company and each of the Company Subsidiaries does not file a Tax Return has made a claim in writing that either the Company or any of the Company Subsidiaries is required to file a Tax Return in such jurisdiction.

(d) Since December 31, 2004, other than in the ordinary course of business and consistent with past practice or as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has (i) incurred any material liability for Taxes, (ii) made or changed any election or method of accounting concerning any material Taxes, (iii) filed any amended Tax Return, (iv) settled any material Tax claim or assessment or (v) surrendered any right to claim a refund of any material amount of Taxes.

(e) None of the Company or any of the Company Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise for any taxable year for which the statute of limitations has not yet expired.

Neither the Company nor any of the Company Subsidiaries, as a result of any agreement with a Tax Authority, will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning on or after the Closing Date. Neither the Company nor any of the Company Subsidiaries has participated, within the meaning of Treasury regulation Section 1.6011-4(c) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law.

(f) The sum of the adjusted tax basis of (i) the assets of Instinet LLC and Instinet Group LLC and (ii) the stock of the VAB Subsidiaries that are characterized as corporations for U.S. federal income tax purposes and LJR (the “VAB Corporate Subsidiaries”) is not less than the sum of $207,500,000 plus the gross proceeds received by the Company from the LJR Sale. The adjusted tax basis of the stock of each VAB Corporate Subsidiary is not materially greater than the adjusted tax basis of the assets of such VAB Corporate Subsidiary.

(g) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intending to qualify) under Section 355 of the Code (or Section 356 to the extent Section 356 relates to Section 355) in the two years prior to the date of this Agreement.

Section 4.12 Employee Matters. (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of all Company Benefit Plans and Employment Agreements and the Company has made available to Buyer and VAB Acquisition Sub true and complete copies of each material Company Benefit Plan and Employment Agreement.

(b) There does not exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) any Benefit Plan either currently or formerly maintained or contributed to by Reuters Group PLC or any Affiliate for the benefit of current or former Company Employees (collectively, the “Reuters Plans”), in each case, that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing.

(c) With respect to each Company Benefit Plan that is a pension plan that is maintained for the benefit of Company Employees who are located outside of the United States, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(d) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

(e) No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment following the Closing becoming due to any Company Employee under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing.

(g) Each Company Benefit Plan has been materially (i) operated, (ii) established, (iii) administered, (iv) invested and (v) registered (where applicable) in accordance with its terms and Applicable Law, including but not limited to ERISA and the Code.

(h) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(i) There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits). There are no material pending or, to the Company’s Knowledge, material threatened claims with respect to any Employment Agreements.

(j) No amounts payable under the Company Benefit Plans or any Employment Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(k) There is no and has not been within the last three years, any (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary relating to the Business or the VAB Business, except as would not reasonably be expected to have a Company Material Adverse Effect, (ii) activity or proceeding by a labor union or representative thereof to organize any Company Employees, including any union organizing effort or representation petition before the National Labor Relations Board or any state or foreign board, (iii) lockouts, strikes slowdowns, work stoppages or threats thereof by or with respect to such Company Employees, or (iv) with respect to Company Employees employed in Canada, no trade unions has applied to have the Company declared a related employer pursuant to Applicable Law.

(l) None of the Company Employees have, or within the last three years have been, a member of a bargaining unit represented by a collective bargaining representative or covered by a collective bargaining agreement to which the Company or any Company Subsidiary is a party, other than with respect to Company Employees employed in countries other than the United States where statutory or other legal obligations require or otherwise mandate workplace representation.

(m) None of the Company Employees participate in or are currently accruing benefits under a pension plan that is subject to any Canadian Federal or provincial pension standards legislation or to the Income Tax Act (Canada).

Section 4.13 Contracts. (a) Neither the Company nor any Company Subsidiary is a party to (i) any Contract relating to indebtedness for borrowed money or any financial guaranty; (ii) any Contract that materially limits the ability of the Company or any Company Subsidiary to compete in any business line or in any geographic area; (iii) any Contract material to the VAB Business or the Business that is terminable by the other party or parties upon a change in control of the Company or any Company Subsidiary; (iv) any Contract that involves required future expenditures or guaranteed receipts by the Company or any Company Subsidiary of more than $1,000,000 in any one-year period; (v) any Contract with any Self-Regulatory Organization or any Contract for the clearing of securities transactions; (vi) any Contract for the lease of real property; (vii) any material Contract with respect to any Intellectual Property or System; (viii) any Employment Agreement; (ix) any Contract material to the VAB Business or the Business not made in the ordinary course of business; (x) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary; (xi) any joint venture or partnership agreement; (xii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business; (xiii) any material agency, broker, sale representative, marketing or similar Contract; and (xiv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary (collectively, “Material Contracts”).

(b) True and correct copies of each Material Contract have been made available to Buyer and VAB Acquisition Sub.

(c) Each Material Contract is a valid and binding arrangement of the Company or a Company Subsidiary and is in full force and effect, and none of the Company, the Company Subsidiaries or, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

Section 4.14 Title to Properties. (a) Section 4.14(a) of the Company Disclosure Schedule lists any real property owned or leased by the Company or any Company Subsidiary. With respect to the property leased under each real property lease listed in Section 4.14(a) of the Company Disclosure Schedule, the Company and/or Company Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest.

(b) The Company and each Company Subsidiary have good title to, or valid leasehold interests in, all real property and other material properties and assets owned or leased by the Company or such Company Subsidiary, except for such as are no longer used or useful in the conduct of their businesses, in each case free of all Liens other than Permitted Liens.

Section 4.15 Intellectual Property Rights. (a) Set forth in Section 4.15 of the Company Disclosure Schedule is a true and complete list of all registrations and applications for the material Company Intellectual Property and all material unregistered Company Intellectual Property including, as applicable, the owner, jurisdiction, and registration or application number.

(b) Section 4.15(b) of the Company Disclosure Schedule (i) lists all material software and Systems that are owned, licensed, leased, or otherwise used by the Company or any Company Subsidiary, and (ii) identifies which of such software or Systems are owned, licensed, leased, or otherwise used, as the case may be.

(c) The material Company Intellectual Property is valid and subsisting, in full force and effect, and has not been cancelled, expired, terminated, revoked or abandoned. None of the execution or delivery of the Agreement or the VAB Transaction Agreement (and, in the case of the VAB Transaction Agreement, as if the Company were Merger Sub thereunder) or the consummation by the Company, the Surviving Corporation or any Company Subsidiary, as the case may be, of the Transactions will affect the enforceability or validity of the material Company Intellectual Property. There are no claims pending or, to the Company’s Knowledge, threatened, and neither the Company nor any Company Subsidiary has received any written notice of a third party claim: (i) alleging that the conduct of the Business or the VAB Business infringes upon the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(d) The Company or a Company Subsidiary owns, free and clear of all Liens (other than Permitted Liens), all material Company Intellectual Property, and has a valid right to use pursuant to lease, license, sublicense, agreement or permission, all of the other material Intellectual Property used in the Business or the VAB Business.

(e) To the Company’s Knowledge, no third party is infringing or otherwise violating any material Company Intellectual Property, and no such claims have been brought against any third party by the Company or any Company Subsidiary.

(f) The Company and the Company Subsidiaries have taken in all material respects all reasonably necessary steps in accordance with normal industry practice to protect the confidentiality of the Company Intellectual Property, including enforcement of the policies set forth on Section 4.15(f) of the Company Disclosure Schedule. To the Company’s Knowledge, there have been no material breaches of confidentiality or loss of trade secret rights with respect to any material Company Intellectual Property.

(g) Since January 1, 2004, there has been no material security breach with respect to the Systems.

Section 4.16 Brokers. Except for UBS Securities LLC, neither the Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions. The Company has provided Buyer a true, complete and correct copy of the Company’s engagement letter with UBS Securities LLC prior to the date hereof.

Section 4.17 Company SEC Reports. (a) The Company has timely filed with the SEC all Company SEC Reports. The Company SEC Reports, including any financial statements or schedules included in the Company SEC Reports, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing (and, with respect to clause (i) of this sentence only, only on such date)) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company and the Company Subsidiaries included in the Company SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b) The Company’s principal executive officer and its principal financial officer have (x) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and (y) disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any Company Subsidiary’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal controls and the Company has made available to Buyer and VAB Acquisition Sub copies of any written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); to the Company’s Knowledge, such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of the Company Subsidiaries, and, to the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any Company Subsidiary has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. The Company has completed its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Section 4.18 Information Supplied. At the date the Proxy Statement is mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information furnished to the Company by or on behalf of Buyer, Merger Sub or VAB Acquisition Sub specifically for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.19 Opinion of Financial Advisor. The Company Board has received the oral opinion (to be confirmed in writing) of UBS Securities LLC, the Company’s financial advisor, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Reuters and its Affiliates) pursuant to this Agreement is, from a financial point of view, fair to such holders. The Company shall provide a complete and correct signed copy of such opinion to Buyer solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.20 Company Board Recommendation; Required Vote. The Company Board, at a meeting duly called and held, has unanimously (among those voting) (a) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement and the Merger; and (c) resolved to recommend that the Company Stockholders approve and adopt this Agreement and the Merger (the “Company Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 6.11(c) shall not be deemed a breach of this representation. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

Section 4.21 Section 203 of the DGCL. Prior to the date of this Agreement, the Company Board has taken all action necessary, assuming the accuracy of the representation given by Buyer and Merger Sub in Section 5.10, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Support Agreement or the Transactions, without any further action on the part of the Company Stockholders or the Company Board. To the Company’s Knowledge, no other state takeover statute is applicable to the Merger.

Section 4.22 Books and Records. The books of account, stock record books and other records, including books and records required to be made and kept pursuant to Rule 17a-3 and Rule 17a-4 of the Exchange Act, as applicable, of each of the Company and the Company Subsidiaries are complete and correct in all material respects.

Section 4.23 Transactions with Affiliates. As of the Closing, other than (a) any compensation, indemnification or other similar agreements between the Company or a Company Subsidiary and any officer or director and (b) payables and receivables for goods and services, there will be no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, any Affiliates of the Company (other than the Company and any Company Subsidiary), or any director or officer of the Company or any of its Affiliates. Other than (i) as disclosed in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC on April 15, 2005, or (ii) payables and receivables for goods and services, none of the Company nor any Company Subsidiary has purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, any Affiliates of the Company (other than the Company or a Company Subsidiary) or any director or officer of the Company or any of its Affiliates.

Section 4.24 Sufficiency of Assets. The assets, property, rights, agreements and interests in the VAB Subsidiaries constitute all of the material assets, tangible and intangible, of any nature whatsoever, used or held for use in the operation of the VAB Business in substantially the same manner as it is presently operated. The assets, property, rights, agreements and interests in the ECN Entities constitute all of the material assets, tangible and intangible, of any nature whatsoever, used or held for use in the operation of the Business in substantially the same manner as it is presently operated.

Section 4.25 Accounts Receivable. The accounts receivable of the Company as reflected in the Entity Financial Statement of the Company as of December 31, 2004, to the extent uncollected on the date hereof and other than exceptions which are not in the aggregate material, (a) arose from bona fide transactions, represent monies due, and the Company has made reserves reasonably adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practice in all material respects) for such accounts receivable not collectible in the ordinary course of business; and (b) subject to the reserves described in clause (a), are not subject to any refunds, discounts, rights of setoff or other adjustments, that arise out of any agreement or commitment of the Company or any of the Company Subsidiaries with or to the applicable debtors.

Section 4.26 Insurance. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies as set forth in Section 4.26 of the Company Disclosure Schedule. All premiums payable under such policy have been duly paid to date and each such insurance policy is in full force and effect. There is no material claim by the Company or any Company Subsidiary pending under any of such insurance policies and no such material claim made since January 1, 2003 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies. The consummation of the Transactions will not result in the cancellation of any such insurance policies.

Section 4.27 Rights Agreement. The Company or the Company Board, as the case may be, has taken all necessary actions (a) so that the execution and delivery of this Agreement and the consummation of the Merger will not result in a “Distribution Date” or a “Stock Acquisition Date” (each as defined in the Rights Agreement) or result in Buyer or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement) and (b) to amend the Rights Agreement to render it inapplicable to this Agreement, and the Merger and to terminate it as of the Effective Time.

Section 4.28 LJR Sale Agreement. Attached as Exhibit B hereto is a true and correct copy of the LJR Sale Agreement. The Company has all requisite power and authority to enter into the LJR Sale Agreement and consummate the LJR Sale, and such agreement has been duly and validly executed by the Company and, to the Company’s Knowledge, any other party thereto, and constitutes the valid and binding obligation of the Company and, to the Company’s Knowledge, each party thereto, enforceable against such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as disclosed in the Buyer Disclosure Schedule, Buyer and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and as and where the business is located.

Section 5.2 Authorization and Validity of Agreements. Each of Buyer and Merger Sub has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer and Merger Sub of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary action of Buyer and Merger Sub, and no other action on the part of Buyer or its stockholders or Merger Sub is necessary for the authorization, execution, delivery or performance by Buyer and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Buyer and Merger Sub enforceable against Buyer and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 5.3 No Violation; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Buyer and Merger Sub and, assuming termination or expiration of applicable waiting periods under the HSR Act and receipt of the Required Buyer Regulatory Approvals, the consummation of the Transactions do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of Buyer or Merger Sub under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws or other similar organizational documents of Buyer or Merger Sub, (ii) any Applicable Law applicable to Buyer or Merger Sub or any of their respective properties or assets, or (iii) any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for (i) filings by Buyer required by the HSR Act and (ii) the filings with and receipt of approvals from the Authorities listed on Section 5.3(b) of the Buyer Disclosure Schedule (such filings and approvals, the “Required Buyer Regulatory Approvals” and, together with the Required Company Regulatory Approvals, the “Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by Buyer and Merger Sub of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent Buyer or Merger Sub from performing its obligations under this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by the Company or its respective Affiliates.

Section 5.4 Legal Proceedings. There is no Action, pending against or, to Buyer’s knowledge, threatened against or affecting, Buyer or any of its properties or Merger Sub before any court or arbitrator or any governmental body, agency or official which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 Brokers. Except for Thomas Weisel Partners, LLC, Keefe, Bruyette & Woods, Inc. and Credit Suisse First Boston LLC, none of Buyer, or any of its Subsidiaries or, to Buyer’s knowledge, VAB Acquisition Sub or any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

Section 5.6 Availability of Funds. Buyer’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Buyer’s and Merger Sub’s ability to obtain financing for the consummation of the Transactions. Buyer and Merger Sub have, and as of the Closing will have, cash available, existing borrowing facilities or written financial commitments or other binding agreements which together are sufficient to enable it to perform its obligations hereunder and consummate the Transactions. True and correct copies of any facilities and commitments intended to enable Buyer and Merger Sub to perform their obligations hereunder have been provided to the Company.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by Buyer, Merger Sub or, to Buyer’s knowledge, VAB Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances in which they are made, not misleading.

Section 5.8 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.9 Section 203 of the DGCL. None of Buyer, Merger Sub or their respective Affiliates or associates is or ever has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company.

Section 5.10 VAB Transaction Agreement. (a) Attached as Exhibit A hereto is a true and correct copy of the VAB Transaction Agreement.

(b) Buyer has all requisite power and authority to enter into the VAB Transaction Agreement and consummate the VAB Purchase, and such agreement has been duly and validly executed by Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) To the knowledge of Buyer, based on a reasonable inquiry of VAB Acquisition Sub (with respect to matters relating to VAB Acquisition Sub), VAB Acquisition Sub has all requisite power and authority to enter into the VAB Transaction Agreement and consummate the VAB Purchase, and such agreement has been duly and validly executed by VAB Acquisition Sub and any other party thereto, has been duly executed and delivered by such parties, and constitutes the valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). To the knowledge of Buyer, based on reasonable inquiry and diligence, VAB Acquisition Sub has, and as of the Closing will have, cash available, existing borrowing facilities or written financial commitments which together are sufficient to enable it to perform its obligations under the VAB Transaction Agreement and consummate the VAB Purchase. An Affiliate of SLP has delivered an equity commitment letter to VAB Acquisition Sub and a contingency letter to VAB Acquisition Sub and Buyer pursuant to which such Affiliate has committed, subject to the terms and conditions set forth therein, to provide VAB Acquisition Sub with 100% of the equity required to consummate the VAB Purchase, and a true and complete copy of such letter has been provided to the Company.

ARTICLE 6

COVENANTS

Section 6.1 Access to Information. (a) From the date of this Agreement through the Closing, the Company shall afford to representatives of Buyer and VAB Acquisition Sub access to the officers, employees, accountants, counsel, offices, properties, books and records during normal business hours, as Buyer or VAB Acquisition Sub may reasonably request in order that Buyer and VAB Acquisition Sub may have an opportunity to make such investigations as they desire of the affairs of the Company and the Company Subsidiaries (including any investigations reasonably required by Buyer to determine the Tax cost to Buyer and VAB Acquisition Sub of the VAB Purchase) and to facilitate consummation of the Transactions; provided, however, that such investigation shall be upon reasonable notice, shall not unreasonably disrupt the personnel and operations of the Company and shall be subject to Applicable Laws. All requests for access to the offices, properties, books, and records relating to the Company and the Company Subsidiaries shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. None of Buyer, VAB Acquisition Sub or their representatives shall contact any of the employees, customers or suppliers of the Company or its respective Affiliates in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of the Company as the Company may designate. If, in the course of any investigation pursuant to this Section 6.1, Buyer becomes aware of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute such a breach, Buyer covenants that it will promptly so inform the Company and VAB Acquisition Sub. To the extent permitted under Applicable Law, from and after the date hereof, the Company shall reasonably cooperate with Buyer and VAB Acquisition Sub regarding the determination and implementation of an orderly transition following the Merger.

(b) Buyer and VAB Acquisition Sub acknowledge that all information provided to each of them or their representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Information (as such term is used in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Following the Closing, Buyer and VAB Acquisition Sub will no longer be bound by the Confidentiality Agreement.

Section 6.2 Conduct of Business. From the date of this Agreement through the Closing, except as disclosed in Section 6.2 of the Company Disclosure Schedule or expressly permitted by this Agreement, and, except as consented to or approved by each of Buyer and VAB Acquisition Sub (which consent shall not be unreasonably withheld, conditioned or delayed) in writing or required by any Applicable Laws, the Company shall, and shall cause each Company Subsidiary (other than LJR) to covenant and agree that it:

(a) shall operate its business in the ordinary course consistent with past practice in all material respects;

(b) shall not amend its certificate of incorporation, by-laws or other similar organizational documents;

(c) other than with respect to Company Options and other equity awards outstanding as of the date hereof, shall not (i) issue, sell or agree to issue or sell any shares of its capital stock or other equity interests, (ii) issue, sell or agree to issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or other equity interests, (iii) enter into or agree to enter into any agreement with respect to the voting of any of its capital stock or other equity interests, or (iv) purchase, redeem, acquire or offer to acquire any shares of its capital stock;

(d) other than dividends and distributions of cash by a direct or indirect wholly owned Company Subsidiary to its parent (including in connection with Section 6.2(t)) or a cash dividend by the Company to the Company Stockholders, not to exceed the net after-tax proceeds of the LJR Sale (the “LJR Dividend”), shall not (i) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, or (ii) split, reverse split, combine or reclassify any of its capital stock or issue or authorize the issuance of any securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Options or the vesting of performance share awards that are outstanding as of the date hereof in accordance with their present terms;

(e) (i) except in the ordinary course of business consistent with past practice or in order to satisfy the obligations under the LJR Sale Agreement relating to net asset value, shall not (A) sell, lease, license, transfer or otherwise dispose of any of its material assets, or (B) create any new Lien on its properties or assets, other than Permitted Liens, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, or (iii) engage in accounts receivables factoring with third parties;

(f) shall not (i) acquire or agree to acquire or merge with or into or by any other manner consolidate with or convert into, another Person or (ii) except as permitted by this Agreement, purchase any material assets or any equity interests of another Person;

(g) except in the ordinary course of business, shall not (i) enter into any material joint venture, partnership or other similar arrangement, (ii) enter into any new Material Contract, or (iii) terminate or materially amend any Material Contract;

(h) shall not make or authorize any capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(i) except for securities lending or securities borrowing in the ordinary course of business, shall not incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Persons;

(j) shall not make any material change in any of its present financial accounting methods and practices, except as required by changes in GAAP or Applicable Laws;

(k) shall not enter into or amend any employment, severance, special pay arrangement with respect to the termination or employment or other similar arrangements or agreements with any directors or Company Employees to which the Company or any Company Subsidiary is a party or is otherwise liable, shall not enter into, amend or terminate any Company Benefit Plan or grant to any current or former Company Employee any loan, increase in compensation, bonus or other material benefits (including without limitation any bonus that is contingent upon the consummation of the Transactions) and shall not enter into any material transaction of any other nature with any Company Employee, except that the Company and each Company Subsidiary shall be permitted to (i) hire non-executive level replacement employees, on competitive market terms and conditions, (ii) pay year-end bonuses in accordance with the 2005 Bonus Plan in amounts not in excess of the 2005 Annual Bonus Amount and other scheduled bonuses in the ordinary course of business consistent with past practice, and (iii) enter into retention agreements with individual Company Employees who are not members of the executive committee that provide retention payments not in excess of $100,000 individually, or $2,000,000 in the aggregate;

(l) shall use commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries (it being acknowledged and agreed that compliance with the terms of this Agreement, including this Section 6.2, shall be deemed to be commercially reasonable efforts);

(m) shall not waive any right of substantial value other than in the ordinary course of business;

(n) shall not (i) except in the ordinary course of business or pursuant to contractual obligations in effect on the date hereof, pay, settle, discharge or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action (A) at a cost in excess of the amount accrued or reserved in the Financial Statements with respect to such liability, obligation or Action or (B) pursuant to terms that impose material restrictions on the Business or the VAB Business and, in the case of clause (A) or (B), such settlement discharge or satisfaction includes (x) no admission by the Company or any Company Subsidiary of any wrongdoing and (y) an unconditional written release from all liability in respect of such Action; or (ii) agree or consent to any agreement or modifications of existing agreements with any Authority in respect of the operations of its business, except as required by law or as expressly contemplated by, or required to comply with, the terms of this Agreement or as would not otherwise materially impede the conduct of the Business or the VAB Business;

(o) shall not make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by Applicable Law, make any change to any of its material Tax accounting policies or procedures;

(p) except in the ordinary course of business, shall not impair the value of, or fail to use commercially reasonable efforts to maintain, any of the material Company Intellectual Property or Systems;

(q) except as required pursuant to the terms of any Company Options and other equity-based compensation awards as in effect on the date hereof, shall not accelerate, or act to accelerate, vesting of any Company Options or other equity or equity-based compensation awards;

(r) shall not change in any material respects its regulatory, investment or risk management or other similar policies of the Company or any Company Subsidiary;

(s) shall use reasonable best efforts to complete in all material respects the actions set forth on Section 6.2(s) of the Company Disclosure Schedule prior to the Closing;

(t) shall use reasonable best efforts to implement the plan set forth on Section 6.2(t) of the Company Disclosure Schedule with respect to the distribution of funds, subject to GAAP, regulatory requirements and Applicable Law; and

(u) shall not agree to take any action prohibited by this Section 6.2.

Notwithstanding any provisions of this Agreement to the contrary (including this Section 6.2), subject to the applicable regulatory capital requirements, the Company may (i) make or accept inter- or intra-company advances to, from or with one another or with the Company or any of its Subsidiaries (excluding LJR after the consummation of the LJR Sale) or (ii) engage in any transaction incident to the cash management procedures of the Company and the Company Subsidiaries (excluding LJR after the consummation of the LJR Sale).

Section 6.3 Notification of Claims. From the date hereof through the Closing Date, the Company shall, as promptly as practicable, notify each of Buyer and VAB Acquisition Sub of the commencement or threatened commencement of any material Actions against the Company and its Subsidiaries, or seeking to enjoin, modify or impose conditions upon the Transactions, and Buyer shall, as promptly as practicable, notify the Company of the commencement or threatened commencement of any material Actions against Buyer affecting the Company, or seeking to enjoin, modify or impose conditions upon the Transactions. In addition, the Company and Buyer shall give prompt notice to each other and VAB Acquisition Sub of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any of the conditions set forth in Article 7 not to be capable of being satisfied by the Termination Date. The delivery of any notice pursuant to this Section 6.3 shall not affect, limit or otherwise qualify, or serve as an exception to, the representations or warranties or covenants in this Agreement or limit or otherwise affect the remedies available to Buyer and VAB Acquisition Sub hereunder.

Section 6.4 Reasonable Efforts; Regulatory Consents, Authorizations, etc. (a) Each of the parties to this Agreement shall use commercially reasonable and good faith efforts to consummate the Transactions as of the earliest practicable date.

(b) The Company and Buyer further agree to (i) promptly file or cause to be promptly filed, with all appropriate authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the Transactions and (ii) thereafter diligently pursue obtaining all Required Regulatory Approvals from such authorities as may be necessary to consummate the Transactions.

(c) Subject to the terms and conditions of this Agreement, the Company and Buyer agree that each shall use its best efforts to take, or cause to be taken and do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the Transactions as of the earliest practicable date. In furtherance and not in limitation of the above, the Company and Buyer agree that each shall (i) cause to be filed any necessary notification or report with respect to the Transactions, pursuant to any applicable Antitrust Law, as soon as practicable after the date hereof; and in any event not later than the tenth Business Day after the date hereof, (ii) supply as promptly as practicable any additional information or documentary material that may be requested by any Authority pursuant to any applicable Antitrust Law; and (iii) use, subject to the other provisions of this Section 6.4, its best efforts to take all other actions necessary to obtain all Required Regulatory Approvals or to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Law as soon as practicable. In furtherance and not in limitation of the above, it is specifically understood that the Company and Buyer shall each cause to be filed with the United States Department of Justice and Federal Trade Commission a Notification and Report Form for Certain Mergers and Acquisitions, pursuant to the HSR Act, and shall include therein a request for early termination of the waiting period specified under the HSR Act.

(d) In connection with the efforts referenced in Section 6.4(c) above, the Company and Buyer further agree that each will use its best efforts to (i) cooperate in all respects with the other parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, pursuant to any applicable Antitrust Law (including, by sharing copies of any such filings or submissions with the other parties hereto reasonably in advance of the filing or submission thereof; provided sensitive or competitive information shall be subject to review on a counsel only basis pursuant to confidentiality undertakings); (ii) promptly inform each other party hereto and VAB Acquisition Sub of any communication received from, or given by the Company or Buyer to, any Authority regarding the Transactions, and of any communication received or given in connection with any Action by a private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and regarding any of the Transactions; and (iii) permit each of the parties hereto and VAB Acquisition Sub (to the extent related to the VAB Purchase) an opportunity to review in advance of any communication intended to be given by it to, and consult with the other parties hereto and VAB Acquisition Sub (to the extent related to the VAB Purchase) in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private party, with such private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and to the extent permitted by such Authority or other person, give the other parties hereto and VAB Acquisition Sub (to the extent related to the VAB Business) the opportunity to attend and participate in such meetings and conferences if either party and VAB Acquisition Sub (to the extent related to the VAB Purchase) reasonably believes such attendance and participation to be beneficial; provided, however, that materials concerning the valuation of the Company and materials subject to third-party confidentiality restrictions may be redacted.

(e) If, with respect to any filing contemplated by this Section 6.4, it is necessary or advisable that a single filing be made on behalf of the Company and Buyer, the Company shall closely cooperate in Buyer’s preparation of such filing. If, with respect to any filing contemplated by this Section 6.4, only one filing fee is required for both parties, regardless of whether separate or joint filings are made, Buyer shall pay the appropriate filing fee. In furtherance and not in limitation of the foregoing, Buyer shall pay the filing fee pursuant to the HSR Act.

(f) Subject to Section 6.4(h), in furtherance and not in limitation of the efforts referred to above in Section 6.4(d), if any objections are asserted pursuant to any applicable Antitrust Law by any Authority or private party, or if any suit is instituted or threatened, which would otherwise prohibit or materially impair or delay the consummation of the Transactions, the Company and Buyer agree that each shall use its best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including selling or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing or agreeing to dispose of assets (which may include, but shall not be required to include, any assets relating to the VAB Business), or conducting or agreeing to conduct its business in such a manner as would resolve such objections or suits, or permitting any of its Subsidiaries to take or agree to take any such action. Notwithstanding the foregoing, the parties will each use their commercially reasonable efforts to resist any action requested by any Authority to sell, divest, discontinue or limit, before or after the Closing, any assets or businesses of the VAB Business (other than the disposition contemplated by the VAB Purchase).

(g) In the event that any Action is instituted, or threatened to be instituted, by any Authority or private party, in any such case, pursuant to Antitrust Law, challenging any of the Transactions, each party to this Agreement agrees to cooperate in all respects with each other and use its respective best efforts to defend, contest and resist any such Action and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the Transactions.

(h) Notwithstanding anything in this Section 6.4 to the contrary, nothing in this Section 6.4 shall require, or be construed to require, Buyer, in connection with the receipt of any consent, waiver, approval, license or authorization by any Authority or the defense of any Action, to (i) sell, hold separate, divest, discontinue, or limit, or proffer to, or agree to, sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Buyer or the Company or any Company Subsidiary or any of their respective Affiliates (or to consent to any sale, or agreement to sell or discontinuance or limitation by Buyer or the Company or any Company Subsidiary or any of their respective Affiliates, as the case may be, of any of their respective assets or businesses) or (ii) agree to any conditions or terms relating to or applying to, or requiring any changes, limitations or restrictions on, the operation of any asset or business, including the market practices and structure of Buyer, that, in the case of either clause (i) or (ii), is reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, business, long-term earning capacity or financial condition of Buyer and its Affiliates (including the ECN Entities) taken as a whole (any such requirement specified in clause (i) or (ii), a “Burdensome Condition”).

Section 6.5 Restrictions on Buyer. Buyer agrees that, from and after the date hereof and prior to the Closing, and except as expressly permitted by this Agreement or as may be agreed in writing by the Company, VAB Acquisition Sub and Buyer, Buyer shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Transactions or result in the failure to satisfy any condition to the consummation of the Transactions.

Section 6.6 Further Assurances. The Company and Buyer agree, and Buyer, after the Closing, agrees to cause the Surviving Corporation, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions or effectuate the purposes and intent of this Agreement.

Section 6.7 Employee Matters. (a) (i) Until the date which is twelve months after the Closing Date (the “Benefits Continuation Period”), Buyer shall provide, or shall cause to be provided, to the Company Employees compensation and employee benefits that are, in the aggregate, substantially similar to those provided to the Company Employees immediately before the Closing, other than benefits under any bonus or other cash or equity compensation plan or retirement benefits under any Reuters Plans; provided, however, that, nothing in this Agreement shall require Buyer to continue to employ any particular Company Employee following the Closing Date, and, with respect to severance, Buyer shall cause to be provided Severance Benefits to Company Employees who are terminated from their employment within six months after the Closing Date at a level that is at least as favorable to such Company Employees as applicable to such Company Employees on the day immediately prior to the Closing Date.

(ii) Notwithstanding the foregoing, the following sets forth the treatment of the annual cash incentive bonus allocated and approved for Company Employees with respect to the calendar year in which the Closing Date occurs. The amount that is allocated and approved by the Compensation Committee of the Company Board (the “Compensation Committee”) for the 2005 calendar year shall be set forth on Section 6.7(a) of the Company Disclosure Schedule (the “2005 Bonus Plan”) in a payment grid and an aggregate bonus amount, which will be adjusted to exclude any accrued or budgeted amounts for LJR (such aggregate bonus amount the “2005 Annual Bonus Amount”). In the event that the Closing Date occurs in the 2006 calendar year, the annual cash incentive bonuses for the Company Employees for the 2006 calendar year shall be determined by the Compensation Committee, subject to approval by the Company’s Chief Executive Officer (the “2006 Bonus Plan”), and shall in no event exceed the 2005 Annual Bonus Amount (such aggregate bonus amount the “2006 Annual Bonus Amount”). The Company’s obligation with respect to the 2005 Annual Bonus Amount and the 2006 Annual Bonus Amount shall be accrued monthly, in accordance with GAAP and past practice, with all amounts accrued on the balance sheet of the Company, an ECN Entity or a VAB Subsidiary, as the case may be, up to and including the Closing Date.

(iii) In the event that the Closing Date occurs during the 2005 calendar year, an Eligible Company Employee shall be entitled to payment of his or her portion of the 2005 Annual Bonus Amount upon the earlier of (x) February 15, 2006 and (y) within 10 business days of his or her termination of employment from the Company, ECN Entity or VAB Subsidiary, as the case may be. For purposes of this paragraph, “Eligible Company Employee” means an individual (x) who is a Company Employee, including an employee of a VAB Subsidiary (a “VAB Employee”) on February 15, 2006 or whose employment has been terminated following the Closing Date but prior to February 15, 2006 under circumstances which would render such Company Employee eligible for severance under the Instinet Corporation Severance Policy if such Policy were in place and applicable to such Employee at such time (it being agreed that a transfer of a Company Employee or VAB Employee in connection with the VAB Purchase shall not be deemed a termination); and (y) who is eligible to receive a payment under the 2005 Bonus Plan. Such Eligible Company Employee shall be paid an amount of bonus for the 2005 calendar year, in the discretion of the Compensation Committee, equal to either (i) a minimum of 70% of his or her allocable portion of the 2005 Annual Bonus Amount determined in the same manner and in a similar percentage as the Company’s 2004 annual bonus was paid to each such Company Employee, or (ii) such greater amount as determined in the discretion of the Compensation Committee, which amount shall be prorated for the period beginning January 1, 2005 and ending on the Closing Date, but limited for any terminated Eligible Company Employee by taking into account the partial year accrual for such Employee whose employment is terminated prior to December 31, 2005 provided that in no event shall the Company and VAB Acquisition Sub in the aggregate be required to pay more than the 2005 Annual Bonus Amount. The Compensation Committee shall determine the amounts of bonuses payable to Eligible Company Employees pursuant to the previous sentence prior to the Closing Date. Buyer shall permit Company Employees to participate in any cash incentive bonus plans determined by Buyer in its discretion for the period beginning on the Closing Date and ending on December 31, 2005, it being understood that such plans provide for discretionary bonuses.

(iv) In the event that the Closing Date occurs during the 2006 calendar year, an Eligible Company Employee shall be entitled to payment of his or her portion of the 2006 Annual Bonus Amount upon the earlier of (x)

February 15, 2007 and (y) within 10 business days of his or her termination of employment from the Company, ECN Entity or VAB Subsidiary, as the case may be. For purposes of this paragraph, “Eligible Company Employee” means an individual (x) who is a Company Employee (including a VAB Employee) on February 15, 2007 or whose employment has been terminated following the Closing Date and prior to February 15, 2007 under circumstances which would render such Company Employee or VAB Employee eligible for severance under the Instinet Corporation Severance Policy if such Policy were in place and applicable to such Employee at such time (it being agreed that a transfer of a Company Employee in connection with the VAB Purchase shall not be deemed a termination); and (y) who is eligible to receive a payment under the 2006 Bonus Plan determined by the Compensation Committee and approved by the Company’s Chief Executive Officer. Such Eligible Company Employee shall be paid an amount of bonus for the 2006 year, in the discretion of the Compensation Committee, equal to either (i) 70% of his or her allocable portion of the 2006 Annual Bonus Amount determined in the same manner and in the same percentage as the Company’s 2005 annual bonus was paid to each such Company Employee, or (ii) such greater amount of bonus as determined in the discretion of the Compensation Committee, which amount shall be prorated for the period beginning January 1, 2006 and ending on the Closing Date, but limited for any terminated Eligible Company Employee by taking into account the partial year accrual for such Employee whose employment is terminated prior to December 31, 2006 provided that in no event shall the Company and VAB Acquisition Sub in the aggregate be required to pay more than the 2006 Annual Bonus Amount. Buyer shall permit Company Employees to participate in any cash incentive bonus plans determined by Buyer in its discretion for the period beginning on the Closing Date and ending on December 31, 2005, it being understood that such plans provide for discretionary bonuses.

(v) With respect to each Company Employee who receives revenue-based commissions as a portion of his or her compensation (“Commission Employees”), such revenue-based commissions shall be accrued through the Closing Date and paid when such commissions are generally paid to such Commission Employee (i) pursuant to the relevant commission agreements, (ii) assuming 100% achievement of all relevant targets in order to receive the full amount of such commission for the period through the Effective Time and (iii) at a rate that approximates such Commission Employee’s commission as a percent of revenue attributed to such Commission Employee in the most recent commission cycle (the “Accrued Commissions”); provided, however, that any Commission Employee who is terminated by Buyer after the Closing Date in the calendar year in which the Closing Date occurs shall receive a pro-rata commission based on the percentage of the 2005 year, or the 2006 year (as the case may be) that such Commission Employee was employed prior to such termination. Commissions paid to Commission Employees after the Closing Date will be under commission arrangements established by Buyer, if any.

(b) Effective as of the Closing Date, and without limiting the obligations of Buyer in Section 6.7(a) hereof, the Company Employees shall generally be eligible to participate in each of the pension, welfare and/or fringe benefit plans, funds, programs and/or arrangements, including severance, stock option and incentive compensation plans, being provided to similarly situated employees of Buyer (collectively, the “Buyer Benefit Plans”), as determined by Buyer in good faith. Except for purposes of accruing benefits under any defined benefit pension plans, on and after the Closing Date, Company Employees shall be eligible to participate in Buyer Benefit Plans in accordance with their terms and, for purposes of eligibility for participation, vesting, and accrual of benefits within Buyer Benefit Plans, Company Employees shall receive credit for all of their service with the Company (and services with each of their predecessors or Affiliates, if applicable) to the same extent such service was recognized under the corresponding or similar Company Benefit Plan; provided, however, that no such service recognition shall result in any duplication of benefits. For purposes of any Buyer Benefit Plan which is the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”), a Company Employee (and his or her dependents, if applicable) shall be immediately eligible to participate as of the Closing Date without regard to any otherwise applicable waiting period, and without any exclusion from coverage for any preexisting condition, to the extent such employee and his or her dependents were eligible for participation in a comparable Company Benefit Plan, subject only to the approval of the applicable insurance provider, if any, which Buyer shall use its reasonable best efforts to obtain. In addition, Buyer shall (i) waive all pre-existing condition exclusion and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Benefit Plan to the extent waived or satisfied by a Company Employee or dependent under any comparable Company Benefit Plan as of the Closing Date, and (ii) take into account and provide credit for any covered expenses incurred on or before the Closing Date by any Company Employee or dependent thereof for purposes of satisfying applicable deductibles, coinsurance, maximum out of pocket, and similar provisions after the Closing Date under any applicable Buyer Benefit Plan.

(c) From and after the Closing Date, Buyer shall either cause the Company to become a participating employer in the Buyer’s 401(k) Plan (the “New Savings Plan”), or to continue the applicable Company 401(k) savings plan for the benefit of Company Employees. The New Savings Plan shall accept direct rollovers from any applicable Company 401(k) plan of eligible rollover distributions (including outstanding loan balances) payable for the benefit of Company Employees who are employed by the Company as of the Closing Date and will provide for participant loans on substantially the same basis as provided in the applicable Company 401(k) plans. With respect to the plan year in which the Closing Date occurs, Buyer shall make a matching contribution for the benefit of the Company Employees under the New Savings Plan or the Company 401(k) savings plan (as the case may be) in the amount accrued on the balance sheet of the Company as of the Closing Date for the Company’s matching contribution to the Company 401(k) plan with respect to the plan year in which the Closing Date occurs (provided that the percentage of the Company Employees contribution matched by the Company is consistent with the past practice of the Company).

(d) Buyer expressly agrees to assume, be bound by, honor and perform all of the Company’s or their Affiliates’ obligations under each of the Employment Agreements, and each such Employment Agreement shall continue in full force and effect following the Closing.

(e) Upon the Closing Date, each participant in the Instinet 2004 Performance Share Plan (the “Performance Plan”) shall receive (x) the payout for any Plan Cycles (as defined under the Performance Plan) which have ended prior to the Closing Date (if any), and (y) with respect to Plan Cycles which have not been completed as of the Closing Date, a pro rata payout for each partial Plan Cycle, equal to the product of (i) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the Closing Date and the denominator of which is the total number of months in the Plan Cycle, and (ii) the payout such participant would have received with respect to such Plan Cycle if the Target Performance Goal (as defined under the Performance Plan) was attained with respect to each Performance Measure (as defined under the Performance Plan), as determined by the Committee under the Performance Plan prior to the Closing Date.

(f) Buyer shall cause VAB Acquisition Sub to comply with the terms of this Section 6.7 and honor the obligations of Buyer with respect to VAB Employees, from and after the closing of the VAB Purchase.

(g) Buyer and the Company shall reasonably cooperate with each other between the date of this Agreement and the Closing Date to effectuate the transactions contemplated in this Section 6.7 and provide for a smooth transition, including the provision of all notices required by Applicable Law (if any).

Section 6.8 No Additional Representations. Buyer and VAB Acquisition Sub acknowledge that each of them and their representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their representatives have deemed necessary or requested to review, and that each of them and their representatives have had full opportunity to meet with the management of the Company and the Company to discuss the businesses and assets of the Company. Except for the representations and warranties contained in Article 4 (which includes the Schedules thereto) and any closing certificate delivered by the Company, Buyer and VAB Acquisition Sub acknowledge that neither the Company nor any other Person has made any representation or warranty, expressed or implied, including, without limitation, as to the accuracy or completeness of any information regarding the Company or any of its businesses furnished or made available to Buyer or VAB Acquisition Sub.

Section 6.9 Directors’ and Officers’ Indemnification. (a) Any indemnification provisions of the Company’s or any Company Subsidiary’s (excluding LJR) certificate of incorporation and by-laws or similar organizational documents as in effect as of the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted within such period shall continue until the disposition or resolution of such Action. From and after the Closing, Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9, without limit as to time, except as with respect to the directors, officers or employees of the VAB Subsidiaries in their capacity as such.

(b) Each of Buyer and the Surviving Corporation, shall, to the fullest extent (i) permitted under Applicable Laws and (ii) provided in the certificate of incorporation and by-laws of the Company as in effect as of the date of this Agreement, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the Closing (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Transactions. In the event of any such Action, Buyer and the Company shall cooperate with the Indemnified Person in the defense of any such Action.

(c) For a period of six years after the Closing Date, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained for the benefit of the Company (provided that Buyer may substitute therefor third-party policies of at least the same coverage and amounts containing terms and conditions that are in other respects not materially less advantageous to the Indemnified Persons, and which coverage and amounts shall be no less than the coverage and amounts provided at that time for Buyer’s directors and officers) with respect to matters arising on or before the Closing; provided, however, that Buyer shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in Section 6.9(c) of the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 shall survive the consummation of the Transactions and expressly are intended to benefit each of the Indemnified Persons. Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.

Section 6.10 Company Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with Applicable Laws and the Company’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement (the “Company Certificate”) and the Company’s Amended and Restated Bylaws as in effect on the date of this Agreement (the “Company Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Company Common Stock (the “Company Stockholders”) to consider and vote upon approval of this Agreement and the Merger (the “Company Stockholders Meeting”). The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in material compliance with Applicable Laws, other than such non-compliance resulting from the failure of the representation set forth in Section 5.9 to be true and correct.

(b) The Company shall, as promptly as reasonably practicable, prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), that meets in all material respects the requirements of Applicable Laws, to seek the approval of this Agreement and the Merger. The Company shall respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall notify Buyer and VAB Acquisition Sub as promptly as reasonably practicable of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide to Buyer and VAB Acquisition Sub copies of any written comments received from the SEC in connection with the Proxy Statement. Each of Buyer and VAB Acquisition Sub shall be provided an opportunity to review and comment on all filings with the SEC, including the Proxy Statement, and all mailings to the Company Stockholders in connection with the Merger, and the Company shall give reasonable consideration to all comments proposed by Buyer and VAB Acquisition Sub. Buyer shall promptly provide any information or responses to comments or other assistance reasonably requested by the Company or the SEC in connection with the foregoing. If at any time prior to the Effective Time any information relating to the Company, Buyer, VAB Acquisition Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders. Subject to the following sentence, the Company Board Recommendation shall be included in the Proxy Statement, and the Company Board shall use its reasonable best efforts to solicit the approval of this Agreement by the Company Stockholders. Notwithstanding any provisions of this Agreement to the contrary, the Company Board may make a Change in the Company Board Recommendation in accordance with Section 6.11(c) and, in each such event, shall not be required to call, give notice of, convene or hold the Company Stockholders Meeting.

Section 6.11 Acquisition Proposals. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it permit any director, officer or key employee of the Company or any Company Subsidiary or any of its agents or representatives (including any investment banker, attorney or accountant retained by the Company or Company Affiliate) to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries with respect to, or the making of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or make or authorize any statement, propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in the Company Board Recommendation unless the Company Board reaffirms the Company Board Recommendation in such disclosure (other than with respect to disclosure which expresses no view of the Acquisition Proposal other than that it is pending further consideration by the Company).

(c) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or any officer, director, key employee or agent or representative of the Company or any Company Subsidiary acting on behalf of or at the direction of the Company or any Company Subsidiary, or the Company Board from at any time prior to, but not after, the time this Agreement is adopted by the Company Stockholders at the Company Stockholders Meeting, (i) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited written Acquisition Proposal if the Company Board receives from such Person an executed customary confidentiality agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement (other than with respect to the standstill provisions, which shall not be required), (ii) entering into a Company Acquisition Agreement and terminate this Agreement, and (iii) effecting a Change in the Company Board Recommendation, if and only to the extent that, (1) in each such case referred to in clause (i) or (ii) above, (A) the Company Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law and (B) such Acquisition Proposal was not solicited in violation of Section 6.11(a); (2) in the case of clause (i) above, the Company Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such Acquisition Proposal would result in a Superior Proposal; and (3) in the case of clause (ii) or (iii) above, the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall send written notice of its intention to take the action referred to in clause (ii) above to Buyer and VAB Acquisition Sub, at least three Business Days prior to the taking of such action by the Company, advising Buyer and VAB Acquisition Sub that the Company Board is prepared to conclude that such Acquisition Proposal constitutes a Superior Proposal and during such three business day period the Company and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board fully considers any such adjustment and nonetheless concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal.

(d) Except as permitted by Section 6.10 or this Section 6.11, neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the approval of the Agreement and the Merger or the Company Board Recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or Company Board Recommendation (collectively, a “Change in the Company Board Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Board Recommendation shall include any approval or recommendation (or publicly stated proposal to approve or recommend) by the Company Board of an Acquisition Proposal, or any failure by the Company Board to recommend against an Acquisition Proposal after the Company Board and its advisors have fully considered such proposal.

(e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to inform as promptly as reasonably practicable the officers, directors, key employees and representatives of the Company and the Company Subsidiaries of the obligations undertaken in this Section 6.11.

(f) From and after the execution of this Agreement, the Company shall as promptly as reasonably practicable notify Buyer and VAB Acquisition Sub of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers. The Company shall keep Buyer and VAB Acquisition Sub informed on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than the Transactions) with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (or any Company Subsidiary (excluding LJR) whose business constitutes 25% or more of the net revenues, net income or assets of the Company and Company Subsidiaries (excluding LJR), taken as a whole), (B) any direct or indirect purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in the Company, or (C) any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets, net income or net revenues of the Company and the Company Subsidiaries (excluding LJR) taken as a whole (including stock of the Company Subsidiaries (excluding LJR)).

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “25%” shall be replaced by “100%”) made by a Person other than a party hereto that is on terms that the Company Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (A) would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the transaction contemplated by this Agreement and (B) is reasonably capable of being completed on the terms proposed, including, to the extent required, financing which is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such Person.

Section 6.12 Rights Agreement. Except as expressly required by this Agreement, the Company shall not, without the prior consent of each of Buyer and VAB Acquisition Sub, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

Section 6.13 LJR Sale; VAB Purchase. (a) The parties acknowledge that none of the provisions of this Agreement (including, but not limited to Sections 6.2 and 6.11) shall in any way restrict the Company with respect to the LJR Sale, except the provisions of this Section 6.13.

(b) The Company will not, without the prior written consent of Buyer and VAB Acquisition Sub (which consent shall not be unreasonably withheld or delayed), agree to any modification of any term or condition of, or give any consent or waiver or exercise any right of termination under, the LJR Sale Agreement, which modification, consent, waiver or exercise would be reasonably likely to adversely affect in any respect the Company, any of the Company Subsidiaries or the Transactions, including the timing thereof. The Company shall comply with the terms of the LJR Sale Agreement in all material respects. The Company will use reasonable best efforts to cause the conditions to the consummation of the LJR Sale to be satisfied as of the earliest practicable date and to consummate the LJR Sale in accordance with the terms of the LJR Sale Agreement. The Company will comply in all material respects with its obligations under the guaranty side letter with Reuters America LLC.

(c) Buyer will not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), agree to any modification of any term or condition of, or give any consent or waiver or exercise any right of termination under, the VAB Transaction Agreement, which modification, consent, waiver or exercise would be reasonably likely to adversely affect in any respect the Company or any of the Company Subsidiaries (prior to the Closing) or the Transactions, including the timing thereof. Buyer shall, and shall use reasonable best efforts to cause the other parties to the VAB Transaction Agreement to, comply with the terms of the VAB Transaction Agreement in all material respects. Buyer shall use reasonable best efforts to cause the conditions to the consummation of the VAB Purchase to be satisfied as of the earliest practicable date and to consummate the VAB Purchase in accordance with the terms of the VAB Transaction Agreement.

Section 6.14 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party and which was entered into in connection with the sale process undertaken by the Company. Pursuant to the terms of any such confidentiality agreement, and other than with respect to the purchaser pursuant to the LJR Sale Agreement, the Company shall promptly request that each Person which has heretofore executed such a confidentiality agreement with the Company, any of its Affiliates or any of its or their representatives with respect to such Person’s consideration of a possible Acquisition Proposal to promptly return or destroy all confidential information heretofore furnished by the Company or any of its Affiliates or any of its or their representatives to such Person or any of its Affiliates or any of its or their representatives.

Section 6.15 Financial Cooperation. The Company shall cooperate with Buyer, and shall, at Buyer’s expense, use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation and filing of Buyer pro forma financial statements and related information and historical financial statements of the Company or the ECN Entities as (a) reasonably requested for Buyer’s filings under the Exchange Act and (b) as reasonably requested by Buyer in connection with Buyer’s financing of the Transactions. The Company shall cooperate with VAB Acquisition Sub, and shall, at VAB Acquisition Sub’s expense, use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation of VAB Acquisition Sub pro forma financial statements and related information and historical financial statements of the Company or the VAB Subsidiaries as (a) reasonably requested for VAB Acquisition Sub’s filings under the Exchange Act and (b) as reasonably requested by VAB Acquisition Sub in connection with VAB Acquisition Sub’s financing of the Transactions.

Section 6.16 Systems. The Company agrees that from the date hereof through the Closing Date, the Company shall cause the ECN Entities to use commercially reasonable efforts to (a) execute their budgeted and forecasted plan to upgrade the System hardware and software of the ECN Entities and (b) continue the process of migrating the Company ATS’ customers from SmartRouter to the Routing and Special Handling (RASH) system.

Section 6.17 Account Receivables. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts in accordance with past practice to collect all accounts receivable of the Business and the VAB Business.

Section 6.18 Available Cash. No less than two Business Days and no earlier than five Business Days prior to the Closing Date, the Company shall provide Buyer with reasonable supporting documentation evidencing the amount of immediately available funds, in U.S. dollars, that the Company has available to it to be used to fund Buyer and Merger Sub’s obligation to pay the Merger Consideration without restriction. Notwithstanding the foregoing, the ECN Entities shall have at least $30,800,000 in cash or cash equivalents at the Closing Date. Immediately prior to the Closing, the Company will have available to it at least $534,000,000 in cash and cash equivalents plus an amount equal to the net after-tax proceeds of the LJR Sale (less the LJR Dividend if the LJR Dividend has been declared prior to the Effective Time) to be used to fund Buyer and Merger Sub’s obligation to pay the Merger Consideration without restriction.

Section 6.19 Third-Party Consent. The Company will as promptly as reasonably practicable give any notices to third parties and will use commercially reasonable efforts to obtain any third party consents that are required under any Material Contracts in connection with the consummation of the Transactions.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Each Party’s Obligation to Close. The obligation of the parties hereto to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of the conditions set forth below in this Section 7.1. The parties hereto may mutually agree to waive any or all of these conditions.

(a) All Required Regulatory Approvals shall have been obtained, and any applicable waiting periods in connection therewith shall have expired or been terminated, without the imposition of any Burdensome Condition.

(b) There shall be no Applicable Law of any nature of any Authority that is in effect that prohibits the consummation of the Merger or the VAB Purchase.

(c) The Agreement shall have been approved and adopted by the Company Stockholders in accordance with the DGCL.

Section 7.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) Subject to Section 7.2(c), (i)(A) the representations and warranties of the Company contained herein that are not qualified as to Company Material Adverse Effect or materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date; (B) those representations and warranties of the Company contained herein (other than Sections 4.8, 4.9 and 4.10) that are qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date); and (C) those representations and warranties of the Company contained in Sections 4.8, 4.9 and 4.10 shall be true and correct in all respects as of the date hereof and, after excluding any event, occurrence, fact, condition change or effect in each case arising or occurring after the date hereof and described in clauses (1)-(5) of the definition of “Company Material Adverse Effect,” true and correct in all respects as of the Closing Date (except for representations in such sections which are as of a particular date, which shall be true and correct as of such date); and (ii) the Company and each of the Company Subsidiaries shall have performed in all material respects its obligations and complied in all material respects with its agreements (and in all respects, in the case of the agreement set forth in the last sentence of Section 6.18) and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) Buyer shall have received from the Company a certificate dated as of the Closing Date and signed by an authorized officer of the Company certifying its compliance with the conditions set forth in Section 7.2(a).

(c) As of the Closing Date, (i) no Applicable Authority shall have threatened any Action under any Antitrust Law seeking to enjoin or otherwise prevent the consummation of the Merger or the VAB Purchase or to impose a Burdensome Condition, and such threat is likely to be acted upon by such Applicable Authority, and (ii) there shall not be pending any Action by an Applicable Authority under any Antitrust Law seeking to enjoin or otherwise prevent the consummation of the Merger or the VAB Purchase or to impose a Burdensome Condition, which Action either is pending in the court of first impression or is on appeal; provided, however, that if such Applicable Authority shall have been unsuccessful in its Action in the court of first impression and shall have taken reasonable steps to obtain and shall have failed to obtain a temporary (and continuing) or permanent injunction or stay pending appeal with respect to the Merger or VAB Purchase, clause (ii) of this Section 7.2(c) shall be deemed to be satisfied with respect to such Action.

(d) The Company shall have consummated the LJR Sale in accordance with the terms of the LJR Sale Agreement and this Agreement.

Section 7.3 Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the Transactions shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 7.3. The Company may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) Subject to Section 7.2(c), the representations and warranties of Buyer contained herein that are not qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, and those other representations and warranties of Buyer that are qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date), and Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer’s compliance with the conditions set forth in Section 7.3(a).

ARTICLE 8

TERMINATION; FEES AND EXPENSES

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders referred to in Section 7.1(c), by mutual written consent of the Company and Buyer by action of their respective Boards.

Section 8.2 Termination by Either Buyer or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Buyer or the Company if (a) the Merger shall not have been consummated by the Termination Date, whether such date is before or after the date of the adoption of this Agreement by the Company Stockholders; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date, (b) the adoption by the Company Stockholders required by Section 7.1(c) shall not have been obtained at the Company Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

Section 8.3 Termination by the Company. Provided the Company is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders referred to in Section 7.1(c), by the Company (a) if there has been a material breach of any representations, warranties, covenants or agreements made by Buyer or Merger Sub in this Agreement, or any such representations and warranties shall have become materially untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Buyer or Merger Sub exercises reasonable best efforts to cure); (b) the Company Board shall have exercised its termination rights set forth in Section 6.11(c); or (c) 60 days following the date, if any, that the conditions in Section 7.1 (but only with respect to the Required Regulatory Approvals for the Merger) and Section 7.2 shall have been satisfied (other than those conditions to be satisfied at Closing, but subject to those conditions being satisfied as if the termination date was the Closing Date), unless prior to the end of such 60-day period, the condition in Section 7.1(a) with respect to the VAB Purchase shall have become satisfied.

Section 8.4 Termination by Buyer. Provided neither Buyer nor Merger Sub is in material breach of any of its representations, warranties, covenants or agreements in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders referred to in Section 7.1(c), by action of Buyer (a) if the Company Board shall have withdrawn, qualified or modified its approval of this Agreement or effected a Change in the Company Board Recommendation in a manner adverse to Buyer, or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger) or shall have resolved to do any of the foregoing, or (b) if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become materially untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Buyer of such breach or failure (or such longer period during which the Company exercises reasonable best efforts to cure, but in no event shall such longer period be later than 60 days).

Section 8.5 Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall become void and of no effect, other than the provisions of this Section 8.5, Section 6.1(b), Section 8.6 and Article 9 without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, members, managers, employees, agents and representatives; provided, however, that nothing herein shall relieve a party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.6 Fees and Expenses.

(a) In the event that:

(i) (A) Buyer or the Company shall have terminated this Agreement pursuant to Section 8.2(b), (B) at or prior to the Company Stockholders Meeting, any Person (other than Buyer, Merger Sub or their respective Affiliates) shall have made public and not withdrawn an Acquisition Proposal (substituting 50% for the 25% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”), and (C) within six months of termination of this Agreement, the Company enters into an agreement with respect to a Covered Proposal; or

(ii) Buyer shall have terminated this Agreement pursuant to Section 8.4(a); or

(iii) the Company shall have terminated this Agreement pursuant to Section 8.3(b),

then, in any such event, the Company shall pay to Buyer a termination fee in cash of $66.5 million (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the second Business Day after the date on which the Company enters into an agreement with respect to a Covered Proposal, and (y) in the case of clauses (ii) and (iii) above, on not later than the second Business Day after the date that this Agreement is terminated, in each case payable by wire transfer of same day funds.

(b) In the event of any termination of this Agreement as provided in this Article 8, Buyer shall forthwith return all documents and other materials received from the Company relating to the Transactions, whether so obtained before or after the execution hereof, to the Company, and all Information (as such term is used in the Confidentiality Agreement) received by Buyer or its representatives or agents shall be dealt with in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger.

Section 9.2 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in such court or that any such Action which is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 9.2 shall be deemed effective service of process on such party.

Section 9.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.4 Successors and Assigns. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Buyer or one or more direct or indirect wholly-owned subsidiaries of Buyer (each, an “Assignee”); provided, however, that (1) no such assignment shall relieve Merger Sub of any of its obligations under this Agreement and (2) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.5 No Waiver. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto. Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

Section 9.6 Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or Affiliates with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party and VAB Acquisition Sub, with the same formality as the execution of this Agreement.

Section 9.7 Notices. All notices, requests and demands to or upon the respective parties hereto and, to the extent required, VAB Acquisition Sub, and all statements and accountings given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by confirmed facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto and VAB Acquisition Sub, and shall be deemed received when delivered to the designated address:

(a) if to the Company, to:

Instinet Group Incorporated

3 Times Square

New York, NY 10036

Attention:  Paul Merolla, Esq.

Facsimile: (646) 223-9017

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Andrew J. Nussbaum, Esq.

Facsimile: (212) 403-2000

(b) if to Buyer or Merger Sub, to:

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10016

Attention:  Office of the General Counsel

Facsimile: (301) 978-8472

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention:  Eric J. Friedman, Esq.

Facsimile: (212) 735-2000

(c) if to VAB Acquisition Sub, to:

c/o Silver Lake Partners

2725 Sand Hill Road

Menlo Park, CA 94025

Attention:  Alan Austin

Facsimile: (650) 233-8125

with a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Attention:  Othon A. Prounis, Esq.

Facsimile: (212) 841-5725

Section 9.8 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without reference to such State’s principles of conflict of laws.

Section 9.9 Publicity. Prior to Closing, each party hereto agrees to use reasonable efforts, and Buyer agrees to use reasonable best efforts to cause SLP and VAB Acquisition Sub, not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the Transactions, without the prior written consent, which shall not be unreasonably withheld, of the other party hereto and VAB Acquisition Sub; provided, however, that the parties hereto may, without the consent of the other, make any disclosures required to comply with Applicable Laws, except such consent shall be sought where practicable to do so. The parties agree that the initial press release to be issued with respect to the Transactions contemplated by this Agreement shall be in the form agreed to by the parties and VAB Acquisition Sub.

Section 9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (c) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Agreement, (d) “days” means calendar days, (e) all defined terms in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise indicated therein, (f) all defined terms in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (g) references in this Agreement to specific laws (such as the Code, HSR Act and ERISA) or to specific provisions of laws include all rules and regulations promulgated thereunder, and (h) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. No provisions of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 9.11 Expenses. Except as specifically provided in Section 8.6, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with SEC filings relating to the Transactions and printing and mailing costs related thereto, all of which shall be shared equally by Buyer and the Company.

Section 9.12 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto (and, with respect to Sections 3.1(d), 3.4, 6.1, 6.2, 6.3, 6.4, 6.5, 6.9, 6.10, 6.11, 6.12, 6.13, 6.15, 9.6, 9.7, 9.9, this Section 9.12 and Section 9.15, VAB Acquisition Sub) and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties hereto and VAB Acquisition Sub; provided, however, that, upon termination of the VAB Transaction Agreement, VAB Acquisition Sub shall no longer have any third party beneficiary rights under this Agreement, and all rights of VAB Acquisition Sub hereunder shall inure solely to the benefit of Buyer.

Section 9.13 Severability. If any provision of this Agreement is held or deemed to be or is, in fact, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable.

Section 9.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.15 Specific Performance. The parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedy at law or equity, each party and, with respect to the Sections of this Agreement specified in Section 9.12, VAB Acquisition Sub (subject to the proviso in Section 9.12), shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INSTINET GROUP INCORPORATED

By:	/S/ PAUL A. MEROLLA
Name:	Paul A. Merolla
Title:	Executive Vice President and General Counsel

THE NASDAQ STOCK MARKET, INC.

By:	/S/ ADENA FRIEDMAN
Name:	Adena Friedman
Title:	Executive Vice President

NORWAY ACQUISITION CORP.

By:	/S/ DAVID WARREN
Name:	David Warren
Title:	Chief Financial Officer

Appendix B

[LETTERHEAD OF UBS SECURITIES LLC]

April 22, 2005

The Board of Directors

Instinet Group Incorporated

3 Times Square

New York, New York 10036

Dear Members of the Board:

We understand that Instinet Group Incorporated (“Instinet Group”) proposes to enter into an Agreement and Plan of Merger, dated as of April 22, 2005 (the “Agreement”), among The Nasdaq Stock Market, Inc. (“Nasdaq”), Norway Acquisition Corp., a wholly owned subsidiary of Nasdaq (“Merger Sub”), and Instinet Group pursuant to which, among other things, (i) Merger Sub will be merged with and into Instinet Group (the “Merger”) and (ii) each outstanding share of the common stock, par value of $0.01 per share, of Instinet Group (“Instinet Common Stock”) will be converted into the right to receive a cash amount equal to the quotient of (x) $1,878,000,000 divided by (y) the total number of fully diluted outstanding shares of Instinet Common Stock (as calculated, with respect to the number of options, on a treasury stock basis in accordance with the Agreement) immediately prior to the effective time of the Merger (the “Number of Fully Diluted Shares” and, such cash amount, the “Merger Consideration”), subject to adjustment as specified in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Instinet Common Stock (other than Reuters Group PLC and its affiliates).

UBS Securities LLC (“UBS”) has acted as financial advisor to Instinet Group in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger and a portion of which is payable in connection with this opinion. UBS and its affiliates in the past have provided services to Instinet Group and certain of its affiliates unrelated to the proposed Merger, and currently are providing and in the future may provide services to certain affiliates of Instinet Group, for which services UBS and its affiliates have received and would expect to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade for their own accounts and accounts of customers securities of Nasdaq, Instinet Group and certain affiliates of Instinet Group and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Instinet Group or the underlying business decision of Instinet Group to effect the Merger or any related transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or any related transaction. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement, the form of the Merger or any aspect or implication of any related transaction, including the sale by Instinet Group, prior to the closing of the Merger, of its Lynch, Jones & Ryan commission recapture business (the “LJR Business”), the sale by Nasdaq, following the closing of the Merger, of Instinet Group’s value added brokerage business other than the LJR Business (the “VAB Business”) in a transaction that will involve certain members of the management of Instinet Group, or any arrangements or agreements entered into in connection with, or contemplated by, any related transaction. We also have assumed, with your consent, that each of Instinet Group, Nasdaq and Merger Sub will comply with all material terms of the Agreement and that the Merger and related transactions will be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and related transactions will be obtained without any adverse effect on Instinet Group or the Merger.

B-1

The Board of Directors

Instinet Group Incorporated

April 22, 2005

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Instinet Group; (ii) reviewed certain financial information and estimates relating to the businesses and financial prospects of Instinet Group that were provided to us by the management of Instinet Group and not publicly available, including financial forecasts and estimates prepared by the management of Instinet Group (including estimates as to the Number of Fully Diluted Shares, which you have directed us to assume will be 345.4 million); (iii) conducted discussions with members of the senior management of Instinet Group concerning the businesses and financial prospects of Instinet Group; (iv) reviewed current and historical market prices of Instinet Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of Instinet Group; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, UBS contacted selected third parties to solicit indications of interest in the possible acquisition of all or a portion of Instinet Group and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Instinet Group, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Instinet Group as to the future financial performance of Instinet Group and the other matters covered thereby. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Instinet Common Stock (other than Reuters Group PLC and its affiliates).

Very truly yours,

/s/ UBS SECURITIES LLC

UBS SECURITIES LLC

B-2

Appendix C

DELAWARE GENERAL CORPORATION LAW SECTION 262—

APPRAISAL RIGHTS

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Board of Directors recommends a vote FOR Proposals 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN

Proposal 1: Adopt the Merger Agreement.	☐	☐	☐	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

	FOR	AGAINST	ABSTAIN

Proposal 2: Approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.	☐	☐	☐	You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

Signature ________________________________ Signature _____________________________________ Date ________________________

Note: Please sign name exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

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Instinet Group Incorporated

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE

THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE

ACCOMPANYING ENVELOPE.

INSTINET GROUP INCORPORATED 3 Times Square, New York, New York 10036 This Proxy is Solicited on Behalf of the Board of Directors for our Special Meeting, September 21, 2005

P R O X Y

Each stockholder signing this Proxy hereby appoints Paul Merolla and John Fay, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Instinet Group Incorporated held of record by the signer on August 26, 2005, at the special meeting of stockholders of Instinet Group Incorporated to be held on September 21, 2005, or any adjournments or postponements thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated August 31, 2005 and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Secretary of Instinet Group Incorporated gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL ONE, TO ADOPT THE MERGER AGREEMENT AND FOR PROPOSAL TWO, TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be marked, dated and signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Instinet Group Incorporated

Special Meeting of Stockholders

September 21, 2005

2:00 p.m.

3 Times Square

New York, NY 10036